EXHIBIT 10.1

SENIOR CREDIT AGREEMENT

dated as of October 1, 2007

among

HEARTLAND GRAIN FUELS, L.P.,
as Borrower,

THE LENDERS REFERRED TO HEREIN,

WESTLB AG, NEW YORK BRANCH,
as Administrative Agent for the Lenders,

WESTLB AG, NEW YORK BRANCH,
as Collateral Agent for the Senior Secured Parties,

WESTLB AG, NEW YORK BRANCH,
as Issuing Bank with respect to the Letters of Credit,

and

WESTLB AG, NEW YORK BRANCH,
as Lead Arranger, Sole Bookrunner and Syndication Agent

SCHEDULES

Schedule 2.01	Commitments
Schedule 5.03	Necessary Project Approvals
Part A	First Funding Project Approvals
Part B	Deferred Approvals
Schedule 5.11	Existing Contracts
Part A	Necessary Project Contracts
Part B	Deferred Contracts
Schedule 5.12(c)	Schedule of Security Filings
Schedule 5.13	Description of Sites
Schedule 5.14	Tax Returns Not Filed or Taxes Not Paid
Schedule 5.16	Prior Plans or Multiemployer Plans of Borrower and its ERISA Affiliates
Schedule 5.24(a)	Required LP Provisions
Schedule 5.24(b)	Required GP Provisions
Schedule 5.24(c)	Required LP Pledgor LLC Provisions
Schedule 5.28	Prior Legal Names of Borrower
Schedule 5.29	Finder’s, Advisory, Broker’s or Investment Banking Fees
Schedule 6.01(w)(i)	Construction Budget
Schedule 6.01(w)(ii)	Construction Schedule for the Aberdeen II Plant
Schedule 6.01(w)(iii)	Operating Budget for Existing Plants
Schedule 6.02(a)(v)	Drawdown Schedule
Schedule 7.01(h)	Insurance
Schedule 10.11(a)	Notice Information

v

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Form of Construction Notes
Exhibit C	Form of Term Notes
Exhibit D	Form of Working Capital Notes
Exhibit E	Form of Construction Loan Funding Notice
Exhibit F	Form of Conversion Date Funding Notice
Exhibit G	Form of Working Capital Loan Funding Notice
Exhibit H	Lender Statement—Section 881(c)(3)(A) of the Code
Exhibit I	Form of Insurance Consultant’s Certificate
Exhibit J-1	Form of Independent Engineer’s Closing Certificate
Exhibit J-2	Form of Independent Engineer’s Certificate
Exhibit K	Financial Model
Exhibit L	Form of Operating Statement
Exhibit M	Form of Blocked Account Agreement
Exhibit N	Form of Borrowing Base Certificate
Exhibit O	Form of Interest Period Notice
Exhibit P	Form of Debt Service LC Waiver Letter
Exhibit Q-1	Form of Final Completion Certificate by Independent Engineer
Exhibit Q-2	Form of Final Completion Certificate by Borrower
Exhibit R	Form of Lender Assignment Agreement
Exhibit S	Form of Lien Waiver Statement
Exhibit T	Form of Issuance Request

This SENIOR CREDIT AGREEMENT (this “Agreement”), dated as of October 1, 2007, is by and among HEARTLAND GRAIN FUELS, L.P., a Delaware limited partnership (“Borrower”), each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders, WESTLB AG, NEW YORK BRANCH, as collateral agent for the Senior Secured Parties, WESTLB AG, NEW YORK BRANCH, as Issuing Bank with respect to the Letters of Credit and WESTLB AG, NEW YORK BRANCH, as lead arranger, sole bookrunner and syndication agent.

RECITALS

WHEREAS, the Borrower has requested that the Lenders establish a credit facility the proceeds of which are to be used to (a) pay in full existing debt secured by the Borrower’s two (2) operating ethanol plants, one such plant being located in Huron, South Dakota, producing approximately thirty (30) million gallons-per-year of denatured ethanol, together with distillers grains, and the other such plant being located in Aberdeen, South Dakota, producing approximately nine (9) million gallons-per-year of denatured ethanol, together with distillers grains, (b) finance the ownership, development, engineering, construction, testing and operation of an expansion plant located on the same site as the existing plant in Aberdeen, South Dakota, designed to produce an additional approximately forty (40) million gallons-per-year of denatured ethanol, together with distillers grains, (c) fund certain reserves, (d) pay interest during construction and certain fees and expenses associated with this Agreement and the Loans, in each case as further described herein and (e) provide working capital to the Borrower; and

WHEREAS, the Lenders are willing to make such a credit facility available to the Borrower upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01    Defined Terms. Capitalized terms used in this Agreement, including its preamble and recitals, shall, except as otherwise defined herein or where the context otherwise requires, have the meanings provided in Exhibit A.

Section 1.02    Principles of Interpretation. (a)  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have the same meanings when used in each other Financing Document and each other notice or other communication delivered from time to time in connection with any Financing Document.

(b)   Unless the context requires otherwise, any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.

(c)   All agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented, amended or replaced or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment, replacement, waiver or modification made in violation of this Agreement.

(d)   Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that such Default or Event of Default, as the case may be, has not been cured or remedied to the satisfaction of, or has not been waived by, the Required Lenders.

(e)   The term “knowledge” in relation to the Borrower, and any other similar expression, shall mean knowledge of the Borrower after due inquiry.

(f)    Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(g)   The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(h)   The words “include,” “includes” and “including” are not limiting.

(i)    The word “or” is not exclusive.

(j)    Any reference to any Person shall include its permitted successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

Section 1.03    UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.

ARTICLE II

COMMITMENTS AND FUNDING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01    Construction Loans.

(a)   Each Construction/Term Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Construction Loan”) to the Borrower for Project Costs and for the purposes set forth in Section 4.01(b)(ii) of the Accounts Agreement, from time to time but not more frequently than once each calendar month (except for Loans made on the Conversion Date), until the Construction Loan Maturity Date in an aggregate principal amount not in excess of the Construction Loan Commitment of such Construction/Term Lender; provided, that the aggregate principal amount of the Construction Loans shall not exceed the Aggregate Construction Loan Commitment.

(b)   The aggregate principal amount of the Construction Loans shall not exceed the Aggregate Construction Loan Commitment. The aggregate principal amount of the Construction Loans made by each Lender shall not exceed the Construction Loan Commitment of such Lender.

(c)   Proceeds of each Construction Loan shall be deposited into the Construction Account (except as set forth in Section 4.01(a)(iii) of the Accounts Agreement), applied solely in accordance with this Agreement and the Accounts Agreement and used solely for the payment of Project Costs and for the purposes set forth in Sections 4.01(b)(ii).

(d)   Construction Loans repaid or prepaid may not be reborrowed.

Section 2.02    Term Loans. (a)  Each Construction/Term Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Term Loan”) to the Borrower for the repayment of the Construction Loans, on the Conversion Date, in an aggregate principal amount not in excess of such Construction/Term Lender’s Term Loan Commitment; provided, however, that the aggregate principal amount of the Term Loans shall not exceed the Aggregate Term Loan Commitment or the aggregate outstanding Construction Loans (including each Construction Loan made on the Conversion Date).

(b)   Proceeds of the Term Loans shall be used solely for the payment of amounts due in respect of the Construction Loans (including all Construction Loans made on the Conversion Date).

(c)   Term Loans repaid or prepaid may not be reborrowed.

Section 2.03    Working Capital Loans. (a)  Each Working Capital Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Working Capital Loan”) to the Borrower for Working Capital Expenses, from time to time but not more frequently than two (2) times each calendar month, until the last Business Day immediately preceding the Working Capital Loan Maturity Date in an aggregate principal amount from time to time outstanding, together with all participations in Letters of Credit acquired by such Working Capital Lender pursuant to Section 2.04(c), not in excess of the Working Capital Loan Commitment of such Lender or of such Lender’s Working Capital Loan Commitment Percentage of the Working Capital Available Amount; provided, however, that the aggregate principal amount of the Working Capital Loans at any one time outstanding, plus the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit, shall not exceed the Working Capital Available Amount.

(b)   Each Funding of Working Capital Loans shall be in the minimum amount of five hundred thousand Dollars ($500,000) and in integral multiples of one hundred thousand Dollars ($100,000) in excess thereof.

(c)   Proceeds of each Working Capital Loan (other than those resulting from a draw on a Letter of Credit) for (i) Project Costs relating to the initial start-up and testing of the Aberdeen II Plant shall be deposited into the Construction Account, (ii) Operation and Maintenance Expenses shall be deposited into the Operating Account, and (iii) Maintenance Capital Expenses shall be deposited into the Maintenance Capital Expense Account, and in each such case shall be applied solely in accordance with this Agreement and the Accounts Agreement and shall be used solely for the payment of Working Capital Expenses. Fundings of Working Capital Loans for Operation and Maintenance Expenses and for Maintenance Capital Expenses shall be subject to the restrictions with respect to such expenses set forth in this Agreement and the Accounts Agreement.

(d)   Within the limits set forth in Section 2.03(a), the Borrower may pay or prepay and reborrow Working Capital Loans.

Section 2.04    Letters of Credit. (a) The Issuing Bank agrees at any time on or after the Closing Date, and from time to time on the terms and conditions of this Agreement, upon receipt from the Borrower of an Issuance Request, to issue a Letter of Credit on behalf of the Borrower on the date and in the amount set forth in such Issuance Request; provided, that (i) Letters of Credit may only be issued for security for utilities and railcar leases, in each case related to the Project, (ii) the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit shall not exceed the LC Cap and (iii) the aggregate of, at any time, the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit plus the aggregate outstanding principal amount of all Working Capital Loans shall not exceed the lesser of the Aggregate Working Capital Loan Commitment and the Working Capital Available Amount.

(b)   The Borrower shall give the Administrative Agent at least five (5) Business Days irrevocable prior written notice (such notice, in substantially the form of Exhibit T, an “Issuance Request”) (effective upon receipt) specifying the date (which shall be a day that is no later than thirty (30) days preceding the Working Capital Loan Maturity Date) a Letter of Credit is requested to be issued, describing in reasonable detail the nature of the transactions or obligations proposed to be supported thereby (which shall be of the nature described in Section 2.04(a)(i)) and the Maximum Available Amount of such Letter of Credit, which shall be no less than two hundred fifty thousand Dollars ($250,000)). Upon receipt of an Issuance Request, the Administrative Agent shall promptly advise the Issuing Bank of the contents thereof.

(c)   Each Working Capital Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank’s liability thereunder in an amount equal to such Lender’s Working Capital Loan Commitment Percentage of such liability, and each Working Capital Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Working Capital Loan Commitment Percentage of the Issuing Bank’s liability under each Letter of Credit.

(d)   Upon receipt from a beneficiary under a Letter of Credit of a demand for payment thereunder, in proper form to accomplish a draw in accordance with the terms thereof, the Issuing Bank (through the Administrative Agent) shall promptly notify each other Working Capital Lender and the Borrower of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Immediately following such demand by a beneficiary of payment under a Letter of Credit, the Administrative Agent shall give each Working Capital Lender prompt notice of the amount of the actual demand for payment, specifying such Lender’s Working Capital Loan Commitment Percentage of the amount of such demand.

(e)   Upon receipt of the notice described in Section 2.04(d), each Working Capital Lender (other than the Issuing Bank) shall pay, on the proposed funding date of a draw under the Letter of Credit, the amount of such Lender’s Working Capital Loan Commitment Percentage of any payment under the Letter of Credit by wire transfer of immediately available funds to the Administrative Agent for the account of the Issuing Bank, not later than 11:00 a.m. New York City time. Each Working Capital Lender’s obligation to make such payments to the Administrative Agent for the account of the Issuing Bank under this Section 2.04(e), and the Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Working Capital Lender to make its payment under this Section 2.04(e), (ii) the financial condition of the Borrower, (iii) the existence of any Default or Event of Default or (iv) the termination of any Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)    To the extent that any Working Capital Lender fails to pay any amount required to be paid pursuant to Section 2.04(e) on the date such amounts are due to be paid, such Working Capital Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus (in either such case) two percent (2%).

(g)   Each drawing honored by the Issuing Bank under a Letter of Credit shall reduce the Maximum Available Amount under such Letter of Credit by the amount of such drawing.

(h)   Notwithstanding anything herein to the contrary (including Section 6.05 (Conditions to All Fundings and Issuances)), any payments by the Issuing Bank under any Letter of Credit shall automatically be considered to be a Working Capital Loan to the Borrowers from the Issuing Bank and the other Working Capital Lenders making payments to the Issuing Bank in accordance with Section 2.04(e) in an amount equal to such Issuing Bank’s and each such other Working Capital Lenders’ Working Capital Loan Commitment Percentage of the amount of the drawing on the Letter of Credit. All such Working Capital Loans shall be repaid or prepaid by the Borrower in accordance with the provisions of ARTICLE III (Repayments, Prepayments, Interest and Fees). Such Working Capital Loan shall initially be made as a Base Rate Loan.

(i)    The issuance of each Letter of Credit shall be subject to, in addition to the conditions precedent set forth in Section 6.05 (Conditions to All Fundings and Issuances), the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank consistent with its then-current practices and procedures with respect to letters of credit of the same type; (ii) such Letter of Credit shall be issued solely for the purposes set forth in Section 2.04(a)(i); (iii) the term of each Letter of Credit shall expire no later than the Working Capital Loan Maturity Date; and (iv) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then-current practices and procedures with Letters of Credit of the same type.

Section 2.05    Notice of Fundings. (a) From time to time, but not more frequently than (i) in the case of Construction Loans (except for Construction Loans made on the Conversion Date), once per calendar month, (ii) in the case of Working Capital Loans, two (2) times per calendar month and (iii) once with respect to Term Loans to be made on the Conversion Date, the Borrower may propose a Funding by delivering to the Administrative Agent a properly completed Funding Notice not later than 11:00 a.m., New York City time, three (3) Business Days prior to the proposed Funding Date. Each Funding Notice delivered pursuant to this Section 2.05 shall be irrevocable and shall refer to this Agreement and specify (v) whether such Funding is requested to be of Eurodollar Loans and/or Base Rate Loans, (w) the requested Funding Date (which shall be a Business Day), (x) the amount of such requested Funding, (y) the type(s) of Loan(s) with respect to which such Funding is requested (and, in the case of Funding on the Conversion Date, may include Construction Loans, Term Loans and Working Capital Loans) and (z) the initial Interest Period for the Loans requested.

(b)   The Administrative Agent shall promptly advise (i) each Construction/Term Lender of any Construction Loan Funding Notice or the Conversion Date Funding Notice as applicable and (ii) each Working Capital Lender of any Working Capital Loan Funding Notice, in each case given pursuant to this Section 2.05, and of each such Lender’s portion of the requested Funding.

Section 2.06    Funding of Loans. (a)  Subject to Section 2.06(d), each Funding shall consist of Loans made by the Lenders ratably in accordance with their respective applicable Commitment Percentages and shall consist of Eurodollar Loans or Base Rate Loans as the Borrower may request, or as otherwise provided, pursuant to Section 2.05 (Notice of Fundings); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)   Subject to Section 4.04 (Obligation to Mitigate), each Lender may (without relieving the Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement and the Notes) at its option fulfill its Commitment with respect to any such Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.

(c)   Subject to Section 2.06(d), (i) each Construction/Term Lender shall make a Loan in the amount of its applicable Commitment Percentage of each Construction Loan Funding or Term Loan Funding, as applicable, hereunder on the proposed Funding Date by (in the case of each Construction Loan Funding) wire transfer of immediately available funds to the Administrative Agent, not later than 11:00 a.m., New York City time, and (A) the Administrative Agent shall in the case of Construction Loans, deposit the amounts so received (except to the extent applied directly to the payment of Debt Service) into the Construction Account, (B) in the case of Term Loans, the proceeds of such Term Loan shall be applied solely to repay outstanding Construction Loans (and the Lenders shall not be obligated to pay the proceeds of any Term Loan to, or upon the direction of, the Borrower, and the Borrower shall not be entitled to receive such proceeds) and (ii) each Working Capital Lender shall make a Loan in the amount of its applicable Commitment Percentage of each Working Capital Loan Funding hereunder on the proposed Funding Date by wire transfer of immediately available funds to the Administrative Agent, not later than 11:00 a.m. New York City time, and the Administrative Agent shall deposit the amounts so received into the Account specified in the relevant Funding Notice; provided, in the case of (i) or (ii) above, that if a Funding does not occur on the proposed Funding Date because any condition precedent to such requested Funding herein specified has not been met, the Administrative Agent shall return the amounts so received to the respective Lenders without interest.

(d)   Unless the Administrative Agent has been notified in writing by any Lender prior to a proposed Funding Date that such Lender will not make available to the Administrative Agent its portion of the Funding proposed to be made on such date, the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender and, if such Lender pays such amount (together with the interest noted below), then the amount so paid shall constitute such Lender’s Loan included in such Funding. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at an interest rate per annum equal to (i) in the case of a payment made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrower, the Base Rate plus the Applicable Margin. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Administrative Agent may, subject to the rights of the other Senior Secured Parties under the Security Documents, apply all funds and proceeds of Collateral available for the payment of any Obligation to repay any amount owing by any Lender to the Administrative Agent as a result of such Lender’s failure to fund its applicable share of any Funding. A notice by the Administrative Agent to any Lender or the Borrower with respect to any amounts owing under this Section 2.06(d) shall be conclusive, absent manifest error.

(e)   On the Conversion Date, to the extent required to pay the amounts specified below (and in accordance with the Conversion Date Funding Notice), and in the following order of priority, the Administrative Agent shall (x) first, apply any amounts on deposit in or standing to the credit of the Construction Account (other than amounts in the Bond Proceeds Sub-Account), and (y) second, (A) in the case of any prepayment of the Construction Loans, reduce any unused portion of the Aggregate Construction Loan Commitment (with a corresponding reduction in the Term Loan Commitments in accordance with Section 2.08(e) (Termination or Reduction of Commitments)), or (B) in all other cases, disburse to the Administrative Agent any unused portion of the Aggregate Construction Loan Commitment for application as specified below:

(i)                        first, for deposit into the Debt Service Reserve Account in an amount which, when taken together with all other amounts then on deposit in or credited to the Debt Service Reserve Account, equals fifty percent (50%) of the then-current Debt Service Reserve Required Amount;

(ii)                     second, to the Borrower for the payment of any remaining Project Costs;

(iii)                  third, for deposit into the Contingency Reserve Account in an amount such that the amounts on deposit therein are equal to the Contingency Reserve Required Amount;

(iv)                 fourth, as a distribution to the Sponsor in an amount not to exceed two million seven hundred fifty thousand Dollars ($2,750,000) to repay the loan (including accrued interest) from the Design-Build Contractor to the Sponsor;

(v)                    fifth, upon written notice of either the Borrower or the Administrative Agent, for deposit into the Debt Service Reserve Account in an amount such that the total amount on deposit therein is equal to the then-current Debt Service Reserve Required Amount;

(vi)                 sixth, if the Pre-Conversion Prepayment Target has not been achieved, as a prepayment of the Construction Loans in accordance with Section 3.10(d)(i) (Mandatory Prepayment) to the extent required to achieve the Pre-Conversion Prepayment Target; and

(vii)              seventh, as a prepayment of the Construction Loans in accordance with Section 3.10(d)(ii) (Mandatory Prepayment) and, provided that no Default or Event of Default has occurred and is continuing, for distribution to the Pledgor, in amounts such that the ratio of Aggregate Pre-Conversion Distributions to Aggregate Pre-Conversion Cash Sweeps is equal to 40:60, provided, that if sufficient amounts are not available at this priority for prepayment of the Construction Loans in order for such ratio to be achieved, then all such amounts shall be applied as a prepayment of the Construction Loans in accordance with Section 3.10(d)(ii) (Mandatory Prepayment).

Section 2.07    Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, including the Register for the recordation of the Loans maintained by the Administrative Agent in accordance with the provisions of Section 10.03(c) (Assignments). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, absent manifest error.

(b)   The Borrower agrees that in addition to the Register and any other accounts and records maintained pursuant to Section 2.07(a) (Evidence of Indebtedness), the Loans made by each Lender shall be evidenced by a Note or Notes duly executed on behalf of the Borrower. Construction Notes and Working Capital Notes shall be dated the Closing Date (or, if later, the date of any request therefor by a Lender). Term Notes shall be dated the Conversion Date (or, if later, the date of any request therefor by a Lender). Each such Note shall be payable to the order of such Lender in a principal amount equal to such Lender’s Construction Loan Commitment, Term Loan Commitment or Working Capital Loan Commitment, as applicable. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

Section 2.08    Termination or Reduction of Commitments. (a)  Unless all of the Construction/Term Lenders agree otherwise in writing, any unused Construction Loan Commitments shall be terminated on the earlier to occur of the Conversion Date and the Conversion Date Certain, in each case after giving effect to all Construction Loans, if any, to be made on such day.

(b)   Unless all of the Construction/Term Lenders agree otherwise in writing, any unused Term Loan Commitments shall be terminated on the earlier to occur of the Conversion Date and the Conversion Date Certain, after giving effect to all Term Loans, if any, to be made on such day.

(c)   Unless all of the Working Capital Lenders agree otherwise in writing, if the Conversion Date does not occur on or prior to the Conversion Date Certain, all Working Capital Loan Commitments shall be automatically and permanently terminated on the Conversion Date Certain.

(d)   Upon any prepayment of the Construction Loans pursuant to Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment), or any reduction in Construction Loan Commitments, the Term Loan Commitments shall be automatically and permanently reduced in an amount equal to such prepayment or reduction.

(e)   Any unused Construction Loan Commitments, Term Loan Commitments or Working Capital Loan Commitments shall be terminated upon the occurrence of an Event of Default if and to the extent required pursuant to Section 8.02 (Action Upon Bankruptcy) or Section 8.03 (Action Upon Other Event of Default) in accordance with the terms thereof.

(f)    Any Working Capital Loan Commitments shall be automatically and permanently terminated in full on the earlier of (i) the date that is ninety (90) days after the date on which all outstanding Construction Loans and Terms Loans have been paid in full and (ii) the Final Maturity Date.

(g)   Any Working Capital Loan Commitments may be terminated or reduced, in whole or in part (in integral multiples of one hundred thousand Dollars ($100,000)), by the Borrower upon no less than ten (10) days’ prior written notice to the Administrative Agent; provided, upon any such termination or reduction, the sum of (x) the amounts on deposit in or standing to the credit of the Working Capital Reserve Account (not including amounts in the LC Cash Collateral Sub-Account) plus (y) the Aggregate Working Capital Loan Commitment is equal to or greater than the Working Capital Reserve Required Amount.

(h)   The Aggregate Working Capital Loan Commitment and the Working Capital Available Amount shall be automatically reduced to the extent of, and in the amount of, any prepayment of the Working Capital Loans that is applied, at the Borrower’s option, to the Working Capital Reserve Account pursuant to Section 3.09(d)(ii)(C) (Optional Prepayment).

(i)    The Aggregate Working Capital Loan Commitment and the Working Capital Available Amount shall be automatically reduced to the extent of, and in the amount of, any prepayment of the Working Capital Loans pursuant to Section 3.10(g)(ii) or (iv) (Mandatory Prepayment).

Section 2.09    Additional Plant. (a)  The Borrower and the Lenders acknowledge that the Borrower or one of its affiliates may (but shall not be obligated to), in the future, request that the Lenders consider making available additional senior loans (i) to finance the ownership, development, engineering, construction, testing and operation of an expansion plant located on the same site as the Huron Plant and designed to produce an additional approximately thirty (30) million gallons-per-year of denatured ethanol, together with distillers grains, and (ii) to finance up to 65% of the total capital requirements of an additional ethanol facility to be located in Indiana, in each case owned and operated by a wholly-owned Subsidiary of Advanced BioEnergy, LLC, a Delaware limited liability company, and subject to (x) the satisfaction of all due diligence inquiries of each Lender, (y) the prior written approval of all of the Lenders, and (z) the execution and delivery of all amendments to the then-existing Financing Documents and all additional financing documents as the Lenders may require. The Borrower acknowledges and agrees that this Section 2.09 does not constitute a commitment or obligation on the part of any Lender to provide funding for any such additional ethanol facility.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01    Repayment of Construction Loan Fundings. (a) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Construction/Term Lender the aggregate outstanding principal amount of the Construction Loans in accordance with this Section 3.01.

(b)   The Construction Loans shall be repaid in full on the Conversion Date with the proceeds of the Term Loans or, if earlier, on the Conversion Date Certain in accordance with Section 3.01(c).

(c)   Unless all of the Construction/Term Lenders agree otherwise in writing, if the Conversion Date does not occur on or prior to the Conversion Date Certain, on the Conversion Date Certain, (1) each outstanding Construction Loan shall become due and payable, (2) all amounts in any Project Accounts (other than the Bond Proceeds Sub-Account) shall be promptly applied at the written instruction of the Administrative Agent to Obligations then outstanding in accordance with Section 4.2 (Application of Proceeds) of the Intercreditor Agreement, and (3) the Borrower shall pay all accrued interest on and repay the entire remaining principal amount of all outstanding Construction Loans to the Administrative Agent, for the pro rata account of the Lenders (based on their respective Construction Loan Commitment Percentages), together with any and all Fees and other Obligations owed to the Senior Secured Parties.

Section 3.02    Repayment of Term Loan Fundings. (a)  The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Construction/Term Lender the aggregate outstanding principal amount of the Term Loans, on the Initial Quarterly Payment Date and on each Quarterly Payment Date thereafter, in the respective amounts set forth below opposite each such Quarterly Payment Date (which amounts shall be reduced in inverse order of maturity as a result of any prepayments of the Term Loans made in accordance with Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment) in accordance with the terms set forth therein or as a result of any reduction in the Term Loan Commitments pursuant to Section 2.08(b) or (e) (Termination or Reduction of Commitments). The first Quarterly Payment Date in each table below corresponds to Initial Quarterly Payment Date.

Term Loans

Quarterly Payment Date	Principal Amount
1	US$	1,360,500
2	US$	1,360,500
3	US$	1,360,500
4	US$	1,360,500
5	US$	1,360,500
6	US$	1,360,500
7	US$	1,360,500
8	US$	1,360,500
9	US$	1,360,500
10	US$	1,360,500
11	US$	1,360,500
12	US$	1,360,500
13	US$	1,360,500
14	US$	1,360,500
15	US$	1,360,500
16	US$	1,360,500
17	US$	1,360,500
18	US$	1,360,500
19	US$	1,360,500
20	US$	1,360,500
21	US$	1,360,500
22	US$	1,360,500
23	US$	1,360,500
Final Maturity Date	US$	59,408,500

(b)   Notwithstanding anything to the contrary set forth in Section 3.02(a), the final principal repayment installment on the Final Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

Section 3.03    Repayment of Working Capital Loan Fundings. (a) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Working Capital Lender the aggregate outstanding principal amount of the Working Capital Loans in accordance with this Section 3.03.

(b)   The Working Capital Loans shall be repaid in full on the Working Capital Loan Maturity Date.

(c)   Unless all of the Working Capital Lenders agree otherwise in writing, if the Conversion Date does not occur on or prior to the Conversion Date Certain, then on the Conversion Date Certain, (i) each outstanding Working Capital Loan shall become due and payable, (ii) all amounts in any Project Accounts shall be promptly applied to the Obligations then outstanding in accordance with Section 4.2 (Application of Proceeds) of the Intercreditor Agreement, and (iii) the Borrower shall pay all accrued interest on and repay the entire remaining principal amount of all outstanding Working Capital Loans to the Administrative Agent, for the pro rata account of the Lenders (based on their respective Working Capital Loan Commitment Percentages), together with any and all Fees and other Obligations owed to the Senior Secured Parties.

Section 3.04    Interest Payment Dates. (a) Interest accrued on each Loan shall be payable, without duplication:

(i)                        on the Maturity Date for such Loan;

(ii)                     on each Interest Payment Date for such Loan; and

(iii)                  with respect to any Loan, on any date when such Loan is prepaid hereunder on the portion so prepaid.

(b)   Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date for such Loan, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c)   Interest hereunder shall be due and payable in accordance with the terms hereof, before and after judgment, regardless of whether an Insolvency or Liquidation Proceeding exists in respect of the Borrower, and, to the fullest extent permitted by law, the Lenders shall be entitled to receive post-petition interest during the pendency of an Insolvency or Liquidation Proceeding.

Section 3.05    Interest Rates. (a) Pursuant to each properly delivered Funding Notice and Interest Period Notice, (i) each Eurodollar Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall accrue interest at a rate per annum during each Quarterly Period equal to the sum of the Base Rate for such Quarterly Period plus the Applicable Margin.

(b)   On or before 11:00 a.m., New York City time, at least three (3) Business Days prior to the end of each Interest Period for each Eurodollar Loan, and at least three (3) Business Days prior to the end of any Quarterly Period for any Base Rate Loans, the Borrower shall deliver to the Administrative Agent an Interest Period Notice setting forth the Borrower’s election (i) to continue any such Eurodollar Loan as (or convert any such Base Rate Loan to) a Eurodollar Loan and setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such continued or converted Eurodollar Loan, which Interest Period shall be one (1), two (2), three (3) or six (6) months in length or (ii) to convert any such Eurodollar Loan to a Base Rate Loan at the end of the then-current Interest Period; provided, that if an Event of Default has occurred and is continuing, all Eurodollar Loans shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods. Upon the waiver or cure of such Event of Default, the Borrower shall have the option to continue such Loans as Base Rate Loans and/or to convert such Loans to Eurodollar Loans (by delivery of an Interest Period Notice), subject to the notice periods set forth above. Notwithstanding anything to the contrary, any portion of the Loans maturing in less than one month may not be continued as, or converted to, Eurodollar Loans and will automatically convert to Base Rate Loans at the end of the then-current Interest Period.

(c)   If the Borrower fails to deliver an Interest Period Notice in accordance with Section 3.05(b), (i) with respect to any Eurodollar Loan, such Eurodollar Loan shall automatically continue as a Eurodollar Loan with an Interest Period of one (1) month or (ii) with respect to any Base Rate Loan, such Base Rate Loan shall automatically continue as a Base Rate Loan.

(d)   All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (and excluding) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

(e)   Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than eight (8) separate Eurodollar Loans outstanding at any one time prior to the Conversion Date or five (5) separate Eurodollar Loans outstanding at any one time after the Conversion Date. For purposes of the foregoing, (i) Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Loans and (ii)  all Eurodollar Loans having the same Interest Period and commencing on the same date shall be considered to be a single Eurodollar Loan.

(f)    All Base Rate Loans shall bear interest from and including the first day of each Quarterly Period (or the day on which Eurodollar Loans are converted to Base Rate Loans as required under Section 3.05(b) or under ARTICLE IV (Eurodollar Rate and

Tax Provisions)) to (and including) the next succeeding Quarterly Payment Date at the interest rate determined as applicable to such Base Rate Loan.

Section 3.06    Default Interest Rate.

(a)   If (i) all or a portion of the principal amount of any Loan is not paid when due (whether on the Maturity Date for such Loan, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus two percent (2%), or (ii) any Obligation (other than principal on the Loans) is not paid when due (whether on the due date thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (before as well as after judgment).

(b)   Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 8.01(a) (Events of Default - Nonpayment), for which provision is made in Section 3.06(a)), the Borrower shall pay, in addition to the interest then payable on any Loan, additional interest (before as well as after judgment) on the Loans at two percent (2%) per annum (the rate in effect plus such two percent (2%) per annum, the “Default Rate”) until such Event of Default is cured or waived.

Section 3.07    Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to the Loans in accordance with the terms of this Agreement, and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive, absent manifest error.

Section 3.08    Computation of Interest and Fees. (a)  All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurodollar Loans and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate shall be made on the basis of a 360-day year and actual days elapsed.

(b)   Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c)   Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.09    Optional Prepayment. (a)  The Borrower shall have the right at any time, and from time to time, to prepay the Loans, in whole or in part, upon not fewer than five (5) Business Days’ prior written notice to the Administrative Agent.

(b)   Any partial prepayment of the Loans shall be in a minimum amount of five hundred thousand Dollars ($500,000) and in integral multiples of one hundred thousand Dollars ($100,000) in excess thereof.

(c)   Each notice of prepayment given by the Borrower under this Section 3.09 shall specify the prepayment date and the portion of the principal amount of Loans to be prepaid. All prepayments under this Section 3.09 shall be made by the Borrower to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(d)   Amounts of principal prepaid under this Section 3.09 shall be applied by the Administrative Agent:

(i)                        in the case of a prepayment of Construction Loans or Term Loans, to the Construction Loans or Term Loans, as the case may be, pro rata among the Construction/Term Lenders based on their respective outstanding principal amounts of Construction Loans or Term Loans, as the case may be, on the date of such prepayment (and then, in the case of the Term Loans, to the remaining outstanding installments of principal of the Term Loans under Section 3.02(a) in inverse order of maturity);

(ii)                     in the case of a prepayment of Working Capital Loans:

(A)                              first, to the Working Capital Loans, pro rata among the Working Capital Lenders in proportion to their respective principal amounts of outstanding Working Capital Loans;

(B)                                second, to the LC Cash Collateral Sub-Account in an amount up to the Maximum Available Amounts under all Letters of Credit then outstanding as cash collateral to secure the repayment of any Working Capital Loans that may result from a draw on any such Letter of Credit; and

(C)                                third, if all outstanding Working Capital Loans have been paid in full, and all Letters of Credit have been cash collateralized in full in accordance with priority second above, at Borrower’s option, to reduce the Working Capital Loan Commitment by depositing an amount equal to such reduction in the Working Capital Reserve Account.

(e)   Amounts of Construction Loans and Term Loans prepaid pursuant to this Section 3.09 may not be reborrowed.

Section 3.10    Mandatory Prepayment. (a)  The Borrower shall be required to prepay the Loans:

(i)                        upon receipt by the Borrower of Insurance Proceeds as required pursuant to Section 12.01(d)(ii) or Section 12.01(e) of the Accounts Agreement;

(ii)                     upon receipt by the Borrower of Condemnation Proceeds, as required pursuant to 12.01(d)(ii) or 12.01(e) of the Accounts Agreement;

(iii)                  upon receipt of any Project Document Termination Payments, as required pursuant to Section 13.01(b)(ii)(B) of the Accounts Agreement;

(iv)                 upon receipt of proceeds of any asset disposal (other than proceeds received from the sale of Products) that are not used for replacement in accordance with Section 13.01(b)(i)(B) of the Accounts Agreement; and

(v)                    upon payment in full of all outstanding Construction Loans or Term Loans, as the case may be, prepayment in full of all outstanding Working Capital Loans within ninety (90) days thereof;

(b)   The Borrower shall be required to prepay the Loans:

(i)                        on each Quarterly Payment Date prior to the Conversion Date as required pursuant to priorities eleventh and twelfth of Section 6.01(b) of the Accounts Agreement; and

(ii)                     on the Initial Quarterly Payment Date and each Quarterly Payment Date thereafter as required pursuant to priorities twelfth, fifteenth and sixteenth of Section 6.01(c) of the Accounts Agreement;

(c)   The Borrower shall be required to prepay the Loans on the Initial Quarterly Payment Date and any Quarterly Payment Date thereafter, if the Historical Debt Service Coverage Ratio on such Quarterly Payment Date is less than 1.5:1.0, as required pursuant to priority seventeenth of Section 6.01(c) of the Accounts Agreement;

(d)   The Borrower shall be required to prepay the Loans:

(i)                        on the Conversion Date as required pursuant to priority sixth of Section 2.06(e); and

(ii)                     on the Conversion Date, pursuant to priority seventh of Section 2.06(e);

(e)   The Borrower shall be required to prepay the Working Capital Loans:

(i)                        if a Borrowing Base Certificate demonstrates that the then-outstanding principal amount of the Working Capital Loans exceeds the then-effective Working Capital Commitment or the Working Capital Available Amount, within three (3) Business Days following the delivery of such Borrowing Base Certificate, prepay the Working Capital Loans in the amount of such excess; and

(ii)                     in order to ensure that there are no outstanding Working Capital Loans for a period of ten (10) consecutive Business Days in each calendar year;

(f)    All prepayments under this Section 3.10 shall be made by the Borrower to the Administrative Agent for the account of the applicable Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses);

(g)   Amounts of principal prepaid under this Section 3.10 (other than pursuant to Section 3.10(d)) shall be allocated by the Administrative Agent:

(i)                        first, to the Construction Loans or Term Loans, as the case may be, pro rata among the Construction/Term Lenders based on their respective outstanding principal amounts of Construction Loans or Term Loans, as the case may be, on the date of such prepayment (and then, in the case of the Term Loans, to the remaining outstanding installments of principal of the Term Loans under Section 3.02(a) in inverse order of maturity);

(ii)                     second, if all outstanding Construction Loans or Term Loans, as the case may be, have been paid in full, to the Working Capital Loans, pro rata among the Working Capital Lenders in proportion to their respective principal amounts of outstanding Working Capital Loans (and the Aggregate Working Capital Loan Commitment shall be reduced in each case by an amount equal to the amount so applied);

(iii)                  third, to the LC Cash Collateral Sub-Account in an amount up to the Maximum Available Amounts under all Letters of Credit then outstanding  as cash collateral to secure the repayment of any Working Capital Loans that may result from a draw on any such Letter of Credit; and

(iv)                 fourth, if all outstanding Working Capital Loans have been paid in full, and all Letters of Credit have been cash collateralized in full in accordance with priority third above, to the Working Capital Reserve Account (and the Aggregate Working Capital Loan Commitment shall be reduced by an amount equal to the amount so applied); and

(h)   Amounts of Construction Loans and Terms Loans prepaid pursuant to this Section 3.10 may not be reborrowed.

Section 3.11    Time and Place of Payments. (a)  The Borrower shall make each payment (including any payment of principal or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 11:00 a.m., New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account:  JPMorgan Chase Bank (Swift ID:  CHASUS33XXX), Account Number:  920-1-060663, for the Account of WESTLB AG, NY Branch, ABA #021000021, Ref:  HEARTLAND GRAIN FUELS, L.P. or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrower. Funds received after 11:00 a.m. New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.

(b)   The Administrative Agent shall promptly remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Senior Secured Party.

(c)   Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 3.12    Fundings and Payments Generally. (a) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice by the Administrative Agent to any Lender with respect to any amount owing under this Section 3.12(a) shall be conclusive, absent manifest error.

(b)   Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c)   The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under the Notes held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender (other than, in the event that the Accounts Bank or any bank holding a Local Account is also a Lender, any Project Account or Local Account) any amount so due.

Section 3.13    Fees. (a)  From and including the date hereof until the Final Maturity Date, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, on each Quarterly Payment Date, a commitment fee (a “Commitment Fee”) equal to one-half of one percent (0.50%) per annum on the average daily amount by which (i) the Aggregate Construction Loan Commitment exceeds the aggregate outstanding principal amount of Construction Loans and (ii) the Aggregate Working

Capital Loan Commitment exceeds the sum of (x) the aggregate outstanding principal amount of Working Capital Loans plus (y) the Maximum Available Amounts of all outstanding Letters of Credit, in each case, during the calendar quarter or portion thereof then ended. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial quarter, as applicable.

(b)   Upon the issuance of each Letter of Credit pursuant to Section 2.04 (Letters of Credit) and until the termination, cancellation or expiration of such Letter of Credit, the Borrower agrees to pay to the Administrative Agent, on each Quarterly Payment Date and on the date on which such Letter of Credit expires, is cancelled or terminates, (i) for the account of the Working Capital Lenders, an availability fee (the “Letter of Credit Availability Fee”) at a rate per annum equal to the Working Capital Applicable Margin for Eurodollar Loans on the average daily Maximum Available Amount under such Letter of Credit during the calendar quarter or portion thereof then ended and (ii) only if the Working Capital Loan Commitment Percentage of the Issuing Bank is less than 100%, for the account of the Issuing Bank, a fronting fee (the “Letter of Credit Fronting Fee”) equal to an amount calculated at a rate per annum equal to two tenths of a percent (0.2%) of the average daily Maximum Available Amount under such Letter of Credit during the calendar quarter or portion thereof then ended. All Letter of Credit Availability Fees and Letter of Credit Fronting Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as pro-rated for any partial quarter, as applicable.

(c)   The Borrower agrees to pay to the Administrative Agent for the account of the Lead Arranger, the Lenders and the Agents additional fees in the amounts and at the times from time to time agreed in writing by the Borrower and the Agents, including pursuant to the Fee Letters.

(d)   All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

Section 3.14    Pro Rata Treatment. (a) Except as otherwise expressly provided herein (including Section 4.01 (Eurodollar Rate Lending Unlawful)), each Funding of Loans and each reduction of commitments of any type shall be allocated by the Administrative Agent pro rata among the Lenders holding Loans of such type in accordance with their respective applicable Commitment Percentages.

(b)   Except as required under Section 3.09 (Optional Prepayment), Section 3.10 (Mandatory Prepayment) or ARTICLE IV (Eurodollar Rate and Tax Provisions), (i) each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective principal amounts of their outstanding Loans of the type being repaid, (ii) each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective interest amounts outstanding on their outstanding Loans of the type in respect of which interest is being paid, and (iii) each payment of fees on the Commitments and/or the Letters of Credit (other than the Letter of Credit Fronting Fee) shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with their respective Commitments of the type to which such fees relate.

(c)   Each Lender agrees that in computing such Lender’s portion of any Funding to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Funding to the next higher or lower whole Dollar amount in accordance with market convention.

Section 3.15    Sharing of Payments. (a)  If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of ARTICLE IV (Eurodollar Rate and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders holding Loans of such type such participations in Loans of such type made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.15 may, to the fullest extent permitted by law, exercise all of its rights of payment (including pursuant to Section 10.14 (Right of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b)   If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.15 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.15 to share in the benefits of any recovery on such secured claim.

Section 3.16    Termination of Interest Rate Protection Agreement in Connection with Any Prepayment. The Borrower shall, in connection with any prepayment of Construction Loans or Terms Loans made by the Borrower pursuant to Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment), terminate an aggregate notional amount under the Interest Rate Protection Agreements equal to the amount (if any) by which the aggregate notional amount under the Interest Rate Protection Agreements would exceed the aggregate outstanding principal amount of the Construction Loans or Term Loans, as the case may be, immediately after giving effect to such prepayment; and in each case, such termination shall be made within five (5) Business Days of the date of such prepayment.

ARTICLE IV

EURODOLLAR RATE AND TAX PROVISIONS

Section 4.01    Eurodollar Rate Lending Unlawful. (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, maintain or fund any Loan as a Eurodollar Loan, the obligations of such Lender to make, maintain or fund any Loan as a Eurodollar Loan shall, upon such determination, forthwith be suspended until such Lender notifies the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion. Upon any such conversion the Borrower shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrower shall pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b)   If such Lender notifies the Borrower that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of any such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

(c)   Each Lender shall be entitled to fund and maintain all or any part of a Loan in any manner it deems fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained amounts bearing interest at a Eurodollar Rate through the purchase of deposits having a maturity corresponding to the applicable Interest

Periods and bearing an interest rate equal to the appropriate Eurodollar Rate for such Interest Periods.

Section 4.02    Inability to Determine Eurodollar Rates. (a) In the event, and on each occasion, the Administrative Agent shall have determined in good faith that for any Eurodollar Loan (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then-existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan. In the event of any such determination pursuant to Section 4.02(a)(i) or (iii), any Funding Notice delivered by the Borrower shall be deemed to be a request for a Base Rate Loan until the Administrative Agent determines that the circumstances giving rise to such notice no longer exist. In the event of any determination pursuant to Section 4.02(a)(ii), each affected Lender shall, and is hereby authorized by the Borrower to, fund its portion of the Loans as a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive, absent manifest error.

(b)   Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, the Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon the Borrower may elect (by delivering an Interest Period Notice) to convert any such Base Rate Loan to a Eurodollar Loan on the last day of the then-current Quarterly Period in accordance with this Agreement.

Section 4.03    Increased Eurodollar Loan Costs. If, after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) with any request or directive (whether or not having the force of law) of any Governmental Authority would increase the cost (other than with respect to Taxes, which are addressed in Section 4.07 (Taxes)) to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, making, maintaining or funding (or of its obligation to make, maintain or fund) the Loans as Eurodollar Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five (5) Business Days of delivery of such notice, and such notice and determination shall be binding on the Borrower, absent manifest error.

Section 4.04    Obligation to Mitigate. (a)  Each Lender agrees that, after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to make, fund or maintain its affected Loan through another lending office (i) if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and (ii) if, in the opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.

(b)   No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrower.

(c)   If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrower may, at any time upon at least three (3) Business Days’ prior notice to such Lender through the Administrative Agent, elect to convert such Loan to a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of each such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

(d)   Notwithstanding anything to the contrary in this ARTICLE IV, no Lender shall be entitled to compensation under Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes) for any amounts incurred or accruing more than 180 days prior to the giving of notice by such Lender to the Borrower of additional costs of the type described in such Sections, provided, if the event giving rise to such compensation has retroactive effect, such 180-day period shall be extended to include the period of retroactive effect.

Section 4.05    Funding Losses. In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.09 (Optional Prepayment), Section 3.10 (Mandatory Prepayment), Section 4.01(a) Eurodollar Rate Lending Unlawful) or otherwise, or (b) the Borrower failing to make a Funding in accordance with any Funding Notice; then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice and determination shall be binding on the Borrower, absent manifest error.

Section 4.06    Increased Capital Costs. If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable Law, guideline or request (whether or not having the force of law) of any Governmental Authority, affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall pay, within five (5) Business Days after such demand, directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall be binding on the Borrower, absent manifest error.

Section 4.07    Taxes.

(a)   Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Taxes, unless required by Law; provided that if the Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)   Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c)   Indemnification by the Borrower. The Borrower shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent, as the case may be, shall be conclusive, absent manifest error.

(d)   Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Foreign Lenders. Each Lender (including any Participant and any other Person to which any Lender transfers its interests in this Agreement as provided under Section 10.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Financing Documents if such Lender is legally entitled to so claim, together with, in the case of a Non-U.S. Lender that is relying on an exemption pursuant to Section 871(h) or 881(c) of the Code, a statement substantially in the form of Exhibit H certifying that such Lender is not a bank described in Section 881(c)(3)(A) of the Code. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, to the extent that it is in a position to legally do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by U.S. taxing authorities for such purpose). The Borrower shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 4.07 (or make an indemnification payment pursuant to this Section 4.07) to any Lender (or any Participant or other Person to which any Lender transfers its interests in this Agreement as provided under Section 10.03 (Assignments)) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure by such Lender to comply with this Section 4.07(e).

Section 4.08    Replacement of Lender. The Borrower shall be permitted to replace (with one or more replacement Lenders) any Lender that requests reimbursement for amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes); provided, that (i) such replacement does not conflict with any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, the Lender to be replaced shall not have withdrawn such request for reimbursement, or shall not have taken any action under Section 4.04 (Obligation To Mitigate) so as to eliminate the need for payment of amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes), (iv) the replacement Lender shall purchase, at par, the Loans and all other amounts owing to such replaced Lender prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.05 (Funding Losses) if any Eurodollar Loan owing to such replaced Lender is be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (vi) the replacement Lender is an Eligible Assignee, (vii) such replacement is made in accordance with the provisions of Section 10.03(b) (Assignments) (provided, that the Borrower shall be obligated to pay the registration and processing fee), (viii) until such time as such replacement is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender may have against the replaced Lender.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce each Agent, each Lender and each other party hereto (other than the Borrower) to enter into this Agreement and to induce each Lender to make the Loans hereunder, the Borrower represents and warrants to each Agent and each Lender as set forth in this ARTICLE V on the date hereof, on the Closing Date, on the date of each Funding Notice, on each Funding Date and on the Conversion Date (except with respect to representations and warranties that expressly refer to an earlier date).

Section 5.01    Organization; Power; Compliance with Law and Contractual Obligations. The Borrower (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign limited partnership in each jurisdiction where the nature of its business requires such qualification (other than any such failure to be so qualified or in good standing that could not reasonably be expected to have a Material Adverse Effect), (c) has all requisite limited partnership power and authority required as of the date this representation is made or deemed repeated to enter into and perform its obligations under each of the SNDAs and each Transaction Document to which it is a party and to conduct its business as currently conducted by it and (d) is in compliance with all Laws and Contractual Obligations applicable to except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Due Authorization; Non-Contravention. The execution, delivery and performance by the Borrower of each of the SNDAs and each Transaction Document to which it is a party are within the Borrower’s limited partnership powers, have been duly authorized by all necessary limited partnership action, and do not:

(a)   contravene the Borrower’s Organic Documents (including the Borrower LP Agreement);

(b)   contravene in any material respect any Law binding on or affecting the Borrower;

(c)   contravene any Contractual Obligation binding on or affecting the Borrower;

(d)   require any consent or approval under the Borrower’s Organic Documents that has not been obtained;

(e)   require any consent or approval under any Contractual Obligation binding on or affecting the Borrower other than any approvals or consents which have been obtained; or

(f)    result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties or Equity Interests other than Permitted Liens.

Section 5.03    Governmental Approvals.

(a)   As of the Closing Date:

(i)                        all Governmental Approvals that are required to be obtained by the Borrower in connection with (A) the due execution, delivery and performance by it of the Transaction Documents to which it is a party, (B) the ownership, use, construction and operation of the Project as contemplated by the Transaction Documents, and (C) the grant by the Borrower and the Pledgors of the Liens granted under the Security Documents and the validity, perfection and enforceability thereof (the “Necessary Project Approvals”) are listed in Schedule 5.03;

(ii)                     the Necessary Project Approvals listed in Part A of Schedule 5.03 have been obtained, are in full force and effect, are properly in the name of the appropriate Person, have been validly issued and are final and Non-Appealable;

(iii)                  the Necessary Project Approvals listed in Part B of Schedule 5.03  relate to the Aberdeen II Plant and are not required under applicable Laws to be obtained prior to the Closing Date (collectively, the “Deferred Approvals”) and are ministerial in nature or are of a type that can be obtained, as required, in the normal course of development and construction of the Aberdeen II Plant; and

(iv)                 Part B of Schedule 5.03 specifies the date by which, or stage of construction or operation for which, each Deferred Approval included therein is required to be obtained.

(b)   On each Funding Date, all Necessary Project Approvals (including all Deferred Approvals) which as of such Funding Date are required to be obtained have been obtained, are in full force and effect, are properly in the name of the appropriate Person, are validly issued and are final and Non-Appealable.

(c)   The Borrower may update and correct, with approval of the Administrative Agent, any reference to a Necessary Project Approval on Schedule 5.03 that has been replaced in accordance with applicable Law.

(d)   The information set forth in each application (including any updates or supplements thereto) submitted by or on behalf of the Borrower in connection with each Necessary Project Approval that has been submitted as of the date this representation is made or deemed repeated, was accurate and complete at the time of submission and continues to be accurate and complete, in each case to the extent required for the issuance or continued effectiveness of such Necessary Project Approval (except, with respect to continued effectiveness, for Necessary Project Approvals that are subject to a supplemental filing shown on Part B of Schedule 5.03 that has not yet been filed), and the Borrower does not have any knowledge of any event, act, condition or state of facts inconsistent with such information.

(e)   The Borrower reasonably believes that each Necessary Project Approval that remains to be obtained will be obtained in a final and Non-Appealable form in the ordinary course without undue delay or material expense and without unanticipated expensive or burdensome conditions prior to the time it is required to be obtained under applicable Law. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing that would reasonably be expected to result in the material modification, rescission, termination, or suspension of any Governmental Approval referred to in Schedule 5.03 obtained prior to the date this representation is made or deemed made.

Section 5.04    Investment Company Act. The Borrower is not, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.05    Validity. Each of the SNDAs and each Transaction Document to which the Borrower is a party has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower and, to the Borrower’s actual knowledge, enforceable against each other party thereto (other than the Senior Secured Parties), in each case in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.06    Financial Information. Each of the financial statements of the Borrower delivered pursuant hereto has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of the Borrower as at the dates thereof and the results of their operations for the period then ended (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes).

Section 5.07    No Material Adverse Effect. Since October 31, 2006, no Material Adverse Effect has occurred and is continuing.

Section 5.08    Project Compliance. (a) The Project is and will continue to be owned, developed, constructed and maintained in compliance in all material respects with all applicable Laws and the requirements of all Necessary Project Approvals (including all Deferred Approvals).

(b)   The Project is and will continue to be owned, developed, constructed and maintained in compliance in all material respects with all of the Borrower’s Contractual Obligations (including the Project Documents).

Section 5.09    Litigation. (a) No material action, suit, proceeding or investigation has been instituted or threatened in writing against any of the Borrower, the Pledgors or the Project (including in connection with any Necessary Project Approval); and

(b)   to the knowledge of the Borrower, no action, suit, proceeding or investigation has been instituted or threatened against any Project Party that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.10    Sole Purpose Nature; Business. The Borrower has not conducted and is not conducting any business or activities other than businesses and activities relating to the ownership, development, testing, financing, construction, operation and maintenance of the Project as contemplated by the Transaction Documents.

Section 5.11    Contracts.

(a)   As of the Closing Date:

(i)                        all contracts, agreements, instruments, letter agreements, or other documents to which the Borrower is a party or by which it or any of its properties is bound as of the date hereof (other than the Financing Documents), including the Project Documents, and all documents amending, supplementing, interpreting or otherwise modifying or clarifying such contracts, agreements, instruments, letter agreements, understandings and other documents are listed in Schedule 5.11;

(ii)                     all contracts, agreements, instruments, letter agreements, or other documents that are required to be obtained by the Borrower in connection with the construction and operation of the Project as contemplated by the Transaction Documents (collectively, the “Necessary Project Contracts”) are listed in Schedule 5.11;

(iii)                  the Necessary Project Contracts listed in Part A of Schedule 5.11 have been obtained and are in full force and effect;

(iv)                 the Necessary Project Contracts listed in Part B of Schedule 5.11 relate to the Aberdeen II Plant and are not required to be obtained prior to the Closing Date (collectively, the “Deferred Contracts”) and have not yet been obtained; and

(v)                    Part B of Schedule 5.11 specifies the date by which, or stage of construction or operation for which, each Deferred Contract included therein is required to be obtained.

(b)   As of each date this representation and warranty is made or deemed repeated:

(i)                        to the knowledge of the Borrower, all representations, warranties and other factual statements made by each Project Party in each of the Transaction Documents to which such Project Party is a party are true and correct as of the date(s) made or deemed repeated (except with respect to representations and warranties that expressly refer to an earlier date) other than any such inaccuracies that could not reasonably be expected to have a Material Adverse Effect;

(ii)                     there are no material contracts, agreements, instruments or documents between the Borrower and any other Person relating to the Borrower or the Project other than (i) the Transaction Documents, (ii) the agreements listed in Schedule 5.11, and (iii) any other agreements permitted by this Agreement;

(iii)                  there have been no Change Orders under the Design-Build Agreement, other than in accordance with Section 7.02(m) (Negative Covenants - Project Documents); and

(iv)                 all conditions precedent to the obligations of the respective parties under the Project Documents that have been executed as of the date this representation is made or deemed repeated have been satisfied or waived by the parties thereto, except for such conditions precedent that do not and cannot be satisfied until a later stage of development of the Project, and the Borrower has no reason to believe that any such condition precedent (other than any condition precedent that can be waived by the Borrower without any material adverse result) cannot be satisfied on or prior to the commencement of the appropriate stage of development of the Project.

(c)   On each Funding Date, all Necessary Project Contracts (including all Deferred Contracts) which as of such Funding Date are required to be in place, have been duly executed and delivered and are in full force and effect.

Section 5.12    Collateral. (a)  The Collateral includes all of the Equity Interests in, and all of the tangible and intangible assets of the Borrower (except for the Bond Funds and the Bond Proceeds Sub-Account).

(b)   The Liens and security interests granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in effect on each date this representation is made or deemed repeated (i) constitute, as to personal property included in the Collateral, a valid first-priority security interest in such personal property and (ii) constitute, as to the Mortgaged Property included in the Collateral, a valid first-priority Lien of record in the Mortgaged Property, in each case subject only to Permitted Liens.

(c)   The security interest granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of UCC financing statements in the filing offices identified in Schedule 5.12(c), (ii) with respect to any Account Collateral or any Blocked Account Collateral that can be perfected solely by control, upon execution of the Accounts Agreement or a Blocked Account Agreement and (iii) with respect to any property (if any) that can be perfected solely by possession, upon the Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons, and in each case subject only to Permitted Liens. After giving effect to the filings, registrations and giving of notice referred to in this sentence, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral covered by the Security Documents in effect on the date this representation is made or deemed repeated to the extent the Collateral Agent’s security interest can be perfected by filing, including any recordation, filing, registration, giving of notice or other similar action. No filing, recordation, re-filing or re-recording other than those listed on Schedule 5.12(c) (as the same may be updated at the written request of the Borrower, with the written agreement of the Administrative Agent, following any change in applicable Law) is necessary to perfect (or maintain the perfection of) the interest, title or Liens of the Security Documents (to the extent the Collateral Agent’s security interest can be perfected by filing or recording), and on and as of each relevant date on which this representation and warranty is made or deemed repeated, all such filings or recordings have been made. The Borrower and the Pledgors have properly delivered or caused to be delivered to the Collateral Agent, or provided the Collateral Agent control of, all Collateral relating to assets of or equity in the Borrower that requires perfection of the Liens and security interests described above by possession or control. All or substantially all of the Collateral relating to assets of or equity in the Borrower (other than the Account Collateral, Blocked Account Collateral, certificates, securities, investments, chattel paper, books and records and general intangibles), including the Mortgaged Property, is or will (when acquired) be located on the Sites.

Section 5.13    Ownership of Properties. (a)  The Borrower (i) has a good and valid fee ownership interest in the Sites (except for the Leased Premises), (ii) has a good and valid leasehold interest in the Leased Premises and (iii) has good and valid easements necessary for the natural gas transmission pipeline that was constructed pursuant to the Pipeline Construction Agreement.

(b)   The Borrower has a good and valid ownership interest, leasehold interest, license interest or other right of use in all other property and assets (tangible and intangible) included in the Collateral relating to assets of or equity in the Borrower under each Security Document that has been executed as of the date this representation is made or deemed repeated. Such ownership interests, leasehold interest, license interest or other rights of use are and will be, together with any other assets or interests contemplated to be acquired pursuant to the Construction Budget, sufficient to permit construction and operation of the Aberdeen II Plant and operation of the Existing Plants, substantially in accordance with the Project Documents. To the knowledge of Borrower, none of said properties or assets of or equity in the Borrower are subject to any other claims of any Person, including any easements, rights of way or similar agreements affecting the use or occupancy of the Project or the Sites, except for Permitted Liens.

(c)   All Equity Interests in the Borrower are owned by the Pledgors.

(d)   The properties and assets of the Borrower are separately identifiable and are not commingled with the properties and assets of any other Person and are readily distinguishable from the property and assets of other Persons.

(e)   The Borrower does not have any leasehold interest in, and is not lessee of, any real property other than the Leased Premises or other leasehold interests acquired by the Borrower with the prior written approval of the Administrative Agent.

(f)    There are no easements, rights of way or similar agreements affecting the use or occupancy of the Project, the Existing Plants, the Aberdeen II Plant or any Site other than Permitted Liens.

(g)   The Borrower has not provided any consent pursuant to Section 3 of the Huron Ground Lease to the creation of any Lien on the Leased Premises covered by such lease. To the Borrower’s knowledge, the lessor under the Huron Ground Lease has not created any Liens on the Leased Premises covered by such lease.

Section 5.14    Taxes. (a)  Except as disclosed on Schedule 5.14, the Borrower has (i) filed all Tax Returns required by law to have been filed by it and (ii) has paid all Taxes thereby shown to be owing, as and when the same are due and payable, other than, in the case of this Section 5.14(a)(ii), (A) Taxes that are subject to a Contest or (B) the nonpayment of immaterial Taxes in an aggregate amount not in excess of twenty-five thousand Dollars ($25,000) at any one time outstanding (taking into account any interest and penalties that could accrue or be applicable to such past-due Taxes), and provided that such Taxes are no more than forty-five (45) days past due.

(b)   The Borrower is not and will not be taxable as a corporation for federal, state or local tax purposes.

(c)   The Borrower is not a party to any tax sharing agreement with any Person (including any Pledgor or any other Affiliate of the Borrower).

(d)   The Borrower has not agreed to extend the statute of limitations period applicable to the assessment or collection of any Tax.

(e)   The Borrower is not currently under any governmental audit with respect to any Tax for any period, there are no claims for additional Tax being pursued by any Governmental Authority with respect to the business, income or activities of the Borrower, and the Borrower is not aware of any such claims that have not yet been asserted but are likely to be asserted by a Governmental Authority.

Section 5.15    Patents, Trademarks, Etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from unduly burdensome restrictions, that are necessary for the ownership, construction, operation and maintenance of the Project. Without limiting the generality of the foregoing, the Borrower has obtained and holds in full force and effect all necessary licenses and other rights that are necessary for the operation and maintenance of the Aberdeen I Plant.

Section 5.16    ERISA Plans. (a) Neither the Borrower nor any of its ERISA Affiliates has (or, except as set forth on Schedule 5.16, within the five year period immediately preceding the date hereof had) sponsored, maintained, participated in or incurred any liability in respect of any Plan or Multiemployer Plan. The Borrower does not have any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA or similar state laws.

(b)   Neither the Borrower nor any ERISA Affiliate has any liability with respect to the terminated Co-op Retirement Plan (as further described on Schedule 5.16) and all liability of the Borrower and any ERISA Affiliate with respect to the Co-op Retirement Plan has been fully satisfied. After due inquiry, neither the Co-op Retirement Plan, the PBGC, any Plan participant or beneficiary nor any other Person has initiated any claim or other action against the Borrower or any ERISA Affiliate with respect to the Plan and, to the knowledge of the Borrower, no such claim or action is threatened or anticipated. Neither the Borrower nor any ERISA Affiliate has any intention to establish a Plan or Multiemployer Plan to replace the Co-op Retirement Plan.

Section 5.17    Property Rights, Utilities, Supplies Etc. (a) All material property interests, utility services, means of transportation, facilities and other materials necessary for the development, engineering, construction, testing, start-up, use and operation of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project, and arrangements in respect thereof have been made on commercially reasonable terms.

(b)   There are no material supplies, materials or equipment necessary for operation or maintenance of the Project that are not expected to be available at the Sites on commercially reasonable terms consistent with the construction schedule and the Construction Budget, or the Operating Budget, as applicable.

Section 5.18    No Defaults. No Default or Event of Default has occurred and is continuing.

Section 5.19    Environmental Warranties.

(a)   (i) The Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (ii) the Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (iii)  neither the Borrower nor any of its Environmental Affiliates has received any written communication (other than any such communication that the Administrative Agent has agreed in writing is not materially adverse) from a Governmental Authority that alleges that the Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (iv) there are no circumstances that to the knowledge of the Borrower may prevent or interfere in the future with the Borrower’s compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.

(b)   There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against the Borrower or the Project. To the knowledge of the Borrower, there is no Environmental Claim pending or threatened against any Environmental Affiliate.

(c)   There are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate or could otherwise reasonably be expected to interfere with the operation of the Existing Plants or construction or operation of the Aberdeen II Plant (as applicable).

(d)   Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which the Borrower or, to the knowledge of Borrower, any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim, (ii) there are no underground storage tanks located or to be located on property owned or leased by the Borrower, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned or leased by the Borrower, except in such form, condition and quantity as could not reasonably be expected to result in an Environmental Claim.

(e)   The Borrower has not received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the knowledge of the

Borrower, none of the operations of the Borrower is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern with respect to the Project.

Section 5.20    Regulations T, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.20 with such meanings.

Section 5.21    Accuracy of Information. (a)  All factual information heretofore or contemporaneously furnished by or on behalf of any of the Borrower or the Pledgors in this Agreement, in any other Transaction Document or otherwise in writing to any Senior Secured Party, any Consultant, or counsel for purposes of or in connection with this Agreement and the other Financing Documents or any transaction contemplated hereby or thereby (other than projections, budgets and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrower) is, when taken as a whole, true and accurate in every material respect and such information is not, when taken as a whole, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.

(b)   The assumptions constituting the basis on which the Borrower prepared the Construction Budget and the Financial Model that are in effect on each date this representation is made or deemed repeated, and the numbers set forth therein, were developed and consistently utilized in good faith and are reasonable and represent the Borrower’s best judgment as of the date prepared as to the matters contained therein, based on all information known to the Borrower.

(c)   The Borrower reasonably believes that (i) the Conversion Date will occur on or before the Conversion Date Certain and (ii) the cost to complete the Aberdeen II Plant will not exceed the funds available to the Borrower (including funds available under this Agreement, the Accounts Agreement, and the Subordinated Debt.

(d)   The Borrower reasonably believes that the development, engineering, construction, testing, start-up, use, ownership, operation and maintenance of the Aberdeen II Plant and the use, ownership, operation and maintenance of the Existing Plants are economically feasible and technically feasible.

Section 5.22    Indebtedness. (a)  The Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrower other than Permitted Indebtedness. The Obligations rank at least pari passu with all other Indebtedness of the Borrower.

(b)   On the Closing Date, after giving effect to the Financing Documents and the transactions contemplated thereby, the Existing Plant Debt, including all principal, interest and other amounts (if any) outstanding in respect thereof, will have been repaid in full, and all Liens against assets of the Borrower in respect of such Existing Plant Debt will have been released.

Section 5.23    Separateness. (a)  The Borrower maintains separate bank accounts and separate books of account from the Pledgors. The separate liabilities of the Borrower are readily distinguishable from the liabilities of each Affiliate of the Borrower, including each of the Pledgors.

(b)   The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

(c)   The Borrower is in compliance with the separateness provisions set forth on Schedule 5.24(a).

Section 5.24    Required LP, GP and LLC Provisions. (a) The Borrower LP Agreement includes each of the terms (collectively, the “Required LP Provisions”) set forth in Schedule 5.24(a), (b) the GP Agreement includes each of the terms (collectively, the “Required GP Provisions”) set forth in Schedule 5.24(b) and the LP Pledgor LLC Agreement includes each of the terms (collectively, the “Required LP Pledgor LLC Provisions”) set forth in Schedule 5.24(c).

Section 5.25    Subsidiaries. The Borrower has no Subsidiaries.

Section 5.26    Foreign Assets Control Regulations, Etc. (a)  The use of the proceeds of the Loans by the Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)   The Borrower:

(i)                        is not and will not become a Person or entity described by Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons

                                                Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and the Borrower does not engage in dealings or transactions with any such Persons or entities; and

(ii)                     is not in violation of the Patriot Act.

Section 5.27    Solvency. The Borrower is and, upon the incurrence of any Obligations by the Borrower and after giving effect to the transactions contemplated hereby, will be Solvent.

Section 5.28    Legal Name and Place of Business. (a) The exact legal name and jurisdiction of formation of the Borrower is:  Heartland Grain Fuels, L.P., a limited partnership organized and existing under the laws of the State of Delaware, and, except as set forth on Schedule 5.28, the Borrower has not had any other legal names in the previous five (5) years.

(b)   The sole places of business of the Borrower are Aberdeen, South Dakota, Huron, South Dakota and Minneapolis, Minnesota, and the chief executive office of the Borrower is Minneapolis, Minnesota.

Section 5.29    No Brokers. The Borrower has no obligation to pay any finder’s, advisory, broker’s or investment banking fee, except for the fees payable pursuant to Section 3.13 (Fees) and the fees set forth in Schedule 5.29.

Section 5.30    Insurance. All insurance required to be obtained and maintained pursuant to the Transaction Documents by the Borrower is in full force and effect as of each date this representation is made or deemed repeated and complies with the insurance requirements set forth on Schedule 7.01(h). All premiums then due and payable on all such insurance have been paid. To the knowledge of the Borrower, all insurance required to be obtained and maintained by any Project Party with respect to the Project to protect, directly or indirectly, against loss or liability to the Borrower, the Project or any Senior Secured Party (including in connection with construction obligations of such Project Party), as of the date this representation is made or deemed repeated, pursuant to any Project Document has been obtained, is in full force and effect and complies with the insurance requirements set forth on Schedule 7.01(h) and is otherwise in all material respects in accordance with such Project Document.

Section 5.31    Accounts. (a) The Borrower does not have, and is not the beneficiary of, any bank account other than (i) the Project Accounts, (ii) Local Accounts in existence on the date hereof with respect to which Blocked Account Agreements have been duly executed and delivered within thirty (30) days after the Closing Date in accordance with Section 7.01(x) (Blocked Account Agreements), (iii) other Local

Accounts with respect to which Blocked Account Agreements have been duly executed and delivered, and (iv) the Bond Funds; and (b) as of the Closing Date and each subsequent date this representation is made or deemed repeated, the aggregate amount of funds on deposit in or standing to the credit of such Local Accounts does not exceed two hundred thousand Dollars ($200,000).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Conditions to Closing and First Funding of Construction Loans. In addition to the conditions set forth in Section 6.02 (Conditions to All Construction Loan Fundings) and Section 6.05 (Conditions to All Fundings and Issuances), the occurrence of the Closing Date and the initial release of Construction Loans are subject to the satisfaction of each of the following conditions precedent:

(a)   Delivery of Financing Documents. The Administrative Agent shall have received each of the following fully executed documents, each of which shall be originals, portable document format (“pdf”) or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto and in form and substance reasonably satisfactory to each Lender:

(i)                        this Agreement;

(ii)                     the original Construction Notes, duly executed and delivered by an Authorized Officer of the Borrower in favor of each Construction/Term Lender;

(iii)                  the original Working Capital Notes, duly executed and delivered by an Authorized Officer of the Borrower in favor of each Working Capital Lender;

(iv)                 the Accounts Agreement;

(v)                    the Intercreditor Agreement;

(vi)                 the Security Agreement;

(vii)              the Pledge Agreement;

(viii)           the Mortgages; and

(ix)                   the Fee Letters.

(b)   Project Documents; Contracts; Consents. (i) The Administrative Agent shall have received true, correct and complete copies of (A) the SNDAs and each Project Document, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Independent Engineer, and (B) each other agreement reasonably requested by the Administrative Agent which, if requested, shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii)                     The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying as true, correct and complete the list of all contracts, agreements, instruments, letter agreements, understandings or other documents to which the Borrower is a party set forth in Schedule 5.11.

(iii)                  Unless the Administrative Agent agrees otherwise in writing, the Administrative Agent shall have received a Consent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Project Document (other than the Administrative Services Agreement).

(c)   Delivery of Documents Evidencing Subordinated Debt Documents. The Administrative Agent shall have received true, correct and complete copies of all Subordinated Debt Documents, and such Subordinated Debt Documents shall be on terms and conditions satisfactory to the Administrative Agent.

(d)   Officer’s Certificates. The Administrative Agent shall have received the following certificates, dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely:

(i)                        a duly executed certificate of an Authorized Officer of the Borrower certifying that (A) all conditions set forth in this Section 6.01 have been satisfied on and as of the Closing Date and (B) all representations and warranties made by each of the Borrower and the Pledgors in this Agreement and each other Financing Document to which the Borrower or such Pledgor is a party are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date);

(ii)                     a duly executed certificate of an Authorized Officer of the Borrower certifying that (A) the copies of each Project Document or other document delivered pursuant to Section 6.01(b) are true, correct and complete copies of such document, (B) each such

                                                Project Document or other document is in full force and effect and no term or condition of any such Project Document or other document has been amended from the form thereof delivered to the Administrative Agent, (C) each of the conditions precedent set forth in each Project Document or other document delivered pursuant to Section 6.01(b) that is required to be satisfied on or before the Closing Date has been satisfied or waived by the parties thereto with the prior written consent of the Required Lenders, and with the approval of the Administrative Agent in the case of any material waiver, and (D) no material breach, material default or material violation by the Borrower, or to the knowledge of the Borrower, by any Project Party under any such Project Document or other document has occurred and is continuing;

(iii)                  a duly executed certificate of an Authorized Officer of the Borrower certifying that (A) the copies of each Subordinated Debt Document delivered pursuant to Section 6.01(c) are true, correct and complete copies of such document, (B) each such Subordinated Debt Document is in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent, (C) each of the conditions precedent set forth in each Subordinated Debt Document delivered pursuant to Section 6.01(b) that is required to be satisfied on or before the Closing Date has been satisfied or waived by the parties thereto with the prior written consent of the Required Lenders, and with the approval of the Administrative Agent in the case of any material waiver, and (D) no material breach, material default or material violation by the Borrower, or to the knowledge of the Borrower, by any party to any such Subordinated Debt Document has occurred and is continuing; and

(iv)                 a duly executed certificate of an Authorized Officer of each Pledgor certifying that all representations and warranties made by such Pledgor in the Pledge Agreement are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date).

(e)   Resolutions, Incumbency, Organic Documents. The Administrative Agent shall have received from each of the Borrower and the Pledgors a certificate of an Authorized Officer dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely, as to:

(i)                        satisfactory resolutions of its general partner, members, managers, shareholders or directors, as the case may be, then in full force and effect authorizing the execution, delivery and performance of (A) each Transaction Document to which it is party, (B) in the case of the Pledgors, the Borrower LP Agreement and (C) in the case of the Borrower, the SNDAs, and, in each case, the consummation of the transactions contemplated therein;

(ii)                     the incumbency and signatures of those of its officers and representatives duly authorized to execute and otherwise act with respect to each Financing Document to which it is party; and

(iii)                  such Person’s Organic Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include (x) in the case of the Borrower, the Required LP Provisions, (y) in the case of the GP Pledgor, the Required GP Provisions and (z) in the case of the LP Pledgor, the Required LP Pledgor LLC Provisions, and in every case certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form attached to such certificate and (B) no material breach, material default or material violation thereunder has occurred and is continuing.

(f)    Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, dated no more than fifteen (15) days (or such other time period reasonably acceptable to the Administrative Agent) prior to the Closing Date, that:

(i)                        the Borrower is duly authorized as a limited partnership to carry on its business, and is duly formed, validly existing and in good standing in each jurisdiction in which it is required to be so authorized;

(ii)                     the LP Pledgor is duly authorized as a limited liability company to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized; and

(iii)                  the GP Pledgor is duly authorized as a corporation to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.

(g)   Opinions of Counsel. Unless the Administrative Agent agrees otherwise in writing with respect to any of the items in this Section 6.01(g), the Administrative Agent shall have received the following legal opinions, addressed to the Senior Secured Parties, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                        the opinion of Faegre & Benson LLP, Delaware and New York counsel to the Loan Parties;

(ii)                     the opinion of South Dakota counsel satisfactory to WestLB;

(iii)                  the opinion of Stinson Morrison Hecker LLP, Kansas counsel to the Loan Parties;

(iv)                 the opinion of in-house counsel to the Bond Trustee;

(v)                    the opinion of Briggs and Morgan, P.A., bond counsel to Brown County, South Dakota;

(vi)                 the opinion of in-house counsel to the Design-Build Contractor and the Technology License Provider;

(vii)              the opinion of counsel to South Dakota Wheat Growers Association;

(viii)           the opinion of Carlyle E. Richards, P.C., counsel to Dakotaland Feeds, LLC;

(ix)                   the opinion of in-house counsel to Northern Border Pipeline Company;

(h)   Lien Search; Perfection of Security. The Collateral Agent shall have been granted a first priority perfected security interest in all Collateral relating to the Borrower and the Project, and the Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Security:

(i)                        completed requests for information or lien search reports, dated no more than five (5) days (or such other time period reasonably acceptable to the Administrative Agent) before the Closing Date, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware, South Dakota and any other jurisdictions reasonably requested by the Administrative Agent that name the Borrower or any Pledgor as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings, which shall show no Liens other than Permitted Liens;

(ii)                     UCC financing statements and other filings and recordations (including fixture filings), in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Security Documents covering the Collateral with respect to the Project described therein, and each such UCC financing statement and other filing or recordation shall be duly filed on or prior to the Closing Date;

(iii)                  mortgage release and UCC termination statements, in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable, terminating the existing mortgage and all existing UCC financing statements and fixture filings covering the Collateral relating to the Existing Plant Debt, and such mortgage release and each such UCC termination statement shall be duly filed on the Closing Date;

(iv)                 the original certificates representing all Equity Interests in the Borrower shall have been delivered to the Collateral Agent, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Pledge Agreement relating to such Equity Interests; and

(v)                    with respect to the Borrower and the Project, evidence of the making (which may be on the Closing Date) of all other actions, recordings and filings of or with respect to the Security Documents delivered pursuant to Section 6.01(a) (Conditions to Closing and First Funding of Construction Loans - Delivery of Financing Documents) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first-priority Liens created thereunder.

(i)    Financial Statements. The Administrative Agent shall have received accurate and complete copies of the unaudited annual financial statements of the Borrower for the Fiscal Year ended October 31, 2006.

(j)    Base Case Projections. The Administrative Agent shall have received base case projections with mutually agreed assumptions, demonstrating certain agreed minimum coverage levels, as certified by the Independent Engineer.

(k)   Financing Documents and Project Documents. The SNDAs, the Borrower LLC Agreement, the Financing Documents and the Project Documents shall be in full force and effect.

(l)    Governmental Approvals. The Borrower shall have obtained all Necessary Project Approvals listed on Part A of Schedule 5.03, and the Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that (i) attached to such certificate are true, correct and complete copies of each such Necessary Project Approval, (ii) each such Necessary Project Approval was duly obtained, is validly issued, is in full force and effect and is final and Non-Appealable, (iii) all Necessary Project Approvals required for the Project at a later date will be obtained in due course prior to the time when needed and without conditions that would impose material expense on the Project, and (iv) Schedule 5.03 accurately identifies all Necessary Project Approvals necessary for the Project.

(m)  Equator Principles. The Administrative Agent shall have received all documentation requested by the Administrative Agent that is necessary to evidence compliance with, and otherwise required in connection with, the Equator Principles.

(n)   Third Party Approvals. The Administrative Agent shall have received reasonably satisfactory documentation of any approval by any Person required in connection with any transaction contemplated by this Agreement or any other Financing Document that the Administrative Agent has reasonably requested in connection herewith.

(o)   Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all fees due and payable on the Closing Date pursuant to Section 3.13 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented.

(p)   Establishment of Project Accounts. Each of the Project Accounts shall have been established to the reasonable satisfaction of the Administrative Agent.

(q)   Insurance. The Administrative Agent shall have received:

(i)                        satisfactory evidence that the insurance requirements set forth on Schedule 7.01(h) with respect to the Borrower and the Project have been satisfied, including binders or certificates evidencing the commitment of insurers to provide each insurance policy required by Schedule 7.01(h), evidence of the payment of all premiums then due and owing in respect of such insurance policies and a certificate of the Insurance Consultant and the Borrower’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect; and

(ii)                     a report of the Insurance Consultant in form and substance reasonably satisfactory to the Administrative Agent discussing, among other matters that the Administrative Agent may require, the adequacy of the insurance coverage for the Project, together with a duly executed certificate of the Insurance Consultant in the form of Exhibit I, appropriately completed to the satisfaction of the Administrative Agent.

(r)    Independent Engineer’s Report. The Administrative Agent shall have received a report of the Independent Engineer with respect to the Project, accompanied by a duly executed certificate of the Independent Engineer in the form of Exhibit J-1, each in form and substance reasonably satisfactory to each Lender:

(i)                        discussing the technical and economic viability of the Project (including the Project’s capability to conform with all air permit limits) and the technical inputs used in the Financial Model;

(ii)                     discussing the reasonableness of the Construction Budget and the Operating Budget for the Existing Plants and the feasibility of the Borrower’s approach to construction and start-up of the Aberdeen II Plant;

(iii)                  discussing the appropriateness of the various Performance Tests and completion undertakings;

(iv)                 discussing operating performance and costs assumptions;

(v)                    confirming that the Environmental Site Assessment Reports comply with the requirements of this Agreement and that no further Environmental Site Assessment Reports are required;

(vi)                 confirming that the Borrower is in compliance in all material respects with all Environmental Laws and all Environmental Approvals applicable to the Project and does not have any known present or contingent liability relating to any Environmental Approval, Environmental Claim or Environmental Law regarding the Project; and

(vii)              confirming that all Environmental Approvals necessary to construct the Aberdeen II Plant and operate the Project (other than Environmental Approvals that are Deferred Approvals) have been obtained, and are validly issued, in full force and effect, and final and Non-Appealable.

(s)   Environmental Site Assessment Report. The Administrative Agent shall have received an Environmental Site Assessment Report with respect to the Sites for the Existing Plants and the Aberdeen II Plant, accompanied by a corresponding reliance letter (to the extent such report does not permit reliance thereon by the Senior Secured Parties), each in form and substance satisfactory to the Administrative Agent.

(t)    Ethanol Market Report. The Administrative Agent shall have received a report of the Borrower’s Ethanol Market Consultant, in form and substance reasonably satisfactory to each Lender.

(u)   Agricultural Market Report. The Administrative Agent shall have received a report of the Agricultural Market Consultant, in form and substance reasonably satisfactory to each Lender.

(v)   Appraisal. The Administrative Agent shall have received an appraisal with respect to the Project, in form and substance reasonably satisfactory to the Required Lenders.

(w)  Construction Budget, Construction Schedule and Operating Budget. The Administrative Agent shall have received (i) the Construction Budget in form and substance reasonably satisfactory to the Required Lenders, (ii) the construction schedule in form and substance reasonably satisfactory to the Required Lenders, (iii) the Operating Budget for the Existing Plants in form and substance satisfactory to the Required Lenders, and (iv) a certificate of a Financial Officer of the Borrower certifying as to the reasonableness of the underlying assumptions and the conclusions on which such budget is based and demonstrating aggregate Project Costs equal to or less than the amount provided for in such Construction Budget and Operating Budget.

(x)    Survey. The Administrative Agent shall have received a current survey conforming with ALTA/ACSM 2005 survey standards, including Table A, items 6, 8, 10 and 11(a), and otherwise acceptable to the Lenders (a “Survey”), of the Sites for the Existing Plants and the Aberdeen II Plant and for the Leased Premises, prepared by Helms & Associates, or other registered or licensed surveyor acceptable to the Lenders and the Title Insurance Company, certified to the Collateral Agent, the Administrative Agent, the Lenders and such Title Insurance Company.

(y)   Title Insurance.

(i)                        The Administrative Agent shall have received a paid policy or policies of mortgage title insurance (the “Title Insurance Policy”), in an aggregate amount equal to the Aggregate Loan Commitment on a Form 2006 extended coverage lender’s policy, containing such endorsements (including an endorsement deleting the creditor’s rights exception) as the Administrative Agent may request and otherwise in form and substance reasonably satisfactory to the Administrative Agent, from the Title Insurance Company (with co-insurance or reinsurance in such amounts and with such title insurance companies as may be required and approved by the Required Lenders), containing no exception for mechanics’ or materialmen’s Liens and no other exceptions (printed or otherwise) other than those approved by the Required Lenders, and insuring that the Collateral Agent has a good, valid and enforceable first Lien of record on the Mortgaged Property free and clear of all defects and encumbrances (other than Permitted Liens).

(ii)                     The Title Insurance Policy shall confirm that the Borrower has good, marketable title to the Sites, and good and valid leasehold interests in the Leased Premises, in each case subject to no Liens (other than Liens in favor of the Collateral Agent or other Permitted Liens).

(z)    Confidential Information Memorandum. An Authorized Officer of the Borrower shall have certified that the information provided by the Company in the Confidential Information Memorandum, taken as a whole over the life of the Project, is, to the best knowledge of the Borrower, true, complete, and accurate in all material respects, as of the date thereof, including the reasonableness of the underlying assumptions upon which the financial projections contained therein are based.

(aa)     Bank Regulatory Requirements. The Administrative Agent shall have received at least five (5) Business Days prior to the Closing Date (or such shorter period as is satisfactory to the Administrative Agent) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(bb)    Process Agent. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, acceptances from the Process Agent for each of the Borrower and the Pledgors appointed under Section 10.02(d) (Applicable Law; Jurisdiction; Etc. – Appointment of Process Agent and Service of Process) and as required under each other Financing Document in effect on the Closing Date.

(cc)     Financial Model. The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, dated as of the Closing Date, certifying that the Financial Model attached as Exhibit K has not been amended or modified and certifying as to the reasonableness of the underlying assumptions and the conclusions on which the Financial Model is based.

(dd)    Auditors. The Administrative Agent shall have received reasonably satisfactory evidence of the appointment of the Auditors.

(ee)     Equity; Subordinated Debt. The Administrative Agent shall have received reasonably satisfactory evidence that (i) an equity contribution in the amount of thirty-nine million eight thousand six hundred twenty-seven Dollars ($39,008,627) has been fully funded prior to the Closing Date, (ii) an equity contribution in the amount of three hundred sixty-six thousand Dollars ($366,000) for payments with respect to the Subordinated Debt has been fully funded, (iii) the Subordinated Debt in an amount of nineteen million Dollars ($19,000,000) has been funded, and fifteen million five hundred eighty-three thousand five hundred sixty-two Dollars and fifty cents ($15,583,562.50) of such amount has been deposited into the Bond Proceeds Sub-Account.

(ff)      Notice to Proceed. The duly executed Notice to Proceed in respect of the Aberdeen II Plant shall have been validly issued and delivered by the Borrower to the Design-Build Contractor, and validly accepted by the Design-Build Contractor, to the satisfaction of the Independent Engineer.

(gg)    Existing Plant Debt Payoff. The Existing Plant Debt shall have been or shall simultaneously be repaid in full (provided that to the extent the amount necessary to repay the Existing Plant Debt (including accrued interest) in full exceeds forty-seven million Dollars ($47,000,000), the LP Pledgor shall have contributed additional equity to pay the amount of such excess), and the Administrative Agent shall have received (i) a payoff statement from the lenders of such debt, in form and substance satisfactory to the Administrative Agent, confirming such repayment and (ii) evidence satisfactory to the Administrative Agent that all Liens against assets of the Borrower in respect of such debt have been released.

(hh)    Existing Plants Complete. Each of the Existing Plants shall be operational and achieving the guaranteed performance levels in a manner satisfactory to the Independent Engineer.

(ii)   Construction Notes. Each Construction/Term Lender shall have received a Construction Note payable to such Lender in the amount of such Lender’s Construction Loan Commitment, duly executed by the Borrower and otherwise Complying with the provisions of Section 2.07 (Evidence of Indebtedness).

(jj)   Commodity Risk Management Plan. The Administrative Agent shall have received the approved Commodity Risk Management Plan.

(kk)     Huron Ground Lease Estoppel Certificate. The Administrative Agent shall have received from the Borrower an estoppel certificate of the lessor under the Huron Ground Lease, pursuant to Section 20 thereof, in form and substance satisfactory to the Administrative Agent.

Section 6.02    Conditions to All Construction Loan Fundings. In addition to the conditions set forth in Section 6.01 (Conditions to Closing and First Funding of Construction Loans) and Section 6.05 (Conditions to All Fundings and Issuances), the obligation of each Construction/Term Lender to make available each Funding of its Construction Loans shall be subject to the fulfillment of the following conditions precedent:

(a)   Funding Notice. The Administrative Agent shall have received a duly executed Funding Notice, as required by and in accordance with Section 2.05 (Notice of Fundings), together with each of the documents described below, which shall certify that:

(i)                        the Application for Payment with respect to which such Funding is requested, together with the corresponding Informational Report(s) covering the period since the preceding Funding (or, in the case of the initial Funding of Construction Loans, since the date of the Design-Build Agreement), each of which shall be certified as true and complete by the Borrower and substantiated by the Independent Engineer;

(ii)                     absolute and unconditional sworn Lien Waiver Statements; provided that in the case of the initial Funding, such Lien Waiver Statements shall evidence receipt of all payments paid or due and payable by the Borrower to the Design-Build Contractor, all subcontractors and all other Persons since the date of the Design-Build Agreement. Such Lien Waiver Statements shall (A) be dated on or about the date of the Funding Notice and (B) cover all work done and all sums received through the date of the then last preceding Funding (or, in the case of the initial Funding, the date of the Design-Build Agreement). Each such Lien Waiver Statement shall be certified as true and correct and complete by the Borrower and the Design-Build Contractor and shall be verified by the Independent Engineer;

(iii)                  a list of all Change Orders not theretofore submitted to the Administrative Agent, together with a statement by the Borrower that copies of the same have been submitted to the Independent Engineer prior to the date of such Funding Notice and a list of all Change Orders to the date of such Funding Notice and a list of all contemplated Change Orders, together with confirmation that each such Change Order is in compliance with Section 7.02(m)(iii) (Negative Covenants – Project Documents);

(iv)                 evidence (which shall include the waiver of Liens required under Section 6.02(a)(ii) (Conditions to All Construction Loan Fundings – Funding Notice) and a detailed receipt for payment itemized by Line Item in the Construction Budget) reasonably satisfactory to the Independent Engineer that the full amount of the proceeds of the then last preceding Funding has been paid out by the Borrower or the Design-Build Contractor to the Persons with respect to whom such Funding proceeds were disbursed and otherwise in accordance with this Agreement; provided that if there has been no such preceding Funding, such evidence shall confirm receipt of all payments due and payable by the Borrower to the Design-Build Contractor, all subcontractors and all other Persons since the date of the Design-Build Agreement;

(v)                    a certification of a Financial Officer of the Borrower confirming that the requested Funding, when considered on its own and when considered on an aggregate basis with the cumulative amount of all prior Fundings for the Aberdeen II Plant, is in compliance with the Drawdown Schedule (or, if such Funding would be in excess of the Drawdown Schedule, such deviation from the Drawdown Schedule has been approved by the Independent Engineer and the Administrative Agent);

(vi)                 the Borrower is in compliance with all conditions set forth in this Section 6.02, and each other applicable Section of this ARTICLE VI, on and as of the proposed Funding Date, before and after giving effect to such Funding and to the application of the proceeds therefrom;

(vii)              all representations and warranties made by each of the Borrower and the Pledgors in this Agreement and each of the Financing Documents to which it is a party are true and correct on and as of such Funding Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such Funding and to the application of the proceeds therefrom; and

(viii)           since October 31, 2006, no Material Adverse Effect has occurred and is continuing.

(b)   Independent Engineer’s Certification. The Administrative Agent shall have received an Independent Engineer’s Certificate in respect of such Funding Notice duly executed by the Independent Engineer and in the form attached as Exhibit J-2.

(c)   Title Insurance. The Administrative Agent shall have received Lien Waiver Statements for the Aberdeen II Plant, and the Administrative Agent shall have received a Title Continuation and an endorsement to the Title Insurance Policy, which endorsement shall have the effect of (i) updating the date of the Title Insurance Policy to the date of the requested Funding and (ii) providing full mechanics’ lien coverage.

(d)   Updated Survey. If the Borrower owns or acquires any land (leasehold, fee or easement) not shown on the then-current Survey, the Administrative Agent shall have received an updated Survey of the Site including such new leasehold, fee or easement areas.

(e)   Mechanic’s Liens. There are no mechanic’s, workmen’s, materialmen’s, construction or other like Liens encumbering the Collateral (other than Permitted Liens), regardless of whether such Liens appear as an exception to the Title Insurance Policy or the Title Continuation.

(f)    Additional Project Documents. An Authorized Officer of the Borrower shall have certified that the Borrower has provided to the Administrative Agent copies of any Additional Project Document entered into by the Borrower since the date of this Agreement, together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

Section 6.03    Conditions to Term Loan Funding. In addition to the conditions set forth in Section 6.05 (Conditions to All Fundings and Issuances), the obligation of each Construction/Term Lender to make its Term Loans shall be subject to the fulfillment of the following conditions precedent.

(a)   Term Notes. Each Construction/Term Lender shall have received a Term Note, payable to such Lender in the amount of such Lender’s Term Loan Commitment, duly executed by the Borrower and otherwise complying with the provisions of Section 2.07 (Evidence of Indebtedness).

(b)   Construction Loan Payoff. All of the Construction Loans shall have been or shall simultaneously be repaid with the proceeds of such Term Loans.

(c)   Final Completion Date. The Final Completion Date for the Aberdeen II Plant shall have occurred.

(d)   Final Completion Certificate. The Administrative Agent shall have received a Final Completion Certificate for the Aberdeen II Plant, in the form of Exhibit Q-1 duly executed by the Independent Engineer and a Final Completion Certificate in the form of Exhibit Q-2 duly executed by the Borrower.

(e)   Insurance. The Administrative Agent shall have received binders or certificates evidencing the commitment of insurers to provide the insurance policies required by Section 7.01(h) (Affirmative Covenants - Insurance), together with evidence of the payment of all premiums then due and payable in respect of such insurance policies and a certificate of the Borrower’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect, and the Administrative Agent shall have received a certificate of the Insurance Consultant in substantially the form of Exhibit I with respect thereto.

(f)    Security. The Administrative Agent shall have received evidence that (i) the Collateral Agent continues to have a perfected first priority security interest in all right, title and interest of each of the Borrower and the Pledgors in and to the Collateral prior to all other Liens thereon and subject only to Permitted Liens, and (ii) all

Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect the Collateral Agent’s Liens have been duly made or taken and are in full force and effect.

(g)   Updated Operating Budget and Plan. The Administrative Agent shall have received a copy of the updated Operating Budget which shall include the Existing Plants and the Aberdeen II Plant, in form and substance reasonably satisfactory to the Administrative Agent.

(h)   Project Accounts. The Project Accounts shall continue to be maintained in accordance with this Agreement and the Accounts Agreement and shall contain all amounts, if any, required to be deposited therein as of the Conversion Date, including the amounts on deposit in or standing to the credit of each of the Debt Service Reserve Account, the Working Capital Reserve Account and the Contingency Reserve Account, which shall be at, or shall be funded on the Conversion Date up to, a level no less than (i) fifty percent (50%) of the Debt Service Reserve Required Amount, (ii) the Working Capital Reserve Required Amount and (iii) the Contingency Reserve Required Amount, respectively.

(i)    Legal Opinions. The Administrative Agent shall have received legal opinions from counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent, addressing those matters relating to the Project, the Transaction Documents and the transactions contemplated therein, and the Collateral, as the Administrative Agent may reasonably request.

(j)    Title Insurance. The Administrative Agent shall have received Lien Waiver Statements for the Aberdeen II Plant, and the Administrative Agent shall have received a Title Continuation and an endorsement to the Title Insurance Policy, which endorsement shall have the effect of (i) updating the date of the Title Insurance Policy to the date of the requested Funding and (ii) providing full mechanics’ lien coverage.

(k)   Final Survey. The Administrative Agent shall have received a satisfactory final as-built Survey of the Project demonstrating that the Project has all real property interests required by the Financing Documents and showing no Liens other than Permitted Liens.

(l)    Mechanic’s Liens. There are no mechanic’s, workmen’s, materialmen’s, construction or other like Liens encumbering the Collateral (other than Permitted Liens), regardless of whether such Liens appear as exceptions to the Title Insurance Policy or the Title Continuations.

(m)            Additional Project Documents. An Authorized Officer of the Borrower shall have certified that the Borrower has provided to the Administrative Agent copies of any Additional Project Document entered into by the Borrower since the date of this Agreement, together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

Section 6.04             Conditions to Working Capital Loan Fundings. In addition to the conditions set forth in Section 6.05 (Conditions to All Fundings and Issuances), the obligation of each Working Capital Lender to make available each Funding of its Working Capital Loans shall be subject to the fulfillment of the following conditions precedent:

(a)          Timing. The initial Funding of the Construction Loans shall have occurred or shall occur simultaneously with such Funding of Working Capital Loans.

(b)         Funding Notice. The Administrative Agent shall have received (i) a Working Capital Loan Funding Notice, as required by and in accordance with Section 2.05 (Notice of Fundings), together with certified evidence of the Working Capital Expenses then due and payable with respect to which such Funding has been requested, and (ii) the most recent Borrowing Base Certificate required to be delivered pursuant to Section 7.03(n) (Reporting Requirements – Borrowing Base Certificate), executed by an Authorized Officer of the Borrower, together with supporting schedules, which certificate shall be in form and substance satisfactory to the Administrative Agent.

Section 6.05             Conditions to All Fundings and Issuances. The obligation of each Lender to make available each Funding of its Loans and the issuance of any Letter of Credit shall be subject to the fulfillment of the following conditions precedent:

(a)          Borrower’s Certifications. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that:

(i)                        the Borrower is in compliance with all conditions set forth in this Section 6.05 on and as of the proposed Funding Date and/or Proposed Letter of Credit Issuance Date, before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance;

(ii)                     all representations and warranties made by each of the Borrower and the Pledgors in this Agreement and each of the Financing Documents to which it is a party are true and correct on and as of such Funding Date and/or Proposed Letter of Credit Issuance Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance;

(iii)                  no Default or Event of Default has occurred and is continuing, or would result from such Funding and/or Letter of Credit issuance;

(iv)                 since October 31, 2006, there has been no event or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(v)                    the Borrower has no reason to believe that the Conversion Date will not occur on or prior to the Conversion Date Certain.

(b)         Government Approvals. The Administrative Agent shall have received evidence reasonably satisfactory to it that:

(i)                        all Governmental Approvals required by the proposed Funding Date and/or Proposed Letter of Credit Issuance Date for operation or development of the Project have been duly obtained, validly issued, and are in full force and effect, final and Non-Appealable;

(ii)                     all conditions in any Governmental Approval applicable to the Borrower that are required to have been satisfied by the date of the applicable Funding and/or Letter of Credit issuance have been satisfied;

(iii)                  such Governmental Approvals do not contain any condition that the Borrower has any reason to believe is not capable of being satisfied on or prior to the time required or that the Borrower has any reason to believe would limit or restrict the ability of the Project to perform consistently with the projections set forth in the Financial Model;

(iv)                 the Borrower is in compliance with all material respects with all Governmental Approvals that have been obtained by it;

(v)                    there is no proceeding pending or, to the knowledge of the Borrower, threatened in writing that seeks to appeal, rescind,

terminate, modify, condition, suspend or otherwise alter in any material respect any such Governmental Approval;

(vi)                 to the Borrower’s knowledge, there exists no impediment that could reasonably be expected to prevent its obtaining in due course all other Governmental Approvals necessary for operation of the Existing Plants or development of the Project as and when the same may be required; and

(vii)              the Administrative Agent shall have received copies of all Governmental Approvals obtained since the last Borrowing certified by an Authorized Officer of the Borrower as true, correct, complete and in full force and effect.

(c)          No Default or Event of Default. No Event of Default or Default has occurred and is continuing, or would result from, such Funding and or Letter of Credit issuance.

(d)         No Litigation.

(i)                        No action, suit, proceeding or investigation shall have been instituted or, to the Borrower’s knowledge, threatened in writing against any of the Borrower, the Pledgors, or the Project; and

(ii)                     no action, suit, proceeding or investigation shall have been instituted or threatened in writing against any Project Party that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(e)          Abandonment, Taking, Total Loss. (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing with respect to the Project, (ii) no Event of Taking relating to any Equity Interests in the Borrower shall have occurred and be continuing, or (iii) no Event of Taking with respect to a material part of the Project shall have occurred.

(f)            Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender and Agent entitled thereto, all fees due and payable as of the date of such Funding and/or Letter of Credit issuance pursuant to Section 3.13 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel) for which invoices have been presented.

(g)         Satisfactory Legal Form. All documents executed or submitted in accordance with this Section 6.05 with respect to such Funding and/or Letter of Credit issuance by or one behalf of the Borrower or any other Project Party shall be reasonably satisfactory in form and substance to the Administrative Agent.

(h)         Material Adverse Effect. Since the Closing Date, no Material Adverse Effect has occurred and is continuing.

(i)             Initial Funding. The initial Funding of the Construction Loans shall have occurred or shall simultaneously occur.

(j)             Bond Proceeds. If a withdrawal of funds on deposit in or standing to the credit of the Bond Proceeds Sub-Account is being simultaneously requested, all of the conditions in the Accounts Agreement and the relevant Bond Proceeds Withdrawal Certificate (other than execution of such certificate by the Bond Trustee) to disbursement of such funds have been satisfied.

(k)          South Dakota Permitting Opinion. For any requested Funding Date after November 15, 2007, the Administrative Agent shall have received a legal opinion, covering permits required for the Project under South Dakota law, addressed to the Senior Secured Parties, and in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII

COVENANTS

Section 7.01             Affirmative Covenants. The Borrower agrees with each Senior Secured Party that, until the Security Discharge Date, the Borrower will perform the obligations set forth in this Section 7.01.

(a)          Compliance with Laws. The Borrower shall comply in all material respects with all Laws (other than Environmental Laws) applicable to it or to its business or property.

(b)         Environmental Matters.

(i)                        The Borrower shall (A) comply in all material respects with all Environmental Laws, (B) keep the Project free of any Lien imposed pursuant to any Environmental Law, (C) pay or cause to be paid when due and payable by the Borrower any and all costs required in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Borrower or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (D) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law that could reasonably be expected to result in an Environmental Claim.

(ii)                     The Borrower shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(c)          Operations and Maintenance. The Borrower shall own, construct, operate and maintain (or cause to be operated and maintained) the Aberdeen II Plant, and shall own, operate and maintain (or cause to be operated and maintained) the Existing Plants in all material respects in accordance with (i) the terms and provisions of the Transaction Documents, (ii) all applicable Governmental Approvals and Laws and (iii) Prudent Ethanol Operating Practice.

(d)         Construction and Completion of Aberdeen II Plant; Maintenance of Properties. (i) The Borrower shall apply the proceeds of the Loans to the purposes specified in Section 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow) and in each Funding Notice and shall duly construct and complete, or cause the construction and completion of, the Aberdeen II Plant, and shall cause the Final Completion Date to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Design-Build Agreement (including any Change Orders permitted under this Agreement), (B) the Construction Budget, and (C) exercise of that degree of skill, diligence, prudence, foresight and care reasonably to be expected of skilled and experienced contractors in the ethanol industry in the United States of America, in order to accomplish the desired result consistent with reliability, safety, performance and expedition taking into account the provisions of the Project Documents and any relevant manufacturer’s or licensor’s recommendations or guidelines.

(ii)                     The Borrower shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its properties and equipment related to the Project that are necessary or useful in the proper conduct of its business.

(iii)                  Except as required in connection with the construction of the Aberdeen II Plant, the Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement.

(iv)                 The Borrower shall continue to engage in business of the same type as now conducted by it and do or cause to be done all things necessary to preserve and keep in full force and effect (A) its limited partnership existence and good standing in the State of Delaware and (B) its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(v)                    The Borrower shall cause all applicable air emissions tests for the Aberdeen II Plant to be completed to the satisfaction of the Independent Engineer within the time periods specified for such tests in the air permit.

(e)          Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same (A) are subject to a Contest or (B) are immaterial Taxes in an aggregate amount not in excess of twenty-five thousand Dollars ($25,000) at any one time outstanding (taking into account any interest and penalties that could accrue or be applicable to such past-due Taxes), and provided that such Taxes are no more than forty-five (45) days past due, (ii) all of its obligations and liabilities under its Contractual Obligations, except as are subject to a Contest and (iii) all lawful claims that, if unpaid, would by law become a Lien upon its properties (other than Permitted Liens), unless the same are subject to a Contest.

(f)            Governmental Approvals. The Borrower shall maintain in full force and effect, in the name of the Borrower, each Necessary Project Approval and obtain each Deferred Approval (each of which shall be reasonably satisfactory to the Administrative Agent) prior to the time it is required to be obtained hereunder, including as set forth on Part B of Schedule 5.03, but in any event no later than the date it is required to be obtained under applicable Law (other than any such failure to maintain or obtain that could not reasonably be expected to have a Material Adverse Effect on the Borrower).

(g)         Use of Proceeds and Cash Flow.

(i)                        All proceeds of the Construction Loans shall be applied to pay Project Costs and for the purposes set forth in Sections 4.01(b)(ii) of the Accounts Agreement. All Loans proceeds shall be applied in accordance with the Funding Notice pursuant to which such Loans were funded.

(ii)                     All proceeds of the Term Loans shall be applied to repay the Construction Loans.

(iii)                  All proceeds of the Working Capital Loans (other than those resulting from a draw on a Letter of Credit) shall be applied to pay Working Capital Expenses.

(iv)                 All Subordinated Debt shall be applied in accordance with the “Costs of the Project” (as defined in the Bond Indenture).

(v)                    The Borrower shall cause all Cash Flow, Insurance Proceeds and Condemnation Proceeds to be applied in accordance with the Accounts Agreement.

(h)         Insurance. Without cost to any Senior Secured Party, the Borrower shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 7.01(h), in accordance with the terms and provisions set forth therein for the Project and the Borrower, and shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document. The Borrower shall cause each such insurance to be in place no less than ten (10) days prior to the date required, and each required insurance policy shall be renewed or replaced no less than thirty (30) days prior to the expiration thereof. In the event the Borrower fails to take out or maintain the full insurance coverage required by this Section 7.01(h), the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an Obligation, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(i)             Books and Records; Inspections. The Borrower shall keep proper books of record and account in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower. The Borrower shall keep books and records separate from the books and records of any other Person (including any Affiliates of the Borrower) that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited partnership actions. The Borrower shall permit officers and designated representatives of the Agents, Lenders and Consultants to visit and inspect any of the properties of the Borrower (including the Project), to examine its limited partnership, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its partners, directors, officers and independent public accountants, and with the GP Pledgor and its directors, officers and independent public accountants, in each case at the expense of the Borrower (provided that so long as no Default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of the Borrower only once per fiscal quarter) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that if a Default or Event of Default has occurred and is continuing, any Agent, Lender or Consultant (or any of their respective officers or designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(j)             Operating Budget.

(i)                        The Borrower shall, with respect to the Existing Plants, not later than the Closing Date, and, with respect to the Aberdeen II Plant, not later than thirty (30) days before the Final Completion Date, adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for such plant(s) for the period from such date to the conclusion of the then-current Fiscal Year and provide a copy of such operating plan and budget at such time to the Administrative Agent. No less than forty-five (45) days in advance of the beginning of each Fiscal Year thereafter, the Borrower shall similarly adopt an operating plan and a budget for the Existing Plants (or, if after the Conversion Date, the entire Project) setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for the ensuing Fiscal Year and provide a copy of such operating plan and budget at such time to the Administrative Agent. (Each such operating plan and budget is herein called an “Operating Budget”.)  Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon approval, which shall not be unreasonably withheld, conditioned or delayed, of the Administrative Agent (acting in consultation with the Consultants). If the Borrower shall not have adopted an annual Operating Budget before the beginning of any Fiscal Year or any Operating Budget adopted by the Borrower shall not have been accepted by the Administrative Agent before the beginning of any upcoming Fiscal Year, the Operating Budget for the preceding Fiscal Year shall, until the adoption of an annual Operating Budget, by the Borrower and acceptance of such Operating Budget, by the Administrative Agent, be deemed to be in force and effective as the annual Operating Budget for such upcoming Fiscal Year.

(ii)                     Each Operating Budget delivered to the Administrative Agent pursuant to this Section 7.01(j) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each Operating Budget Category, shall specify for each month and for each such Operating Budget Category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses and Maintenance Capital Expenses.

(k)          Performance Tests.

(i)                        The Administrative Agent and the Independent Engineer have the right to witness and verify the Performance Tests. The Borrower shall give the Administrative Agent and the Independent Engineer notice regarding each proposed Performance Test within twenty-four (24) hours of the Borrower’s receipt of notice of such Performance Test from the Design-Build Contractor. If, upon completion of any Performance Tests, the Borrower believes that such Performance Tests have been satisfied, the Borrower shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by supporting data and calculations, evidencing the Borrower’s belief that the Borrower and the Design-Build Contractor have satisfied their respective obligations with respect to such Performance Tests. If any such Performance Tests have been satisfactorily completed, the Borrower shall deliver to the Administrative Agent a report that indicates the preliminary opinions as to the satisfactory achievement of the Performance Tests (each, a “Performance Test Report”), and the Independent Engineer will, upon a thorough review of such Performance Test Report, certify in writing to the Administrative Agent, within five (5) Business Days of the receipt of such Performance Test Report, the satisfactory achievement of the Performance Tests or deliver a report to the Administrative Agent and the Borrower setting forth in reasonable detail any objections of the Independent Engineer to such Performance Test Report. If any such valid objections are made, then the Borrower shall be permitted to address such objections to the reasonable satisfaction of the Independent Engineer or conduct additional Performance Tests in accordance with this Section 7.01(k).

(ii)                     The Borrower will not approve any performance testing plan under the Design-Build Agreement, approve the results of any Performance Tests or declare that the Final Completion Date has occurred without the prior written consent of the Administrative Agent and the Independent Engineer, which consent will not be unreasonably withheld, conditioned or delayed.

(l)             Project Documents.

(i)                        The Borrower shall maintain in full force and effect, preserve, protect and defend its material rights under, and take all actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms) of, the SNDAs and each Project Document. The Borrower shall exercise all material rights, discretion and remedies under each SNDA and each Project Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Borrower’s obligations under the Financing Documents.

(ii)                     Promptly upon execution of any Project Document by the Borrower, the Borrower shall deliver to the Administrative Agent certified copies of such Project Document and, if reasonably requested by the Administrative Agent, any Ancillary Documents related thereto.

(iii)                  If any of the SNDAs and the Project Documents provides that such document will expire prior to the Final Maturity Date, then, on or prior to the date that is forty-five (45) days (or such shorter period as shall be satisfactory to the Administrative Agent) prior to the expiration date of such document, the Borrower shall enter into an agreement replacing such document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders.

(m)       Preservation of Title; Acquisition of Additional Property.

(i)                        The Borrower shall preserve and maintain (A) good, marketable and insurable fee interest in the Sites (except for the Leased Premises) and valid easement interest to its easement interest in the Sites, (B) good and valid leasehold interest in the Leased Premises and (C) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens. If the Borrower at any time acquires any real property or leasehold or other interest in real property (including, to the extent reasonably requested by the Administrative Agent, with respect to any material easement or right-of-way not covered by the Mortgages), the Borrower shall, promptly upon such acquisition, execute, deliver and record a supplement to the Mortgage relating to the Plant(s) with respect to which such real property or leasehold or other interest in real property relates, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such real property or leasehold or other interest to the Lien and security interest created by such Mortgage. If reasonably requested by the Administrative Agent, the Borrower shall obtain an appropriate endorsement or supplement to any Title Insurance Policy insuring the Lien of the Security Documents in such additional property, subject only to Permitted Liens.

(ii)                     Prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbance), the Borrower shall deliver to the Administrative Agent an Environmental Site Assessment Report(s) with respect to such real property (if, in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, such Environmental Site Assessment Report(s) with respect to such real property interests is warranted), in each case along with a corresponding reliance letter from the consultant issuing such report(s) (to the extent such report(s) does not permit reliance thereon by the Senior Secured Parties). Each such Environmental Site Assessment Report(s) shall be in form and substance reasonably satisfactory to the Administrative Agent and shall not identify any material liability associated with the condition of such real property.

(n)         Maintenance of Liens; Creation of Liens on Newly Acquired Property.

(i)                        The Borrower shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Security Documents and the first-ranking priority thereof.

(ii)                     The Borrower shall take all actions required to cause each Additional Project Document to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Agreement or otherwise) and shall deliver or cause to be delivered to the Administrative Agent all Ancillary Documents related thereto.

(iii)                  Simultaneously with the making of any investment in Cash Equivalents, the Borrower shall take or cause to be taken all actions to require such Cash Equivalent in the Project Accounts to be or become subject to a first priority perfected Lien in favor of the Senior Secured Parties.

(o)         Certificate of Formation. The Borrower shall observe all of the separateness and other provisions and procedures of its certificate of limited partnership and the Borrower LP Agreement.

(p)         Separateness. The Borrower shall comply at all times with the separateness provisions set forth on Schedule 5.24(a).

(q)         Further Assurances. Upon written request of the Administrative Agent or the Required Lenders, the Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)                        that are necessary or advisable for compliance with Section 7.01(n)(i) (Affirmative Covenants - Maintenance of Liens; Creation of Liens on Newly Acquired Property);

(ii)                     for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Senior Secured Parties hereunder or thereunder; and

(iii)                  for the purposes of facilitating the proper exercise of rights and powers granted to the Senior Secured Parties under this Agreement or any other Financing Document.

(r)            First Priority Ranking. The Borrower shall cause its payment obligations with respect to the Loans to constitute direct senior secured obligations of the Borrower and to rank no less than pari passu in priority of payment, in right of security and in all other respects to all other Indebtedness of the Borrower.

(s)          Quarterly Calculations.

(i)                        Not more than three (3) Business Days prior to each Quarterly Payment Date, the Borrower shall provide to the Administrative Agent a calculation of the Debt Service Reserve Required Amount, certified by a Financial Officer of the Borrower.

(ii)                     Not more than three (3) Business Days prior to each Quarterly Payment Date, the Borrower shall calculate the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, and shall provide written evidence to the Accounts Bank of such calculations certified by a Financial Officer of the Borrower. Each such calculation shall be subject to review by the Administrative Agent.

(t)            Financial Model.

(i)                        No less than forty-five (45) days prior to the end of each Fiscal Year (commencing with the Fiscal Year ended September 30, 2008), the Borrower shall deliver to the Lenders, the Administrative Agent and the Consultants a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category), Maintenance Capital Expenses and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project for the immediately succeeding Fiscal Year. If the Administrative Agent does not approve the updated Financial Model proposed by the Borrower within thirty (30) days following receipt thereof (and, so long as no Default or Event of Default has occurred and is continuing, after consultation and no less than ten (10) days of good faith negotiations with the Borrower), the Administrative Agent may instruct the Consultants to prepare an updated Financial Model based on the reasonable professional judgment of the Consultants (and such updated Financial Model prepared by the Consultants shall be binding on the Lenders and the Borrower).

(ii)                     If in any Fiscal Year (A) the actual Cash Flow for the completed Fiscal Quarters in such Fiscal Year (or, in the case of the Fiscal Year in which the Closing Date occurs, the period from the Closing Date to the end of the most recent completed Fiscal Quarter) (such period, the “Specified Period”) is ninety percent (90%) or less of the projections for such period set forth in the then-current Financial Model, or (B) Operation and Maintenance Expenses and Maintenance Capital Expenses for the Specified Period are, in the aggregate, ten percent (10%) or more above the projections for such period set forth in the then-current Financial Model, the Borrower shall, no less than thirty (30) days prior to the end of the immediately following Fiscal Quarter, deliver to the Administrative Agent, the Lenders and the Consultants a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category), Maintenance Capital Expenses and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project through the end of the immediately following Fiscal Year; provided that if (x) the Historical Debt Service Coverage Ratio calculated as of the most recent Quarterly Payment Date exceeds 4.0x and (y) the Borrower delivers to the Administrative Agent a certificate certifying that the Prospective Debt Service Coverage Ratio calculated as of such most recent Quarterly Payment Date exceeds 4.0x notwithstanding the deviation from the Financial Model described in item (A) or (B) above, as applicable, the Borrower shall not be required to deliver an updated Financial Model pursuant to this Section 7.01(t).

(iii)                  If the Administrative Agent does not approve the updated Financial Model proposed by the Borrower pursuant to Section 7.01(t)(ii) above within fifteen (15) days following receipt thereof (and, so long as no Default or Event of Default has occurred and is continuing, after consultation with the Borrower), the Administrative Agent may instruct the Consultants to prepare an updated Financial Model based on the reasonable professional judgment of the Consultants (and such updated Financial Model prepared by the Consultants shall be binding on the Lenders and the Borrower).

(iv)                 All costs incurred in connection with the preparation and review of updated Financial Models under this Section 7.01(t) shall be for the account of the Borrower.

(u)         Interest Rate Protection Agreement. Within ten (10) Business Days after the Closing Date, and at all times thereafter, the Borrower shall have in place Interest Rate Protection Agreements with respect to at least fifty percent (50%) of the aggregate principal amount of all Loans projected to be outstanding from time to time; provided, that the Borrower may not enter into Interest Rate Protection Agreements for notional amounts, in the aggregate at the time of the execution thereof, in excess of the aggregate principal amount of Loans outstanding on the date of such transaction.

(v)         Commodity Hedging Programs. On or before the Closing Date, the Borrower shall have proposed a Commodity Risk Management Plan which shall have been approved by the Administrative Agent. The Borrower may, from time to time, amend the Commodity Risk Management Plan; provided that any material changes thereto shall require the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. The Borrower at all times shall comply with, and shall ensure that all Commodity Hedging Arrangements comply with, the Commodity Risk Management Plan.

(w)       Debt Service Reserve. The Borrower shall ensure that the Debt Service Reserve Account is fully funded to the Debt Service Reserve Required Amount within one (1) year following the Conversion Date, and thereafter remains fully funded at the Debt Service Reserve Required Amount.

(x)           Blocked Account Agreements. Within thirty (30) days after the Closing Date, the Borrower shall duly execute and deliver a Blocked Account Agreement with respect to each Local Account in existence at such time.

Section 7.02             Negative Covenants. The Borrower agrees with each Senior Secured Party that, until the Security Discharge Date, the Borrower will perform the obligations set forth in this Section 7.02.

(a)          Restrictions on Indebtedness of the Borrower. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except:

(i)                           the Obligations;

(ii)                                Indebtedness under the Subordinated Loan Agreement in an aggregate principal amount not to exceed nineteen million Dollars ($19,000,000), provided that (A) such Indebtedness is subject to the terms of the Intercreditor Agreement and (B) the Bond Trustee or any successor or permitted assignee thereof shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Second Lien Claimholder (as defined in the Intercreditor Agreement) thereunder;

(iii)                             Indebtedness under the Permitted Commodity Hedging Arrangements;

(iv)                            accounts payable to trade creditors incurred in the ordinary course of business and not more than forty-five (45) days past due; and

(v)                               obligations as lessee under operating leases or leases for the rental of any real or personal property which are required by GAAP to be capitalized where all such leases (other than railcar leases) under this Section 7.02(a)(v) do not, in the aggregate, require the Borrower to make scheduled payments to the lessors in any Fiscal Year in excess of two hundred thousand Dollars ($200,000) in the aggregate.

(b)         Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including its Equity Interests), whether now owned or hereafter acquired, except:

(i)                        Liens in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents;

(ii)                     Liens created under the Bond Collateral Documents; provided that (A) such Liens only secure Indebtedness permitted under Section 7.02(a)(ii) (Negative Covenants – Restrictions on Indebtedness of the Borrower), (B) such Liens are subject to the terms of the Intercreditor Agreement, and (C) the Bond Trustee or any successor or permitted assignee thereof shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Second Lien Claimholder (as defined in the Intercreditor Agreement) thereunder;

(iii)                  Liens for taxes, assessments and other governmental charges that are not yet due or the payment of which is the subject of a Contest;

(iv)                 Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest;

(v)                    any Liens reflected on the Title Insurance Policy or any Title Continuation;

(vi)                 Liens arising by reason of judgments that are subject to a Contest; and

(vii)              Until the Construction Loan Maturity Date, Liens in respect of personal property leases existing on the Closing Date under which the liability of the Borrower does not exceed two hundred thousand Dollars ($200,000) in the aggregate.

(c)          Permitted Investments. The Borrower shall not make any investments, loans or advances (whether by purchase of stocks, bonds, notes or other securities, loans, extensions of credit, advances or otherwise) except for investments in Cash Equivalents.

(d)         Change in Business. The Borrower shall not (i) enter into or engage in any business other than the ownership, operation, maintenance, development, start-up, testing, use and financing of the Aberdeen II Plant, the ownership, operation, maintenance, use and financing of the Existing Plants and all activities reasonably related thereto or (ii) change in any material respect the scope of the Project from that which is contemplated as of the date hereof.

(e)          Equity Issuances. The Borrower shall not issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Senior Secured Parties) on a first-priority perfected basis pursuant to the Pledge Agreement or, if necessary, a supplement thereto or a pledge and security agreement in substantially the form of the Pledge Agreement.

(f)            Asset Dispositions. The Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets of the Project or the Borrower (other than Products), whether now owned or hereafter acquired, except:

(i)                        disposal of assets that are promptly replaced in accordance with the then current Operating Budget;

(ii)                     to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project; and

(iii)                  disposal of assets with a fair market value, or at a disposal price, of less than one million Dollars ($1,000,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely affect the construction, operation or maintenance of the Project.

(g)         Consolidation, Merger. The Borrower will not (i) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up; or (ii) acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person.

(h)         Transactions with Affiliates. The Borrower shall not enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in the Borrower unless such arrangement or contract (i) is fair and reasonable to the Borrower and (ii) is an arrangement or contract that is on an arm’s-length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of the Borrower with a Person that is not one of its Affiliates.

(i)             Accounts. (i) The Borrower shall not maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account other than the Project Accounts and any Local Account with respect to which a Blocked Account Agreement has been duly executed and delivered within thiry (30) days after the Closing Date in accordance with Section 7.01(x) (Blocked Account Agreement).

(ii)                     The Borrower shall not change the name or account number of any of the Project Accounts or Local Accounts without the prior written consent of the Administrative Agent.

(j)             Subsidiaries. The Borrower shall not create or acquire any Subsidiary or enter into any partnership or joint venture.

(k)          ERISA. The Borrower will not engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code with respect to any Plan or any other employee benefit plan subject to ERISA that could reasonably result in a material liability to the Borrower. The Borrower will not incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continue coverage under Part 6 of Title I of ERISA or similar state law).

(l)             Taxes. The Borrower shall not make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(m)       Project Documents.

(i)                        Subject to Section 7.02(m)(iii), the Borrower shall not direct or consent or agree to any amendment, modification, supplement, waiver or consent in respect of any provision of any of the SNDAs, the Organic Documents of the Borrower and the Project Documents (other than any immaterial amendment or modification, in which case a true, correct and complete copy shall be delivered to the Administrative Agent) without the prior written consent of the Administrative Agent, and in the case of any amendment to a Project Document due to the removal or replacement of a Project Party, the prior written consent of the Required Lenders.

(ii)                     Except for collateral assignments under the Security Documents and the Bond Collateral Documents, the Borrower shall not assign any of its rights under any of the SNDAs and the Project Documents to which it is a party to any Person, or consent to the assignment of any obligations under any such document by any other party thereto, without the prior written approval of the Administrative Agent, and in the case of any assignment of any obligations under any Project Document by a Project Party, without the prior written approval of the Required Lenders.

(iii)                  The Borrower shall not enter into or approve any Change Orders without the approval of the Administrative Agent (acting in consultation with the Independent Engineer), unless each of the following conditions is satisfied:

(A)                              the amount of such Change Order does not exceed (1) five hundred thousand Dollars ($500,000) individually, or

(2) two million Dollars ($2,000,000) together with all prior Change Orders that have not been approved by the Administrative Agent (for purposes of this clause (A), the amount of any Change Order shall be the aggregate amount by which the related Line Items are increased as a result of such Change Order);

(B)                                such Change Order would not cause the funds available under the Contingency Line Item (and not yet expended) and the Contingency Reserve Account to be reduced to less than zero;

(C)                                such Change Order could not reasonably be expected to delay the Contract Times beyond the Conversion Date Certain;

(D)                               such Change Order will not alter in any adverse respect any guaranty, liquidated damages provision or the standards for any of the Performance Tests;

(E)                                 such Change Order could not reasonably be expected to permit or result in any adverse modification or impair the enforceability of any warranty under the Design-Build Agreement;

(F)                                 such Change Order could not reasonably be expected to impair or reduce the value of the Project or the value of the Collateral or decrease Cash Flow Available for Debt Service;

(G)                                such Change Order could not reasonably be expected to present a material risk of revocation or material modification of any Governmental Approval;

(H)                               such Change Order could not reasonably be expected to cause the Borrower or the Project not to comply or lessen in any material respect the ability of the Borrower or the Project to comply with any applicable Law; and

(I)                                    the Administrative Agent has received a certificate, duly executed by an Authorized Officer of the Borrower, confirming that the proposed Change Order will comply with each of the conditions set forth in clauses (A)-(H) above and, in the case of the condition set forth in clause (A), setting forth (1) the amount of such proposed Change Order and (2) the amount of all prior Change Orders that have not been approved by the Administrative Agent.

(n)         Subordinated Debt Agreements. The Borrower shall not enter into any amendment, modification or supplement of any Subordinated Debt Document unless such amendment, modification or supplement does not require the consent of the Administrative Agent pursuant to the Intercreditor Agreement, and the Borrower shall not enter into any agreement or provide any undertaking or Guarantee with respect to the Subordinated Debt other than the Subordinated Debt Documents.

(o)         Additional Project Documents. The Borrower shall not enter into any Additional Project Document except with the prior written approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

(p)         Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment or (ii) order or consent to any suspension of work under any Project Document, in each case without the prior written approval of the Required Lenders.

(q)         Use of Proceeds; Margin Regulations. The Borrower shall not use any proceeds of any Loan other than in accordance with the provisions of ARTICLE II (Commitments and Funding) and Section 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow). The Borrower shall not use any part of the proceeds of any Loan to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Loan in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X.

(r)            Environmental Matters. The Borrower shall not permit (i) any underground storage tanks to be located on any property owned or leased by the Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned or leased by the Borrower or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned or leased by the Borrower, other than Materials of Environmental Concern necessary for the operation of the Project and used in accordance with all Laws and Prudent Ethanol Operating Practice.

(s)          Restricted Payments. Except as otherwise permitted under Section 2.06(e) (Funding of Loans) the Borrower shall not make any Restricted Payments unless each of the conditions set forth below has been satisfied:

(i)                        the Conversion Date shall have occurred;

(ii)                     such Restricted Payment is made on, or within thirty (30) days following, a Quarterly Payment Date (provided that such Restricted Payment is made only from funds on deposit in or standing to the credit of the Revenue Account or the Prepayment Holding Account, as the case may be, on such Quarterly Payment Date);

(iii)                  no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(iv)                 each of the Debt Service Reserve Account and the Working Capital Reserve Account is fully funded to any applicable required level;

(v)                    each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, calculated as of such Quarterly Payment Date, is greater than or equal to 1.5:1.0; and

(vi)                 the Administrative Agent has received a Restricted Payment Certificate, duly executed by an Authorized Officer of the Borrower, confirming that each of the conditions set forth in clauses (i) through (vi) of this Section 7.02(s) have been satisfied on and as of the date such Restricted Payment is requested to be made, and setting forth a detailed calculation of each of the Historical Debt Service Coverage Ratio and Prospective Debt Service Coverage Ratio;

provided that notwithstanding the foregoing, Restricted Payments shall be permitted to the extent set forth in priority twelfth of Section 6.01(b) of the Accounts Agreement.

(t)            Construction Budget. The Borrower, without the prior written approval of the Administrative Agent and the Independent Engineer, may not reallocate any portion of any Line Item except that the Borrower may (i) reallocate the Contingency Line Item to pay for Change Orders permitted under this Agreement, or to pay for fees and expenses of advisors and consultants (including legal counsel) incurred as contemplated by the Transaction Documents in excess of the amounts then budgeted, up to two hundred thousand Dollars ($200,000), (ii)  apply cost-savings from any completed Line Item  (which completion has been confirmed by the Independent Engineer) to one or more other Line Items, (iii) with the prior written consent of the Independent Engineer (such consent not to be unreasonably withheld, conditioned or delayed), reallocate cost savings from a fixed price line item (based upon an executed contract for that fixed price item) to one or more other Line Items, or (iv) in addition to the reallocation permitted pursuant to items (i), (ii), and (iii) above, reallocate amounts from the Contingency Line Item to other Line Items with the prior written consent of the Independent Engineer.

(u)         Commodity Hedging Arrangements. The Borrower shall not enter into any Commodity Hedging Arrangements that:

(i)                        are not in accordance with the Commodity Risk Management Plan; or

(ii)                     are for speculative purposes.

(v)         Accounting Changes. The Borrower shall not make any change in (i) its accounting policies or reporting practices or (ii) its Fiscal Year without the prior written consent of the Administrative Agent.

(w)       Huron Expansion Contracts. The Borrower shall not enter or be a party to any agreement or contract relating to the expansion of the Huron Plant without the prior written consent of the Administrative Agent.

Section 7.03             Reporting Requirements. The Borrower will furnish to the Administrative Agent, who shall distribute copies of the following to each Lender:

(a)          Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, balance sheets and statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP.

(b)         Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower including therein balance sheets as of the end of such Fiscal Year and statements of income and cash flows of the Borrower for such Fiscal Year, and accompanied by an unqualified opinion of the Auditors stating that such financial statements present fairly in all material respects the financial position of the Borrower for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(c)          Certificate of Financial Officer. Concurrently with the delivery of the financial statements referred to in Section 7.03(a) and (b), a certificate executed by a Financial Officer of the applicable Loan Party stating that:

(i)                        such financial statements fairly present in all material respects the financial condition and results of operations of such Person on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments;

(ii)                     such Financial Officer has reviewed the terms of the Financing Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of such Person during the accounting period covered by such financial statements; and

(iii)                  as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that such Loan Party has taken and proposes to take in respect thereof.

(d)         Auditor’s Letters. Promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower (or the audit or finance committee of the Borrower) by the Auditors in connection with the accounts or books of the Borrower, or any audit of the Borrower.

(e)          Notice of Default or Event of Default. As soon as possible and in any event within five (5) days after the Borrower obtains or should have obtained knowledge of any Default or Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(f)            Notice of Other Events. Within five (5) days after the Borrower obtains knowledge thereof, a statement of an Authorized Officer of the Borrower setting forth details of:

(i)                        any litigation or governmental proceeding pending or threatened in writing against any of the Borrower, the Project or the Pledgors;

(ii)                     any litigation or governmental proceeding pending or threatened in writing against any Project Party that has or could reasonably be expected to have a Material Adverse Effect;

(iii)                  any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect;

(iv)                 notification of any event of force majeure or similar event under a Project Document; or

(v)                    notification of any other change in circumstances that could reasonably be expected to result in an increase of more than five hundred thousand Dollars ($500,000) in Project Costs.

(g)         Project Document or Additional Project Document Notice. Promptly after delivery or receipt thereof, copies of all material notices or documents given or received by the Borrower, pursuant to any of the SNDAs, the Borrower LP Agreement, the Project Documents and any Additional Project Document or any documentation evidencing the Subordinated Debt including:

(i)                        any Change Orders or any written notices or communications related thereto;

(ii)                     any written notice alleging any breach or default thereunder; and

(iii)                  any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation thereof.

(h)         Design-Build Agreement Notice. Within two (2) days following receipt thereof, the Borrower shall deliver to the Administrative Agent any monthly or other periodic report provided to the Borrower under the Design-Build Agreement, which shall be subject to review by the Independent Engineer.

(i)             ERISA Event. As soon as possible and in any event within five (5) days after the Borrower knows, or has reason to know, that any of the events described below has occurred, a duly executed certificate of an Authorized Officer of the Borrower setting forth the details of each such event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC,

Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)                        any Termination Event with respect to any Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to the Borrower;

(ii)                     any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on the Borrower;

(iii)                  an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(iv)                 with respect to any Plan or any other employee benefit plan subject to ERISA, the Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA that could reasonably be expected to result in a material liability to the Borrower;

(v)                    there exists any Unfunded Benefit Liabilities under any Plan;

(vi)                 any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to the Borrower;

(vii)              a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to the Borrower;

(viii)           a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)                   the Borrower and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)                      there is an action brought against the Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA with respect to any Plan or any other employee benefit plan subject to ERISA.

(j)             Notice of PBGC Demand Letter. As soon as possible and in any event within five (5) days after the receipt by the Borrower of a demand letter from the PBGC notifying the Borrower of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of the Borrower setting forth the action the Borrower proposes to take with respect thereto.

(k)          Notice of Environmental Event. Promptly and in any event within five (5) days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and, if applicable, the Borrower’s proposed response thereto:

(i)                        receipt by the Borrower of any written communication from a Governmental Authority or any written communication from any other Person (other than a privileged communication from legal counsel to the Borrower) or other source of written information, including reports prepared by the Borrower, that alleges or indicates that the Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals and such alleged noncompliance could reasonably be expected to form the basis of an Environmental Claim against the Borrower;

(ii)                     the Borrower obtains knowledge that there exists any Environmental Claim pending or threatened in writing against the Borrower or an Environmental Affiliate;

(iii)                  the Borrower obtains knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains knowledge of any material non-compliance with any Environmental Law that, in either case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate; or

(iv)                 any Removal, Remedial or Response action taken, or required to be taken, by the Borrower or any other person in response to any Material of Environmental Concern in, at, on or under, a part of or about the Borrower’s properties or any other property or any notice, claim or other information that the Borrower might be subject to an Environmental Claim.

(l)             Materials of Environmental Concern. The Borrower will maintain and make available for inspection by the Administrative Agent, the Consultants and, if an Event of Default has occurred and is continuing, the Lenders, and each of their respective agents and employees, on reasonable notice during regular business hours, accurate and complete records of all non-privileged correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to the best of the Borrower’s knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim on or affecting the Project.

(m)       Deferred Approvals. Promptly after receipt thereof, copies of each Deferred Approval obtained by the Borrower, together with such documents relating thereto as any Lender may request through the Administrative Agent, certified as true, complete and correct by an Authorized Officer of the Borrower.

(n)         Borrowing Base Certificate. As soon as available, but not later than fifteen (15) days after the end of each calendar month, the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate as of the last Business Day of the immediately preceding calendar month.

(o)         Operating Statements. Within forty-five (45) days after the end of each Fiscal Quarter and concurrently with the delivery of the annual financial statements referred to in Section 7.03(b) (Reporting Requirements – Annual Financial Statements), the Borrower shall furnish to the Administrative Agent an Operating Statement regarding the operation and performance of the Project for each monthly, quarterly and, in the case of the last quarterly Operating Statement for each year, annual period substantially in the form of Exhibit L. Such Operating Statements shall contain (i) line items corresponding to each Operating Budget Category of the then current Operating Budget showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of the Project compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of ethanol and other Products produced by the Project during such period and (iii) information showing (A) the amount of ethanol sold by the Borrower from the Project to pursuant to the Ethanol Marketing Agreement, (B) the amount of

Distillers Grains sold by the Borrower from the Project pursuant to the Co-Product Marketing Agreement, and (C) the amount, if any, of other sales of ethanol and/or Distillers Grains sold by the Borrower from the Project, together with an explanation of any such sale and identification of the purchaser, and (D) the amount, if any, of other Products sold by the Borrower from the Project, together with an explanation of any such sale and identification of the purchaser. The Operating Statements shall be certified as complete and correct by an Authorized Officer of the Borrower, who also shall certify that, the expenses reflected therein for the year to date and for each month or quarter therein did not exceed the provision for such period contained in the Operating Budget then in effect by more than ten percent (10%) or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

(p)         Other Information. Other information reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

ARTICLE VIII

DEFAULT AND ENFORCEMENT

Section 8.01             Events of Default. Each of the following events or occurrences described in this Section 8.01 shall constitute an Event of Default.

(a)          Nonpayment. (i) The Borrower fails to pay any amount of principal of any Loan when the same becomes due and payable or (ii) the Borrower fails to pay any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) Business Days after the same becomes due and payable.

(b)         Breach of Warranty. Any representation or warranty of any Loan Party, any Project Party or any party (other than a Senior Secured Party) to the Intercreditor Agreement or Accounts Agreement made or deemed to be repeated in any Financing Document is incorrect or misleading in any material respect when made or deemed made.

(c)          Non-Performance of Certain Covenants and Obligations. (i) The Borrower defaults in the due performance and observance of any of its obligations under Sections 7.01(d)(i), (ii), (iv)(A) and (v) (Affirmative Covenants – Construction and Completion of Aberdeen II Plant; Maintenance of Properties), Section 7.01(g) (Affirmative Covenants – Use of Proceeds and Cash Flow), Section 7.01(h) (Affirmative Covenants – Insurance), Section 7.01(r) (Affirmative Covenants – First Priority Ranking), Section 7.01(w) (Affirmative Covenants – Debt Service Reserve), Section 7.02

(Negative Covenants), Section 7.03(e) (Reporting Requirements – Notice of Default or Event of Default) and Section 7.03(f) (Reporting Requirements -Notice of Other Events) of this Agreement, or Section 5.02 (Limitation of Liens) or Section 5.07 (Name; Jurisdiction of Organization) of the Security Agreement; (ii) the Borrower or any Pledgor defaults in the due performance and observance of any of its obligations under Section 5.02 (Limitation of Liens), Section 5.04 (No Sale of Collateral), Section 5.05 (No Impairment of Security), Section 5.06 (Filing of Bankruptcy Proceedings) or Section 5.09 (Name; Jurisdiction of Organization) of the Pledge Agreement; or (iii) any party (other than a Senior Secured Party) to the Accounts Agreement or the Intercreditor Agreement defaults in the due performance and observance of any of its obligations under such agreements.

(d)         Non-Performance of Other Covenants and Obligations. Any Loan Party, any Project Party or any party (other than a Senior Secured Party) to the Intercreditor Agreement or the Accounts Agreement defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 8.01(a) (Events of Default – Nonpayment) or Section 8.01(c) (Events of Default – Non-Performance of Certain Covenants and Obligations)) contained in any Financing Document, and such default continues unremedied for a period of thirty (30) days after the Borrower obtains, or should have obtained, knowledge thereof.

(e)          Conversion. The Conversion Date does not occur on or prior to the Conversion Date Certain.

(f)            Cross Defaults. Any one of the following occurs with respect to the Borrower, any Pledgor, or any Project Party with respect to Indebtedness (other than the Obligations and any Indebtedness of any Pledgor arising solely as a result of a Lien on its assets to secure the debt of any of its Subsidiaries other than the Borrower):

(i)                        a default occurs in the payment when due (subject to any applicable grace period and notice requirements), whether by acceleration or otherwise, of such Indebtedness; or

(ii)                     such Person fails to observe or perform (subject to any applicable grace periods and notice requirements) any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; and

(A)                              in the case of Section 8.01(f)(i) or Section 8.01(f)(ii) with respect the Borrower or any Pledgor, with respect to Indebtedness in an amount greater than or equal to one million Dollars ($1,000,000) in the aggregate; or

(B)                                in the case of Section 8.01(f)(i) or Section 8.01(f)(ii) with respect to any other Project Party, has resulted in or could reasonably be expected to result in a Material Adverse Effect; provided, that such occurrence shall not constitute an Event of Default with respect to any such other Project Party (other than a Project Party to the Design-Build Agreement, any License Agreement, the Interconnect Agreement, the Huron Ground Lease, the Huron Grain Elevator Lease or the Aberdeen Grain Elevator Lease) if an agreement replacing each Project Document to which such Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within sixty (60) days thereof.

(g)         Judgments. (i) Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect is rendered against any Loan Party or any Project Party; provided, that such occurrence shall not constitute an Event of Default with respect to any Project Party (other than a Project Party to the Design-Build Agreement, any License Agreement, the Interconnect Agreement, the Huron Ground Lease, the Huron Grain Elevator Lease or the Aberdeen Grain Elevator Lease) if an agreement replacing each Project Document to which such Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within sixty (60) days thereof; or (ii) any judgment or order is rendered against the Borrower or any Pledgor in an amount in excess of one million Dollars ($1,000,000) in the aggregate.

(h)         ERISA Events. (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) the Borrower engages in a transaction with respect to any Plan or any other employee benefit plan subject to ERISA that is prohibited under Section 4975 of the Code or Section 406 of ERISA, (iv) the Borrower or any of its ERISA Affiliates fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Plan must be terminated or have a trustee appointed to administer it, (vi) the Borrower or any of its ERISA Affiliates suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against the Borrower to enforce Section 515 of ERISA, (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than five hundred thousand Dollars ($500,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject the Borrower to any material tax, material penalty or other material liability.

(i)             Bankruptcy, Insolvency. The Borrower, any Pledgor or any Project Party:

(i)                           generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;

(ii)                        applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;

(iii)                     in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within sixty (60) days; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(iv)                    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for sixty (60) days undismissed; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(v)                       takes any action authorizing, or in furtherance of, any of the foregoing; or

(vi)                    ceases to be Solvent;

and with respect to any Project Party, such occurrence has resulted in or could reasonably be expected to result in a Material Adverse Effect; provided, that such occurrence shall not constitute an Event of Default with respect to any Project Party (other than a Project Party to the Design-Build Agreement, any License Agreement, the Interconnect Agreement, the Huron Ground Lease, the Huron Grain Elevator Lease or the Aberdeen Grain Elevator Lease) if an agreement replacing each Project Document to which such Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within sixty (60) days thereof.

(j)             Project Document Defaults; Termination.

(i)                           The Borrower or any other Project Party shall be in material breach of or otherwise in material default under any Project Document, or the Borrower or any counterparty thereof to any SNDA shall be in material breach of or otherwise in material default under such SNDA, and such breach or default has continued (x) in the case of the Huron Ground Lease, for more than thirty (30) days, or (y) in the case of any other Project Document or any SNDA, beyond any applicable grace period expressly provided for in such Project Document (or, if no such cure period is provided, thirty (30) days); provided, that any such breach or default by any Project Party under any Project Document (other than the Design-Build Agreement, the License Agreements, the Interconnect Agreement, the Huron Ground Lease, the Huron Grain Elevator Lease and the Aberdeen Grain Elevator Lease) shall not constitute an Event of Default if an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within sixty (60) days thereof.

(ii)                        Any Project Document ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of the Borrower or any Project Party thereto, or any SNDA ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of the Borrower or any counterparty thereof to such SNDA provided, that such occurrence shall not constitute an Event of Default with respect to any Project Document (other than the Design-Build Agreement, the License Agreements, the Interconnect Agreement, the Huron Ground Lease, the Huron Grain Elevator Lease and the Aberdeen Grain Elevator Lease) if an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within sixty (60) days thereof.

(k)          Governmental Approvals. The Borrower fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval or any Necessary Project Approval is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval is adversely modified without the consent of the Required Lenders, or a proceeding is commenced which could reasonably produce any such result.

(l)             Unenforceability of Documentation. At any time after the execution and delivery thereof:

(i)                           any material provision of any Financing Document shall cease to be in full force and effect;

(ii)                        any Financing Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction;

(iii)                     any Financing Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Senior Secured Parties; and

(iv)                    any Liens against any of the Collateral cease to be a first-priority, perfected security interest in favor of the Collateral Agent, or the enforceability thereof is contested by any Loan Party or any party (other than a Senior Secured Party) to the Intercreditor Agreement, or any of the Security Documents ceases to provide the security intended to be created thereby with the priority purported to be created thereby.

(m)       Environmental Matters. (i) (A) Any Environmental Claim has occurred with respect to the Borrower, the Project or any Environmental Affiliate, (B) any release, Threat of Release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event could reasonably be expected to form the basis of an Environmental Claim against the Borrower, the Project or any Environmental Affiliate, or (C) any violation or alleged violation of any Environmental Law or Environmental Approval occurs that would reasonably result in an Environmental Claim against the Borrower or the Project or, to the extent the Borrower may have liability, any Environmental Affiliate that, in the case of any of Section 8.01(m)(i)(A), (B) or (C), could reasonably be expected to result in liability for the Borrower in an amount greater than two hundred fifty thousand Dollars ($250,000) for any single claim or five hundred fifty thousand Dollars ($500,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect; provided that such an occurrence shall not constitute an Event of Default if (x) the estimated liability associated therewith is reasonably expected to be less than one million Dollars ($1,000,000) net of any Insurance Proceeds that have actually been paid to, and received by, the Borrower or the Collateral Agent as loss payee in connection therewith, or as reduced by taking into account any amounts that the Borrower demonstrates, to the reasonable satisfaction of the Administrative Agent, within ten (10) Business Days following such occurrence, will be available as and when needed, without conditions, from sources (including Insurance Proceeds and documented voluntary equity contributions made to the Borrower for the purpose of covering such costs) other than Cash Flow or Loan proceeds, to cover such costs (and such occurrence could not otherwise reasonably be expected to result in a Material Adverse Effect) and, within ninety (90) days of such occurrence, such liability is reduced below the threshold set forth above this proviso from sources other than Cash Flow or Loan proceeds, (y) there have been no more than two (2) occurrences of the nature described in this Section 8.01(m) during the immediately preceding twelve (12) month period and (z) during such cure period, the Borrower undertakes any remedial or responsive actions then required to be undertaken under applicable Law;

(ii)                        the Borrower or any Environmental Affiliate fails to obtain any Environmental Approvals necessary for the management, use, control, ownership, or operation of its business, property or assets, and (A) the absence of such Environmental Approval could reasonably be expected to have a Material Adverse Effect or (B) any such Environmental Approval is the subject of an Environmental Claim, revoked, terminated, or otherwise ceases to be in full force and effect.

(n)         Loss of Collateral. Any portion of the Collateral (other than a portion that is immaterial) is damaged, seized or appropriated; provided that such an occurrence shall not constitute an Event of Default if the Borrower repairs, replaces, rebuilds or refurbishes such damaged, seized or appropriated Collateral (i) in accordance with Section 12.01(d) of the Accounts Agreement, or (ii) otherwise with the approval of the Required Lenders, in consultation with the Independent Engineer (provided that such approval is obtained within sixty (60) days thereof).

(o)         Event of Abandonment. An Event of Abandonment occurs.

(p)         Taking or Total Loss. An Event of Taking with respect to all or a material portion of the Project or any Equity Interests in the Borrower occurs, or an Event of Total Loss occurs.

(q)         Change of Control. A Change of Control occurs.

Section 8.02             Action Upon Bankruptcy. If any Event of Default described in Section 8.01(i) (Events of Default – Bankruptcy, Insolvency) occurs with respect to the Borrower, any outstanding Construction Loan Commitments, Term Loan Commitments or Working Capital Loan Commitments (if not theretofore terminated) shall automatically terminate. The outstanding principal amount of the outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, demand or further act of the Administrative Agent, the Collateral Agent or any other Senior Secured Party.

Section 8.03             Action Upon Other Event of Default. (a)  If any other Event of Default occurs and is continuing for any reason, whether voluntary or involuntary, the Administrative Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrower, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or any outstanding Construction Loan Commitments, Term Loan Commitments or Working Capital Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations that has been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, any outstanding Construction Loan Commitments or Term Loan Commitments shall terminate. During the continuance of an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, instruct the Collateral Agent to exercise any or all remedies provided for under this Agreement or the other Financing Documents.

(b)         Any declaration made pursuant to Section 8.03(a) may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.04             Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent as Collateral and/or, at the direction of the Administrative Agent, may be applied in accordance with Section 4.2 of the Intercreditor Agreement.

ARTICLE IX

THE AGENTS

Section 9.01             Appointment and Authority. (a) Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this ARTICLE IX are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(b)         Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 9.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c)          Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby appoints WestLB as its Collateral Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Collateral Agent for the Senior Secured Parties in accordance with the terms of this Agreement. Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower or the Pledgors to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this ARTICLE IX and ARTICLE X (Miscellaneous Provisions) (including Section 10.08 (Indemnification by the Borrower), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Financing Documents to which the Collateral Agent is party, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Borrower or any Senior Secured

Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Each of the Collateral Agent and the Administrative Agent shall have the right at any time to seek instructions from the Required Lenders or, in the case of the Collateral Agent, the Administrative Agent as to any discretionary actions contemplated hereby or in any other Financing Document or if this Agreement or any other Financing Document is silent as to any matter requiring action by the Collateral Agent and shall be fully protected in accordance with Section 9.03 (Exculpatory Provisions) and Section 9.04 (Reliance by Agents) when acting upon such instructions. Any action taken by the Collateral Agent or the Administrative Agent under or in relation to this Agreement and any other Financing Document to which it is party with requisite authority or on the basis of appropriate instructions received from the Lenders (or otherwise as duly authorized) shall be binding on each Lender and, in the case of the Collateral Agent, each Interest Rate Protection Provider. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02             Rights as a Lender or Interest Rate Protection Provider. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender or Interest Rate Protection Provider, as the case may be, as any other Lender or Interest Rate Protection Provider, as the case may be, and may exercise the same as though it were not an Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor for or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, any other Agent or the Interest Rate Protection Provider.

Section 9.03             Exculpatory Provisions. (a) No Agent nor any of its respective directors, officers, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which it is party. Without limiting the generality of the foregoing, no Agent shall:

(i)                           be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                        have any duty to take any discretionary action or exercise any discretionary powers except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents to which it is party that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; and provided further that no such direction given to such Agent that in the sole judgement of such Agent imposes, or purports to impose, or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in this Agreement or arising under this Agreement or other Financing Documents to which it is party shall be binding upon such Agent unless such Agent, in its sole discretion, accepts such direction;

(iii)                     except as expressly set forth herein and in the other Financing Documents to which it is party, have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; or

(iv)                    be required to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement or any other Financing Document other than on the instructions of the Lenders.

(b)         No Agent nor any of its respective directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may reasonably believe in good faith to be necessary, under the circumstances as provided in Section 9.01 (Appointment and Authority)), (ii) in connection with any amendment, consent, approval or waiver which it is permitted under the Financing Documents to enter into, agree to or grant or (iii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent in writing by the Borrower or a Lender.

(c)          No Agent nor any of its respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report, opinion or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein  (including the use of proceeds) or the occurrence or continuance of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness or admissibility into evidence of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien or security interest created or purported to be created by any Security Document (or title to or rights in any Collateral under any Security Document), or (v) the satisfaction of any condition set forth in ARTICLE VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

(d)         Each Agent may, unless and until it shall have received directions from the Lenders, take such action or refrain from taking such action in respect of a Default or Event of Default of which such Agent has been advised in writing by the Lenders as it shall reasonably deem advisable in the best interests of the Lenders (but shall not be obligated to do so).

(e)          The Collateral Agent may refrain from acting in accordance with any instructions of the Lenders to institute any legal proceedings arising out of or in connection with this Agreement or any other Financing Document until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees and expenses) which it would or might reasonably be expected to incur as a result.

(f)            No Agent shall be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or under any Financing Document to which it is party unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 9.04             Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not (nor shall any of its directors, officers, employees or agents) incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may at any time and from time to time solicit written instructions in the form of directions from the Required Lenders or an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or any other Financing Document to which it is party.

Section 9.05             Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Absent gross negligence or willful misconduct in selecting a sub-agent, no Agent shall be responsible for any action of, or failure to act by, any sub-agent that has been approved by the Required Lenders. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE IX shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with their acting as Agent.

Section 9.06             Resignation or Removal of Agent. (a)  Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Lenders. Any Agent may be removed at any time by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent, in accordance with this Section 9.06.

(b)         Upon any notice of resignation by any Agent or upon the removal of any Agent by the Required Lenders, the Required Lenders shall appoint a successor Agent hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000). So long as no Event of Default has occurred and is continuing, such appointment shall be subject to the Borrower’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c)          If no successor Agent has been appointed by the Required Lenders within thirty (30) days) after the date such notice of resignation was given by such Agent or the Required Lenders elected to remove such Agent, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent, as applicable, who shall serve as Agent hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent, as provided above.

(d)         Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent, and the retiring (or removed) Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents. After the retirement or removal of any Agent hereunder and under the other Financing Documents, the provisions of this ARTICLE IX shall continue in effect for the benefit of such retiring (or removed) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such Agent was acting as Agent.

(e)          If a retiring (or removed) Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will, subject to payment of its reasonable costs and expenses (including counsel fees and expenses), execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.

Section 9.07             No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.

Section 9.08             Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.09             No Lead Arranger or Bookrunner Duties. Anything herein to the contrary notwithstanding, no lead arranger or bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 9.10             Collateral Agent May File Proofs of Claim. (a) In case of the pendency of any Insolvency or Liquidation Proceeding relative to the Borrower or the Pledgor (including any event described in Section 8.01(i) (Events of Default – Bankruptcy, Insolvency), the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Senior Secured Party shall have made any demand on the Borrower) shall be entitled and empowered, but shall not be obligated, by intervention in such proceeding or otherwise:

(i)                           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Secured Parties and their respective agents and counsel and all other amounts due the Senior Secured Parties under Section 3.13 (Fees), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower)) allowed in such judicial proceeding; and

(ii)                        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)         Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent consents to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 3.13 (Fees), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower).

(c)          Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11             Collateral Matters. (a)  The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document for the benefit of the Senior Secured Parties (i) upon the occurrence of the Security Discharge Date, (ii) if approved, authorized or ratified in writing in accordance with Section 10.01 (Amendments, Etc.) or (iii) as permitted pursuant to the terms of the Financing Documents (including as contemplated by Section 7.02(f) (Negative Covenants — Asset Dispositions)).

(b)         Upon request by the Collateral Agent at any time and from time to time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower or the Pledgor, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Financing Documents and this Section 9.11.

(c)          Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Financing Documents to which it is party, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.

Section 9.12             Copies. Each Agent shall give prompt notice to each Lender of each material notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (other than instructions for the transfer of funds from Project Accounts pursuant to the Accounts Agreement or if otherwise concurrently delivered to the Lenders by the Borrower). Each Agent will promptly distribute to each Lender each document or instrument (including each document or instrument delivered by the Borrower to such

Agent pursuant to ARTICLE V (Representations and Warranties), ARTICLE VI (Conditions Precedent) and ARTICLE VII (Covenants)) received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement or any other Financing Document.

Section 9.13             No Liability for Clean-up of Hazardous Materials. If the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any duty or obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liabilities or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liabilities or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s action and conduct as authorized, empowered or directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Materials of Environmental Concern into the environment.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01       Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower, any Pledgor or any party (other than a Senior Secured Party) to the Intercreditor Agreement or Accounts Agreement therefrom, shall be effective unless in writing signed by the Required Lenders (or, if expressly contemplated hereby, the Administrative Agent) and, in the case of an amendment, the Borrower, such Pledgor or such party to the Intercreditor Agreement or Accounts Agreement, as the case may be, and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.03(a) (Action Upon Other Event of Default) without the prior written consent of such Lender (other than any Non-Voting Lender) or extend or increase the Aggregate Loan Commitment;

(b)         postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Construction Loan Fundings), Section 3.02 (Repayment of Term Loan Fundings) or Section 3.03 (Repayment of Working Capital Loan Fundings) or Section 3.04 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(c)          reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including the Required Cash Sweep or any other mandatory prepayments under Section 3.10 (Mandatory Prepayment)) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender); provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)         change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.08 (Termination or Reduction of Commitments), Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment) in any manner without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(e)          change any provision of this Section 10.01, the definition of Required Lenders or any other provision of any Financing Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights under any Financing Document (including any such provision specifying the number or percentage of Lenders required to waive any Event of Default or forbear from taking any action or pursuing any remedy with respect to any Event of Default), or make any determination or grant any consent under any Financing Document, without the prior written consent of each Lender (other than any Non-Voting Lender);

(f)            release (i) the Borrower from all or substantially all of its obligations (except for obligations that are expressly covered in clauses (a) - (e) above or (g) – (j) below) under any Financing Document, (ii) Collateral with a fair market value, or a disposal price, of more than fifteen million Dollars ($15,000,000) in any transaction or series of related transactions, or (iii) the Collateral (as defined in the Pledge Agreement), without the prior written consent of each Lender (other than any Non-Voting Lender);

(g)         change the Conversion Date Certain without the prior written consent of each Lender (other than any Non-Voting Lender);

(h)         change any provision that requires ratable treatment of Lenders in accordance with Section 3.14 (Pro Rata Treatment) without the prior written consent of each Lender (other than any Non-Voting Lender) that would be denied ratable treatment by such change;

(i)             amend the order of payments set forth in Section 6.01(b) or (c) of the Accounts Agreement without the prior written consent of each Lender (other than any Non-Voting Lender);

(j)             amend the order of payments set forth in Section 4.2 of the Intercreditor Agreement without the prior written consent of each Lender (other than any Non-Voting Lender);

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document; and (ii) Section 10.03(h) (Assignments) may not be amended, waived or otherwise modified without the prior written consent of each Granting Lender all or any part of whose Loan is being funded by an SPV at the time of such amendment, waiver or other modification.

Notwithstanding the other provisions of this Section 10.01, the Borrower, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Financing Documents without the consent of any Lender solely:  (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents.

Section 10.02       Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)         SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK,

AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.02(b). THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         Appointment of Process Agent and Service of Process. The Borrower hereby irrevocably appoints C T Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of itself services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York. If for any reason the Process Agent shall cease to act as such for any Person, such Person hereby agrees to designate a new agent in New York City on the terms and for the purposes of this Section 10.02 reasonably satisfactory to the Administrative Agent. Such service may be made by mailing or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 10.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction.

(e)          Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.02.

Section 10.03       Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.03(b), (ii) by way of participation in accordance with Section 10.03(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.03(f), or (iv) to an SPV in accordance with the provisions of Section 10.03(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 10.03 and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than three million Dollars ($3,000,000) and in integral multiples of one million Dollars ($1,000,000) in excess thereof, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollar ($2,500) fee shall be payable for all such contemporaneous assignments and (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.03(c), on and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs), Section 4.05 (Funding Losses), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.03(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03(d).

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)         Any Lender may at any time, without the consent of, or notice to, the Borrower or any Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (Amendments, Etc.) that directly affects such Participant. Subject to Section 10.03(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs)

and Section 4.05 (Funding Losses), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.03(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 (Right of Setoff) as though it were a Lender; provided such Participant agrees to be subject to Section 3.15 (Sharing of Payments) as though it were a Lender.

(e)          A Participant shall not be entitled to receive any greater payment under Section 4.01 (Eurodollar Rate Lending Unlawful) or Section 4.03 (Increased Eurodollar Loan Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such participant is made with the prior written consent of the Borrower.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.15 (Sharing of Payments). Each party hereto hereby agrees that (A) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 4.03 (Increased Eurodollar Loan Costs), (B) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV in any Insolvency or Liquidation Proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (1) with notice to, but without prior consent of the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of any Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

Section 10.04       Benefits of Agreement. Except as expressly provided in the last sentence of Section 10.08(b) (Indemnification by Borrower) nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 10.05       Consultants. (a) The Required Lenders acting jointly or the Administrative Agent may, in their sole discretion, appoint any Consultant for the purposes specified herein. If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders acting jointly or the Administrative Agent, as the case may be, shall designate a Consultant in replacement.

(b)         The Borrower shall reimburse each Consultant appointed hereunder for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 10.05.

(c)          In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrower or other sources reasonably believed by such Consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

Section 10.06       Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Lead Arranger, the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (b) all reasonable out-of-pocket expenses incurred by the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all out-of-pocket expenses incurred by the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel for any Senior Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 10.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations.

Section 10.07       Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.08       Indemnification by the Borrower. (a) In addition to the indemnity by the Borrower set forth in Section 10.11(f) (Notices and Other Communications), the Borrower hereby agrees to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any

Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)                           the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)                        any Loan or the use or proposed use of the proceeds therefrom;

(iii)                     any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from the Project or any property owned, leased or operated by the Borrower, or any liability or costs pursuant to an Environmental Law related in any way to the Project, the Sites or the Borrower;

(iv)                    any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, the GP Pledgor or any of its shareholders, directors or creditors, the Borrower or any of its partners or creditors, and in each case regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(v)                       any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the knowledge of the Borrower;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)         To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.08(a) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 10.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so. The Lenders agree and acknowledge that the Accounts Bank is an intended third party beneficiary of this Section 10.08(b).

(c)          Except as otherwise provided in ARTICLE VI (Conditions Precedent), all amounts due under this Section 10.08 shall be payable not later than ten (10) Business Days after demand therefor.

Section 10.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by any Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10       No Waiver; Cumulative Remedies. No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.11       Notices and Other Communications. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                           if to the Borrower or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.11(a);

(ii)                        if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire; and

(iii)                     if to any Interest Rate Protection Provider, to the address, telecopier, number, electronic mail address or telephone number specified on Schedule 10.11(a).

(b)         Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.11(d) shall be effective as provided in Section 10.11(d).

(c)          Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, and in the case of notices to the Collateral Agent, by the Collateral Agent as well; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II (Commitments and Funding) if such Lender has so notified the Administrative Agent. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 10.11(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

(e)          Each of the Borrower and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and each Agent.

(f)            The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g)         So long as WestLB is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Funding, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to Funding (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to nyc_agency_services@westlb.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the

manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(h)         So long as WestLB is the Administrative Agent, the Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http://www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).

(i)             THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j)             The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 10.11(a) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such

Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(k)   Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 10.12  Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender or other Agent) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 10.13  Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency or Liquidation Proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 10.13(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.14  Right of Setoff. Each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.14 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15  Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.16  Survival. Notwithstanding anything in this Agreement to the contrary, Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Funding, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

Section 10.17  Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors (including legal counsel and financial advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.17 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender). In addition, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, and the Funding. For the purposes of this Section 10.17, “Information” means written information that the Borrower furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Borrower that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with the Borrower or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.18  Waiver of Consequential Damages, Etc. Except as otherwise provided in Section 10.08 (Indemnification by the Borrower) for the benefit of any Indemnitee, to the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 10.19  Waiver of Litigation Payments. To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 10.02(b) (Applicable Law; Jurisdiction; Etc. – Submission to Jurisdiction) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any Lender or any Agent in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of New York or, as the case may be, the jurisdiction in which such court is located.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Senior Credit Agreement to be executed by their respective officers as of the day and year first above written.

HEARTLAND GRAIN FUELS, L.P.,
as Borrower
By:	Dakota Fuels, Inc.
Its:	General Partner

By	:/s/ Revis L. Stephenson III
Name: Revis L. Stephenson III
Title:Chairman

WESTLB AG, NEW YORK BRANCH,
as Lead Arranger, Sole Bookrunner and Syndication Agent

By:	/s/ Michael Pantelogianis
Name: Michael Pantelogianis
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Michael Pantelogianis
Name: Michael Pantelogianis
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Collateral Agent

By:	/s/ Michael Pantelogianis
Name: Michael Pantelogianis
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Lender

By:	/s/ Michael Pantelogianis
Name: Michael Pantelogianis
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Issuing Bank

By:	/s/ Michael Pantelogianis
Name: Michael Pantelogianis
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

MARSHALL FINANCIAL GROUP, LLC,
as Lender

By:	/s/ James F. Clifford
Name: James F. Clifford
Title: EVP

BANCO SANTANDER, S.A.,
NEW YORK BRANCH
as Lender

By:	/s/ Ignacio Campillo
Name: Ignacio Campillo
Title: Executive Director
Grupo Santander

By:	/s/ Paul J. Lammey
Name: Paul J. Lammey
Title: Executive Director
Grupo Santander

FARM CREDIT BANK OF TEXAS,
as Lender

By:	/s/ Horace R. Harrod
Name: Horace R. Harrod
Title: Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., “RABOBANK
NEDERLAND”, NEW YORK BRANCH,
as Lender

By:	/s/ Jeff Bliss
Name: Jeff Bliss
Title: Vice President

By:	/s/ Brett Delfino
Name: Brett Delfino
Title: Executive Director

NORDKAP BANK AG,
as Lender

By:	/s/ Niklaus Harler
Name: Niklaus Harler
Title: CEO

By:	/s/ Batchimeg Gadola
Name: Batchimeg Gadola
Title: Transactor

Exhibit A

“Aberdeen I Plant” means the existing ethanol production facility owned by the Borrower and located in Aberdeen, South Dakota, with a nameplate capacity of approximately 9 million gallons-per-year of denatured ethanol, including the respective Site and all buildings, structures, improvements, easements and other property related thereto.

“Aberdeen II License Agreement” means that certain License Agreement dated as of July 14, 2006, between the Borrower and the Technology License Provider, as amended by the Consent and Agreement, dated as of October 1, 2007, between the Borrower, the Technology License Provider and the Collateral Agent.

“Aberdeen II Plant” means the expansion ethanol production facility to be constructed and owned by the Borrower and located in the same location as the existing Aberdeen plant in Aberdeen, South Dakota, with a nameplate capacity of approximately 40 million gallons-per-year of denatured ethanol, including the Site and all buildings, structures, improvements, easements and other property related thereto.

“Aberdeen Grain Elevator Lease” means that certain Lease Agreement, dated as of October 1, 2007, between the Borrower and South Dakota Wheat Growers Association, relating to the grain elevator for the Aberdeen Plants.

“Aberdeen Insurance and Condemnation Proceeds Account” has the meaning provided in Section 3.01(a)(ix) of the Accounts Agreement.

“Aberdeen Mortgage” means the Mortgage—Collateral Real Estate Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders, to be made by the Borrower to the Collateral Agent for the benefit of the Senior Secured Parties in respect of the Sites for the Aberdeen Plants.

“Aberdeen Plants” means, collectively, the Aberdeen I Plant and the Aberdeen II Plant.

“Aberdeen Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of October 1, 2007, among COBANK, ACB, a/k/a CoBank, as mortgagee, the Borrower as lessee and South Dakota Wheat Growers Association as mortgagor, in relation to the Aberdeen Grain Elevator Lease, including all schedules, exhibits and attachments thereto.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least “A-” (or the then-equivalent rating) by S&P or at least “A3” (or the then-equivalent rating) by Moody’s.

“Account Collateral” has the meaning provided in Section 2.07 (Grant of First-Priority Security Interest) of the Accounts Agreement.

“Account Debtor” means the Person that is obligated on or under any Account owing to the Borrower.

“Accounts” means all “accounts” as that term is defined in Section 9-102 of the UCC, now or hereafter owned by the Borrower.

“Accounts Agreement” means that certain Accounts Agreement dated as of the date hereof among the Borrower, the Accounts Bank, as accounts bank and securities intermediary, the Collateral Agent, the Administrative Agent, and the Bond Trustee on behalf of the Second Lien Claimholders (as defined in the Intercreditor Agreement).

“Accounts Bank” means Amarillo National Bank, not in its individual capacity, but solely as depositary bank and securities intermediary under the Accounts Agreement, and includes each other Person that may, from time to time, be appointed as successor Accounts Bank pursuant to and in accordance with the Accounts Agreement.

“Accounts Bank Fee Letter” has the meaning provided in Section 1.01 of the Accounts Agreement.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which the Borrower becomes a party after the date hereof, other than any document under which the Borrower (a) could not reasonably be expected to have obligations or liabilities in the aggregate in excess of two million Dollars ($2,000,000), or be entitled to receive revenues in the aggregate in excess of two million Dollars ($2,000,000), in either case in value in any twelve (12) month period and (b) a termination of which could not reasonably be expected to result in a Material Adverse Effect; provided, that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas and Interest Rate Protection Agreements) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Administrative Agent” means WestLB, not in its individual capacity but solely as administrative agent for the Lenders hereunder and under the other Financing Documents, and includes each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 9.06 (Resignation or Removal of Agent).

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“Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of October 1, 2007, between the Sponsor and the Borrower.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (b) owns at least ten percent (10%) of the Equity Interests in such Person.

“Agency Authorization Letter Agreement” means that certain Agency Agreement, dated February 12, 2007, among the Borrower, as “Party Y”, Energy Management & Consulting Services, LLC, as “Party X” and BP Canada Energy Marketing Corp., pursuant to which Energy Management & Consulting Services, LLC is authorized to make purchases of natural gas from BP Canada on behalf of the Borrower pursuant to the Gas Purchase and Sale Agreement.

“Agent Parties” has the meaning provided in Section 10.11(i) (Notices and Other Communications).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Accounts Bank.

“Aggregate Construction Loan Commitment” means ninety million seven hundred thousand Dollars ($90,700,000), as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Aggregate Loan Commitment” means ninety-eight million seven hundred thousand Dollars ($98,700,000), as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Aggregate Pre-Conversion Cash Sweeps” means the aggregate of all prepayments made pursuant to priority twelfth of Section 6.01(b) of the Accounts Agreement and priority seventh of Section 2.06(e) (Funding of Loans) of this Agreement.

“Aggregate Pre-Conversion Distributions” means the aggregate of all payments made pursuant to priority tenth, and subsection (A) of priority twelfth, of Section 6.01(b) of the Accounts Agreement, and priority seventh of Section 2.06(e) (Funding of Loans) of this Agreement.

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“Aggregate Term Loan Commitment” means ninety million seven hundred thousand Dollars ($90,700,000), as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Aggregate Working Capital Loan Commitment” means eight million Dollars ($8,000,000), as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Agreement” has the meaning set forth in the Preamble.

“Agricultural Market Consultant” means Muse, Stancil & Co., or any replacement agricultural market consultant appointed by the Administrative Agent.

“Ancillary Documents” means, with respect to each Additional Project Document, the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and, in the case of items (i), (ii) and (iv), the Collateral Agent:

(i)                                     each security instrument and agreement necessary or desirable to grant to the Collateral Agent a first priority perfected Lien (subject only to Permitted Liens) in such Additional Project Document and all property interests received by the Borrower in connection therewith;

(ii)                                  all recorded UCC financing statements and other filings required to perfect such Lien;

(iii)                               if reasonably requested by the Administrative Agent, opinions of counsel for the Borrower addressing such matters relating to such document, each applicable Security Document and Lien as the Administrative Agent may reasonably request;

(iv)                              if reasonably requested by the Administrative Agent, the Borrower shall use its best efforts to obtain a Consent with respect to such Additional Project Document from each Project Party thereto, and shall use its best efforts to obtain an opinion of counsel to such Project Party addressing matters relating to such Additional Project Document and such Consent as the Administrative Agent may reasonably request; and

(v)                                 certified evidence of the authorization of such Additional Project Document by the Borrower.

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“Applicable Margin” means, with respect to the Construction Loans or Term Loans, the Construction/Term Applicable Margin and, with respect to the Working Capital Loans, the Working Capital Applicable Margin.

“Application for Payment” means, with respect to the Aberdeen Design-Build Agreement, an “Application for Payment” as defined therein, and with respect to the Huron Design-Build Agreement, such term or any analogous term.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Auditors” means those nationally recognized independent auditors selected by the Borrower and approved by the Administrative Agent.

“Authorized Officer” means (i) with respect to any Person that is a corporation, the chief executive officer, the chief operating officer, the president, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person, (iii) with respect to any Person that is a limited liability company, any manager, the president, any vice president, the treasurer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person, or (iv) with respect to any Person, such other representative of such Person that is approved by the Administrative Agent in writing who, in each such case, has been named as an Authorized Officer on a certificate of incumbency of such Person delivered to the Administrative Agent and the Accounts Bank on or after the date hereof.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (ii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate.”  The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Commitments and Funding).

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“Blocked Account Agreement” means an agreement, in substantially the form attached hereto as Exhibit M (or, if requested by the Borrower, such other form reasonably satisfactory to the Administrative Agent and the Collateral Agent), with respect to a Local Account among the Borrower, the bank with whom such Local Account was opened and the Collateral Agent.

“Blocked Account Collateral” has the meaning set forth in each Blocked Account Agreement.

“Bond Collateral Documents” has the meaning provided in Section 1.01 of the Accounts Agreement.

“Bond Funds” has the meaning provided in Section 1.01 of the Accounts Agreement.

“Bond Indenture” means that certain Bond Trust Indenture, dated as of October 1, 2007, between the Issuer and the Bond Trustee pursuant to which the Issuer issues the Bonds.

“Bond Proceeds Sub-Account” has the meaning provided in Section 3.01(a)(xiii) of the Accounts Agreement.

“Bonds” means those certain Brown County, South Dakota Subordinate Solid Waste Facilities Revenue Bonds (Heartland Grain Fuels, L.P. Ethanol Plant Project) Series 2007A in the amount of $19,000,000.

“Bond Trustee” means Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as trustee of the Bonds under the Bond Indenture, the other Subordinated Debt Documents, the Accounts Agreement and the Intercreditor Agreement, and includes each other Person that may, from time to time, be appointed as successor Bond Trustee pursuant to the Bond Indenture.

“Borrower” has the meaning set forth in the Preamble.

“Borrower LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership, dated as of October 1, 2007, entered into by the GP Pledgor as general partner, and the LP Pledgor as limited partner.

“Borrowing Base” means, on any given date, an amount equal to, eighty percent (80%) of the sum of, without duplication:

(i)                                     the face amount (less reserves, maximum discounts, credits and allowances that may be taken by or granted to the Account Debtor

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thereof in connection therewith) of all Eligible Accounts for the Project that are set forth in the Borrowing Base Certificate then most recently delivered by the Borrower to the Administrative Agent; and

(ii)                                  the Value of no more than sixty (60) days of Eligible Inventory for the Project (less reserves, maximum discounts, credits and allowances that may be taken by or granted to the Account Debtor thereof in connection therewith) as set forth in the Borrowing Base Certificate then most recently delivered by the Borrower to the Administrative Agent.

“Borrowing Base Certificate” means a certificate setting forth the Borrowing Base as of the date of such certificate, substantially in the form of Exhibit N.

“Business Day” means:

(i)                                     any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in either Minneapolis, Minnesota or New York, New York; and

(ii)                                  relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to the Borrower or the Project relating to business interruption or delayed start-up.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means:

(a)                                  readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the

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government of the United States, in each case maturing within one (1) year from the date of acquisition thereof;

(b)                                 securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(c)                                  investments in commercial paper maturing within one hundred eighty (180) days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d)                                 investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred and seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the Organization for Economic Co-Operation and Development or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than five hundred million Dollars ($500,000,000);

(e)                                  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) of this definition; and

(f)                                    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) of this definition.

“Cash Flow” means, for any period, the sum (without duplication) of the following:  (i) all cash paid to the Borrower during such period in connection with the Ethanol Marketing Agreement, Co-Product Marketing Agreement and any other sales of

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Products, (ii) all interest and investment earnings paid to the Borrower or the Project Accounts during such period on amounts on deposit in the Project Accounts, (iii) all cash paid to the Borrower during such period as Business Interruption Insurance Proceeds, and (iv) all other cash paid to the Borrower during such period; provided, however, that Cash Flow shall not include any proceeds of the Loans or any other Indebtedness incurred by the Borrower; Insurance Proceeds; Condemnation Proceeds; any equity contributions; proceeds from any disposition of assets of the Project or the Borrower (other than Products); tax refunds; amounts received, whether by way of a capital contribution or otherwise, from any holders of Equity Interests of the Borrower; and any other extraordinary or non-cash income or receipt of the Borrower under GAAP.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow deposited in the Revenue Account during such period minus all amounts paid during such period pursuant to priorities first and second of Section 6.01(c) of the Accounts Agreement.

“Casualty Event” means an event that causes the Project, or any material portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Change of Control” means any transaction or series of related transactions (including any merger or consolidation) the result of which is that (i) the Sponsor fails to maintain, directly, legally or beneficially, one hundred percent (100%) of the Equity Interests of the LP Pledgor, or (ii) the Pledgors fail to maintain, directly, legally or beneficially, one hundred percent (100%) of the Equity Interests of the Borrower (other than any such Equity Interests of the Independent Member of the LP Pledgor).

“Change Order” means each “Change Order” (if any) as described in the Design-Build Agreement.

“Closing Date” means the date on which all the conditions set forth in Section 6.01 (Conditions to Closing and First Funding of Construction Loans) have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations, technical advice, published rulings and private letter rulings adopted, proposed, published or otherwise promulgated in connection therewith.

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“Collateral” means all assets of and Equity Interests in the Borrower, whether now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document then in effect or contemplated to be in effect.

“Collateral Agent” means WestLB, not in its individual capacity but solely in its capacity as collateral agent for the Senior Secured Parties under the Financing Documents, and includes each other Person that may, from time to time, be appointed as successor Collateral Agent pursuant to Section 9.06 (Resignation or Removal of Agent).

“Commitment Fee” has the meaning provided in Section 3.13(a) (Fees).

“Commitment Percentage” means, as to any Lender at any time, such Lender’s Construction Loan Commitment Percentage, Term Loan Commitment Percentage or Working Capital Loan Commitment Percentage, as the context may require.

“Commitments” means, with respect to each Lender, as applicable, such Lender’s Construction Loan Commitment, Term Loan Commitment or Working Capital Loan Commitment, as the context may require.

“Commodity Hedging Arrangements” means any arrangement to hedge the price of corn purchases, ethanol sales, Distillers Grains sales or natural gas purchases.

“Commodity Risk Management Plan” means the risk management plan prepared by the Borrower and approved by the Administrative Agent pursuant to Section 7.01(v) (Affirmative Covenants - Commodity Hedging Programs) setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by the Borrower, including any updates made to such risk management plan with the approval of the Administrative Agent.

“Communications” has the meaning provided in Section 10.11(g) (Notices and Other Communications).

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Confidential Information Memorandum” means the information memorandum, dated July 2007, together with any updates related thereto, describing the Project.

“Consents” means each Consent and Agreement entered into among a Project Party, the Borrower, and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

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“Construction Account” has the meaning provided in Section 3.01(a)(i) of the Accounts Agreement.

“Construction Budget” means the budget attached hereto as Schedule 6.01(w)(i) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Aberdeen II Plant, including all construction costs, all costs under the Design-Build Agreement, all interest, taxes and other carrying costs related to the Construction Loans, and costs related to the construction of the facilities described under the Project Documents, as updated from time to time in accordance with Section 7.02(t) (Negative Covenants - Construction Budget).

“Construction Loan” has the meaning provided in Section 2.01(a).

“Construction Loan Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Construction Loan Commitment then constitutes of the Aggregate Construction Loan Commitment.

“Construction Loan Commitments” means, with respect to each Lender, the commitment of such Lender to make Construction Loans, as set forth opposite the name of such Lender in Schedule 2.01, as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Construction Loan Funding Notice” means each request for Funding of Construction Loans in the form of Exhibit E delivered in accordance with Section 2.05 (Notice of Fundings).

“Construction Loan Maturity Date” means the earlier of (a) the Conversion Date and (b) the Conversion Date Certain.

“Construction Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B, evidencing Construction Loans.

“Construction/Term Applicable Margin” means (a) with respect to the Eurodollar Loans, three and one-half percent (3.50%) and (b) with respect to the Base Rate Loans, two and one-half percent (2.50%).

“Construction/Term Lenders” means those Lenders of Construction Loans and Term Loans, as identified on Schedule 2.01, and each other Person that acquires the rights and obligations of any such Lender pursuant to Section 10.03 (Assignments).

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“Consultants” means the Independent Engineer, the Insurance Consultant, the Ethanol Market Consultant, the Environmental Consultant and the Agricultural Market Consultant.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied:  (a) such Person has posted a bond or cash collateral (or other security acceptable to the Administrative Agent) for the full amount of such claim (or such lower amount as is acceptable to the Administrative Agent); (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Senior Secured Party or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount during the pendency of such contest does not, and could not reasonably be expected to (i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Contingency Line Item” means the Line Item in the Construction Budget identified as “owner’s contingency” that is intended to cover the eventuality of unforeseen Project Costs for the Aberdeen II Plant.

“Contingency Reserve Account” has the meaning provided in Section 3.01(a)(xii) of the Accounts Agreement.

“Contingency Reserve Required Amount” means:

(i)                                     on any date prior to the Conversion Date, ten million Dollars ($10,000,000) minus the unused portion of the Contingency Line Item in the Construction Budget; and

(ii)                                  on and after the Conversion Date, two million five hundred thousand Dollars ($2,500,000).

“Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other

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Person. The amount of any Person’s obligation under any contingent liabilities shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such contingent liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, that any agreement to limit the maximum amount of such Person’s obligation under such contingent liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

“Contract Times” means the “Contract Times” (as defined in the Design-Build Agreement).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date” means the Business Day upon which (i) all the conditions precedent set forth in Section 6.04 (Conditions to Term Loan Funding) shall have been satisfied (or waived in accordance with the terms of this Agreement) and (ii) the Construction Loans are converted to Term Loans.

“Conversion Date Certain” means March 31, 2008.

“Conversion Date Funding Notice” means the request for Funding on the Conversion Date in the form of Exhibit F delivered in accordance with Section 2.05 (Notice of Fundings).

“Co-Product Marketing Agreement” means that certain Co-Product Marketing Agreement, dated as of May 9, 2007, between the Borrower and Dakotaland Feeds, LLC.

“Dakotaland Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of May 1, 2007, between the Borrower and Dakotaland Feeds, LLC.

“DDG” means dried distillers grains produced by the Borrower at the Project.

“Debt Service” means, for any period, the sum of (i) all fees (including Fees) scheduled to become due and payable during such period to the Senior Secured Parties, (ii) interest on the Loans (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable during such period to the Senior Secured Parties,

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(iii) principal payments of the Loans (excluding the Required Cash Sweep and any other mandatory prepayments) scheduled to become due and payable during such period to the Senior Secured Parties and (iv) all payments due by the Borrower pursuant to Section 4.03 (Increased Eurodollar Loan Costs) and Section 4.07(a) (Taxes) with respect to such scheduled principal, interest and fees.

“Debt Service LC Waiver Letter” means, with respect to any Debt Service Reserve Letter of Credit, a waiver letter from the issuer thereof in substantially the form of Exhibit P.

“Debt Service Reserve Account” has the meaning set forth in Section 3.01(a)(vii) of the Accounts Agreement.

“Debt Service Reserve Letter of Credit” means an irrevocable, standby letter of credit issued by an Acceptable Bank in favor of, and in form and substance reasonably satisfactory to, the Collateral Agent and the Administrative Agent, and in respect of which a Debt Service LC Waiver Letter in favor of, and satisfactory to, the Collateral Agent has been delivered.

“Debt Service Reserve Required Amount” means, as of any date, scheduled Debt Service payable in respect of the succeeding six (6) months.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 3.06 (Default Interest Rate).

“Deferred Approvals” has the meaning provided in Section 5.03(a)(iii) (Representations and Warranties - Governmental Approvals).

“Deferred Contracts” has the meaning provided in Section 5.11(a)(iv) (Representations and Warranties - Contracts).

“Design-Build Agreement” means that certain Agreement Between Owner and Design/Builder on the Basis of a Stipulated Price, dated as of July 14, 2006, between the Borrower and Design-Build Contractor, including without limitation the “General Conditions” (as defined therein), as amended by the Consent and Agreement, dated as of October 1, 2007, between the Borrower, the Design-Build Contractor and the Collateral Agent.

“Design-Build Contractor” means ICM, Inc., a Kansas corporation.

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“Distillers Grains” means DDG, WDG, and any other form of distillers grain products (including syrup) marketed by the Borrower from time to time.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated on Schedule 2.01 or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to the Borrower and the Administrative Agent.

“Drawdown Schedule” means, with respect to the Construction Loans, the schedule set forth on Schedule 6.03(a)(v), as the same may be amended from time to time with the approval of the Administrative Agent and the Independent Engineer.

“Eligible Accounts” means all Accounts of the Borrower each of which meets the following requirements:

it arises from either (i) the delivery of Products by the Borrower, which delivery has been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto, or (ii) the sale or lease of goods by the Borrower, and if it arises from the sale of goods, such goods have been shipped or delivered to the Account Debtor thereof;

it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any reserve, discount, credit, allowance (except any reserve, discount, credit or allowance that has been deducted in computing the net amount thereof), offset, counterclaim or other defense on such Account Debtor’s part or to any claim on such Account Debtor’s part denying liability thereunder in whole or in part;

it is subject to a perfected Lien in the Collateral Agent’s favor, for the benefit of the Senior Secured Parties, and is not subject to any other Lien, except for Permitted Liens;

it is evidenced by an invoice (dated no later than the date of shipment to the Account Debtor or performance and having

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a due date not more than sixty (60) days after the date of such invoice) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper;

it is payable in Dollars;

it is not owing by any Governmental Authority;

it is not owing by any Account Debtor residing, located or having its principal activities or place of business outside the United States, unless the sale of goods giving rise to such Account is credit enhanced by means of a letter of credit, bankers’ acceptance or other credit support that is satisfactory to the Administrative Agent and, if required by the Administrative Agent, has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

it is not owing by any Account Debtor involved in any Insolvency or Liquidation Proceeding or with respect to which any Borrower has received notice of an imminent Insolvency or Liquidation Proceeding or a material impairment of the financial condition of such Account Debtor;

it is not owing by any Affiliate of the Borrower, other than pursuant to a Project Document between the Borrower and an Affiliate thereof;

it is not unpaid more than sixty (60) days after the invoice date;

it is not owing by an Account Debtor that has amounts outstanding more than sixty (60) days after the due date of any invoice;

it is not an Account arising in a transaction where goods are sold on consignment or are sold pursuant to a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; and

it is not an Account as to which the Administrative Agent, at any time or times hereafter, determines, in its reasonable judgment and in good faith, that the prospect of payment or

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performance by the Account Debtor thereof is or will be impaired in any material respect.

An Account of the Borrower that is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall immediately cease to be an Eligible Account; provided, that if such an ineligible Account subsequently meets all of the foregoing requirements, it shall again be deemed an Eligible Account.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) any Person that a Lender merges into, consolidates with or is consolidated into, (d) any Person that acquires substantially all of the assets of a Lender, (e) an Approved Fund, and (f) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Inventory” means the Inventory of the Borrower that meets each of the following requirements:

(i)                                     in the case of Inventory consisting of corn or other grain feedstock, or denaturant, such corn or other grain feedstock or denaturant that is readily usable for the operation of the Project in the ordinary course of business;

(ii)                                  in the case of Inventory consisting of Products, such Products that are readily marketable by the Project in the ordinary course of business;

(iii)                               in the case of goods held for sale, the value thereof is adjusted to its then-current market value;

(iv)                              it is owned by the Borrower and is subject to a perfected Lien in the Collateral Agent’s favor, for the benefit of the Senior Secured Parties, and is not subject to any other Lien, except for Permitted Liens;

(v)                                 it is not consigned Inventory;

(vi)                              it is located only at the Sites or at such other location as is approved in writing by the Administrative Agent; and

(vii)                           the Administrative Agent, in its reasonable judgment and in good faith, has not determined that it is unacceptable or should be price-adjusted in any material respect due to age, type, quality, category and/or quantity.

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Any of the Inventory of the Borrower that is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall immediately cease to be Eligible Inventory; provided that if such ineligible Inventory subsequently meets all of the foregoing requirements, it shall again be deemed Eligible Inventory.

“Energy Management Agreement” means that certain Energy Management Agreement, dated as of February 1, 2007, between Energy Management & Consulting Services, LLC and the Borrower.

“Environmental Affiliate” means any Person, only to the extent of, and only with respect to matters or actions of such Person for which, the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding regulatory compliance or remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities or obligations with respect to which the Borrower could reasonably be expected to be responsible that are, or could reasonably be expected to be, in excess of two hundred thousand Dollars ($200,000) in the aggregate, or (ii) that has or could reasonably be expected to result in a Material Adverse Effect and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) personal injury or damage to property as a result of exposure to Materials of Environmental Concern.

“Environmental Consultant” means R.W. Beck, Inc., or any replacement environmental consultant appointed by the Administrative Agent with the approval of the Required Lenders.

“Environmental Laws” means all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air,

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surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, management, remediation or handling of Materials of Environmental Concern.

“Environmental Site Assessment Report” means, a Phase I environmental site assessment report prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, which report shall comply with ASTM standard 1527-05 (with such modifications thereto as may reasonably be requested by the Borrower and are reasonably acceptable to the Administrative Agent), and a Phase II environmental site assessment reasonably acceptable to the Administrative Agent, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, a Phase II assessment is warranted.

“Equator Principles” means The Equator Principles – An Industry Framework for Financial Institutions to Manage Environmental and Social Issues in Project Financing (commonly referred to as “The Equator Principles”).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any Person, trade or business that, together with the Borrower, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

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“Ethanol Market Consultant” means Muse, Stancil & Co., or any replacement ethanol market consultant appointed by the Administrative Agent.

“Ethanol Marketing Agreement” means that certain Ethanol Marketing Agreement dated as of November 30, 2000, between the Borrower and Williams Ethanol Services, Inc. D/B/A  Williams Bio-Energy, N/K/A Aventine Renewable Energy, Inc., as amended March 31, 2003 and December 1, 2006.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Article II (Commitments and Funding) and Article III (Repayments, Prepayments, Interest and Fees).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such on Schedule 2.01 or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent pursuant to Section 4.04 (Obligation to Mitigate) that shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to the rate per annum obtained by dividing (x) LIBOR for such Interest Period and such Eurodollar Loan, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by the Borrower of the development, construction, operation or maintenance of the Project for a period of more than sixty (60) consecutive days (other than as a result of force majeure, an Event of Taking or a Casualty Event), (ii) the suspension of all or substantially all of the Borrower’s activities with respect to the Project, other than as the result of a force majeure, Event of Taking  or Casualty Event, for a period of more than sixty (60) consecutive days, or (iii) any written

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acknowledgement by the Borrower of a final decision to take any of the foregoing actions.

“Event of Default” means any one of the events specified in Section 8.01 (Events of Default).

“Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any material part of the Project with, any Equity Interests of the Borrower, or any other assets thereof.

“Event of Total Loss” means the occurrence of a Casualty Event affecting all or substantially all of the Project or the assets of the Borrower.

“Excluded Taxes” means, with respect to any Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) such Agent’s, Lender’s or other recipient’s net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable office is located, or (b) any branch profits Tax imposed by the United States, or any similar Tax imposed by any other jurisdiction described in clause (a) above or (c) any United States withholding Tax to the extent that it is imposed on amounts payable to such Agent or such Lender at the time such Agent or such Lender becomes a party to this Agreement.

“Existing Plant Debt” means all outstanding payment obligations of the Borrower pursuant to (i) that certain Master Loan Agreement by and between Dakota Fuels, Inc. and CoBank, ACB, dated October 27, 2005; (ii) that certain Revolving Term Loan Revolver by and between Dakota Fuels, Inc. and CoBank, ACB dated October 27, 2005; (iii) that certain Multiple Advance Term Loan Supplement by and between Dakota Fuels, Inc. and CoBank, ACB dated October 27, 2005; (iv) that certain Master Loan Agreement by and between Borrower and Dakota Fuels, Inc. dated October 27, 2005; (v) that certain Revolving Term Loan Revolver by and between Borrower and Dakota Fuels, Inc. dated October 27, 2005; (vi) that certain Multiple Advance Term Loan Supplement by and between Borrower and Dakota Fuels, Inc. dated October 27, 2005; (vii) that certain Credit Agreement by and between the LP Pledgor and Kruse Investment Company, Inc. dated February 12, 2007 and (viii) that certain Subordinated Promissory Note, dated February 12, 2007, of the Borrower payable to the order of the LP Pledgor.

“Existing Plants” means, collectively, the Aberdeen I Plant and the Huron Plant.

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“Extraordinary Proceeds Account” has the meaning provided in Section 3.01(a)(xi) of the Accounts Agreement.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means (i) that certain Fee Letter among the Administrative Agent, the Collateral Agent and the Borrower, (ii) the Accounts Bank Fee Letter and (iii) that certain Fee Letter between the Lead Arranger and the Borrower, each dated as of the date hereof and setting forth certain fees that will, from time to time, become due and payable with respect to the Loans and to the Agents.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Lender or Agent pursuant to Section 3.13 (Fees).

“Final Completion Certificate” means (a) a certificate of the Independent Engineer, in substantially the form of Exhibit Q-1, or (b) a certificate of the Borrower, in substantially the form of Exhibit Q-2, in each case confirming that the Final Completion Date has occurred.

“Final Completion Date” means, with respect to the Aberdeen II Plant, the date (which shall occur on or before the Conversion Date Certain) on which the following conditions have been satisfied, as certified by each of the Borrower and the Independent Engineer in a Final Completion Certificate completed to the reasonable satisfaction of the Administrative Agent:

construction of such Plant shall have been completed (other than punch list items) and such Plant shall be ready to grind corn and begin operation for its intended use as an ethanol production facility, and such Plant shall not have adversely impacted the ability of the Existing Plants to perform at or above levels included in the performance assumption for the Existing Plants in the Financial Model;

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the Performance Test shall have been completed and shall have demonstrated that such Plant has achieved the Performance Criteria, while meeting air emissions requirements;

training shall have been completed for all required personnel for such Plant in accordance with the Design-Build Agreement;

the Borrower shall have received a plant operation manual and plant maintenance manual, associated documents, training manuals, final safety plans, and all materials and documents provided by the Design-Build Contractor and other manufacturers, suppliers and vendors for such Plant, and in each case, shall have been verified by the Independent Engineer;

the Borrower shall have received final construction drawings for such Plant;

all construction costs for such Plant shall have been fully paid and the Administrative Agent shall have received reasonably satisfactory evidence that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of such Plant, the relevant Site, or other assets relating to the work or services of such Plant provided by the Design-Build Contractor or any of their subcontractors;

the Design-Build Contractor and each subcontractor for such Plant shall have provided all satisfactory Lien waivers;

all Necessary Project Approvals required to be obtained at such time with respect to such Plant shall have been obtained;

insurance required pursuant to Schedule 7.01(h) and, with respect to the Borrower, any Project Document shall be in place, as confirmed by the Insurance Consultant; and

an updated survey for such Plant’s Site has been prepared and is in form and substance satisfactory to the Independent Engineer.

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 “Final Maturity Date” means, with respect to the Term Loans, the earlier to occur of (a) the date that occurs six (6) years after the Conversion Date and (b) the date that occurs eight (8) years after the Closing Date.

“Financial Model” means the pro forma financial statements and projections of revenue and expenses and cash flows with respect to the Borrower and the Project for the period from September 1, 2007 through the Fiscal Year ended December 31, 2022, attached hereto as Exhibit K, as the same may be updated by the Borrower with the prior written approval of the Administrative Agent.

“Financial Officer” means, with respect to any Person, the controller, treasurer or chief financial officer of such Person.

“Financing Documents” means:

(i)                                     this Agreement;

(ii)                                  the Accounts Agreement;

(iii)                               the Intercreditor Agreement;

(iv)                              the Notes;

(v)                                 the Security Documents;

(vi)                              the Interest Rate Protection Agreements;

(vii)                           the Fee Letters;

(viii)                        the other financing and security agreements, documents and instruments delivered in connection with this Agreement; and

(ix)                                each other document designated as a Financing Document by the Borrower and the Administrative Agent.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on September 30.

“Funding” means the incurrence of each Construction Loan, Term Loan or Working Capital Loan (other than a Working Capital Loan resulting from a draw on a Letter of Credit) made by the Lenders on a single date.

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“Funding Date” means, with respect to each Funding, the date on which funds are disbursed by the Administrative Agent, on behalf of the relevant Lenders, to the Borrower in accordance with Section 2.06 (Funding of Loans).

“Funding Notice” means (i) in the case of a request for a Funding of Construction Loans, a Construction Loan Funding Notice, (ii) in the case of a request for a Funding of Term Loans, the Conversion Date Funding Notice, and (iii) in the case of a request for Funding of Working Capital Loans, a Working Capital Loan Funding Notice.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Gas Purchase and Sale Agreement” means that certain Base Contract for Sale and Purchase of Natural Gas, dated October 1, 2006, between BP Canada Energy Marketing Corp. and the Borrower, together with any transaction confirmations related thereto.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GP Agreement” means the Restated Certificate of Incorporation of Dakota Fuels, Inc., a Delaware corporation.

“GP Pledgor” means Dakota Fuels, Inc., a Delaware corporation.

“Grain Origination Agreement” means that certain Grain Origination Agreement dated November 8, 2006, between the Borrower and South Dakota Wheat Growers Association, as amended by the Amendment to Grain Origination Agreement dated as of October 1, 2007.

“Granting Lender” has the meaning provided in Section 10.03(h) (Assignments).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply

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funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

“Historical Debt Service Coverage Ratio” or “HDSCR” means, as of any Quarterly Payment Date, for the four (4) Fiscal Quarters immediately preceding (and not including the then-current Fiscal Quarter) such Quarterly Payment Date (or, if less than four (4) Fiscal Quarters have elapsed since the Conversion Date, for such number of full Fiscal Quarters that has elapsed since the Conversion Date), the ratio of (i) Cash Flow Available for Debt Service during such period to (ii) Debt Service during such period.

“Huron Grain Elevator Lease” means that certain Lease Agreement, dated as of October 1, 2007, between the Borrower and South Dakota Wheat Growers Association, relating to the grain elevator for the Huron Plant.

“Huron Grain Receiving Area Lease” means that certain Lease Agreement, dated as of August 1, 2003, between the Borrower as lessor and South Dakota Wheat Growers Association as lessee, for the construction, installation and operation of the Corn System as defined therein, as amended by the Addendum to Lease Agreement, dated November 6, 2006.

“Huron Ground Lease” means that certain Ground Lease, effective May 1, 1998, between the Borrower as Lessee and Farmland Industries, Inc. as Lessor, as assigned to Land O’Lakes Farmland Feed LLC (n/k/a Land O’Lakes Purina Feed LLC) pursuant to an Assignment and Assumption of Ground Lease dated July 16, 2004, and as amended by the First Amendment to Lease dated as of February 10, 2006, between Land O’Lakes Purina Feed, LLC and the Borrower.

“Huron Insurance and Condemnation Proceeds Account” has the meaning provided in Section 3.01(a)(x) of the Accounts Agreement.

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“Huron License Agreement” means that certain Agreement for Engineering Services, dated as of September 20, 2005, between the Borrower as owner and Design-Build Contractor as engineer (including without limitation Exhibit F (License of Proprietary Property of Engineer) thereof), as amended by the Consent and Agreement, dated as of October 1, 2007, between the Borrower, the Technology License Provider and the Collateral Agent.

“Huron Mortgage” means the Mortgage—One Hundred Eighty Day Redemption, Collateral Real Estate Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders, to be made by the Borrower to the Collateral Agent for the benefit of the Senior Secured Parties in respect of the Sites for the Huron Plants.

“Huron Plant” means the existing ethanol production facility owned by the Borrower and located in Huron, South Dakota, with a nameplate capacity of approximately 30 million gallons-per-year of denatured ethanol, including the Site and all buildings, structures, improvements, easements and other property related thereto.

“Huron Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of October 1, 2007, among COBANK, ACB, a/k/a CoBank, as mortgagee, the Borrower as lessee and South Dakota Wheat Growers Association as mortgagor, in relation to the Huron Grain Elevator Lease, including all schedules, exhibits and attachments thereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b)                                 all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c)                                  all obligations of such Person for the deferred purchase price of property or services;

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(d)                                 all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e)                                  the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(f)                                    all Capitalized Lease Liabilities;

(g)                                 net obligations of such Person under any Swap Contract;

(h)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i)                                     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 10.08 (Indemnification by the Borrower).

“Independent Director” means a Person, who is not at the time of initial appointment as the Independent Director or at any time while serving as the Independent Director and has not been at any time during the five (5) years preceding such initial appointment:

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(i)            a direct or indirect owner of any Equity Interest in, director (with the exception of serving as the Independent Director), officer, employee, member, partner, shareholder, manager or contractor, bankruptcy trustee, attorney or counsel of the Borrower, any partner of the Borrower or any Affiliate of any of them;

(ii)           a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with the Borrower, any partner of the Borrower, or any Affiliate of any of them (with the exception of its activity of serving as the Independent Director);

(iii)          a Person controlling or under common control with the Borrower, any partner of the Borrower or any Affiliate of any of them or any Person excluded from serving as Independent Director under clause (i) or (ii) of this definition;

(iv)          a member of the immediate family by blood or marriage of any Person excluded from being an Independent Director under clause (i) or (ii) of this definition; or

(v)           a Person who received, or a member or employee of a firm or business that received, fees or other income from the Borrower or any Affiliate thereof in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person (with the exception of fees received for its activity of serving as the Independent Director).

“Independent Engineer” means R.W. Beck, Inc., or any replacement independent engineer appointed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, reasonably acceptable to Borrower (which acceptance shall not be unreasonably withheld or delayed).

“Independent Engineer’s Certificate” means a certificate of the Independent Engineer in substantially the form of Exhibit J-2.

“Information” has the meaning provided in Section 10.17 (Treatment of Certain Information; Confidentiality).

“Informational Report” means a progress report provided by the Design-Build Contractor in a form satisfactory to the Independent Engineer demonstrating, among other things, progress of construction of the Aberdeen II Plant during the period covered by the relevant Application for Payment.

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“Initial Quarterly Payment Date” means the first Quarterly Payment Date following the Conversion Date.

“Insolvency or Liquidation Proceeding” has the meaning provided in the Intercreditor Agreement.

“Insurance Consultant” means Moore-McNeil, LLC, or any replacement insurance consultant appointed by the Administrative Agent.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to the Borrower or the Project that are paid or payable to or for the account of the Borrower, or the Collateral Agent as loss payee, or additional insured (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Interconnect Agreement” means that certain Interconnect Agreement, dated March 7, 2007, between the Borrower and Northern Border Pipeline Company, as amended by that certain Amendment to Interconnect Agreement dated August 16, 2007.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof among the Borrower, the Sponsor, the Pledgors, the Collateral Agent as First Lien Agent for the First Lien Claimholders and the Bond Trustee as Second Lien Agent (as defined therein).

“Interest Payment Date” means (i) with respect to Eurodollar Loans, the last day of each applicable Interest Period (and, if such Interest Period exceeds three months, on the day three months after such Eurodollar Loan is made or continued) or, if applicable, any date on which such Eurodollar Loan is converted to a Base Rate Loan and (ii) with respect to Base Rate Loans, on each Quarterly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on (and including) the date on which such Eurodollar Loan is made pursuant to Section 2.06 (Funding of Loans) or the date on which each successive interest period for each such Eurodollar Loan is determined pursuant to Section 3.05 (Interest Rates) and ending on (and including) the day that numerically corresponds to such date one (1), two (2), three (3) or six (6) months thereafter, in either case as the Borrower may select in the relevant Funding Notice or Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last

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Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) the Borrower may not select any Interest Period that ends after any Quarterly Payment Date unless, after giving effect to such selection, the aggregate outstanding principal amount of Eurodollar Loans having Interest Periods which end on or prior to such Quarterly Payment Date shall be at least equal to the aggregate principal amount of Eurodollar Loans due and payable on or prior to such Quarterly Payment Date, and (iv) no Interest Period may end later than the Maturity Date for the relevant type of Loan.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit O, executed by an Authorized Officer of the Borrower.

“Interest Rate Protection Agreement” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement, with a Qualified Counterparty, in each such case that is reasonably satisfactory to the Administrative Agent and is entered into in accordance with Section 7.01(u) (Affirmative Covenants - Interest Rate Protection Agreement).

“Interest Rate Protection Provider” means a Qualified Counterparty that is party to an Interest Rate Protection Agreement.

“Inventory” means inventory, as that term is defined in the UCC, now or hereafter owned by the Borrower, including all products, goods, materials and supplies produced, purchased or acquired by the Borrower for the purpose of sale or use in the Borrower’s operations in the ordinary course of business.

“Issuance Request” means has the meaning provided in Section 2.04(b) (Letters of Credit).

“Issuer” means Brown County, South Dakota.

“Issuing Bank” means WestLB.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding, injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

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“LC Cap” means three million Dollars ($3,000,000).

“LC Cash Collateral Sub-Account” has the meaning provided in Section 3.01(a)(xiv) of the Accounts Agreement.

“Lead Arranger” means WestLB in its capacity as sole lead arranger, bookrunner and syndication agent hereunder.

“Leased Premises” means those certain leased premises described in the Huron Ground Lease, the Huron Grain Elevator Lease and the Aberdeen Grain Elevator Lease.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit R.

“Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement and each other Person that acquires the rights and obligations of a Lender hereunder pursuant to Section 10.03 (Assignments).

“Letter of Credit” means each letter of credit issued by the Issuing Bank pursuant to Section 2.04 (Letters of Credit).

“Letter of Credit Availability Fee” has the meaning provided in Section 3.13(b) (Fees).

“Letter of Credit Fronting Fee” has the meaning provided in Section 3.13(b) (Fees).

“LIBOR” means, for any Interest Period for any Eurodollar Loan:

(a)                          the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b)                         if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an

32

average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c)                          if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“License Agreements” means, collectively, the Aberdeen II License Agreement and the Huron License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Lien Waiver Statement” means, in connection with the construction of the Aberdeen II Plant, a statement evidencing receipt of payment by, in each case in respect of such Plant, the Design-Build Contractor, all subcontractors, all contractors performing the Owners Scope and all other Persons who were paid from the proceeds of the then last preceding Funding, (i) in the form attached hereto as Exhibit S or (ii) in form and substance satisfactory to each of the Administrative Agent and the Independent Engineer.

“Line Item” means a line item of cost or expense set forth in the Construction Budget.

“Liquidated Damages Account” has the meaning set forth in Section 3.01(a)(ii) of the Accounts Agreement.

“Loan Parties” means, collectively, the Borrower and the Pledgors.

“Loans” means, collectively, the Construction Loans, the Term Loans and the Working Capital Loans.

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“Local Account” means any local bank account (other than the Project Accounts and the Bond Funds) in the name of the Borrower.

“LP Pledgor” means ABE Heartland, LLC, a Delaware limited liability company.

“LP Pledgor LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of ABE Heartland LLC, dated as of October 1, 2007, entered into by Advanced BioEnergy, LLC as founding member, and C T Corporation Staffing, Inc., a Delaware corporation, as independent member.

“Maintenance Capital Expense Account” has the meaning set forth in Section 3.01(a)(v) of the Accounts Agreement.

“Maintenance Capital Expenses” means all expenditures by the Borrower for regularly scheduled (or reasonably anticipated) major maintenance of the Project, Prudent Ethanol Operating Practice and vendor and supplier requirements constituting major maintenance (including teardowns, overhauls, capital improvements, replacements and/or refurbishments of major components of the Project).

“Mandatory Prepayment” means a prepayment in accordance with Section 3.10 (Mandatory Prepayment).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, property, condition (financial or otherwise), prospects, or operations of the Borrower or the Project, taken as a whole, (ii) the ability of the Borrower, any Pledgor, any Project Party or any party (other than a Senior Secured Party) to the Intercreditor Agreement or Accounts Agreement to perform its material obligations under any Transaction Document to which it is a party, (iii) creation, perfection or priority of the Liens granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents or (iv) the rights or remedies of any Senior Secured Party under any Financing Document.

 “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maturity Date” means, as the context may require, (a) with respect to the Construction Loans, the Construction Loan Maturity Date (b) with respect to the Term

34

Loans, the Final Maturity Date and (c) with respect to the Working Capital Loans, the Working Capital Loan Maturity Date.

“Maximum Available Amount” means, with respect to any Letter of Credit at any time, the maximum amount the beneficiary of such Letter of Credit may draw thereunder at such time, as such amount may be reduced from time to time pursuant to the terms of such Letter of Credit.

“Maximum Rate” has the meaning provided in Section 10.09 (Interest Rate Limitation).

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means all real property right, title and interest of the Borrower that is subject to the Mortgages in favor of the Collateral Agent.

“Mortgages” means the Aberdeen Mortgage and the Huron Mortgage.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Project Approvals” has the meaning set forth in Section 5.03(a)(i) (Representations and Warranties - Governmental Approvals).

“Necessary Project Contracts” has the meaning set forth in Section 5.11(a)(ii) (Representations and Warranties - Contracts).

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Non-U.S. Lender” has the meaning set forth in Section 4.07(e) (Taxes - Foreign Lenders).

“Non-Voting Lender” means any Lender who (a) is also a Loan Party, a Project Party, a party (other than a Senior Secured Party) to the Intercreditor Agreement or Accounts Agreement, or any Affiliate or Subsidiary thereof, or (b) has sold a participation in the Loan held by it to any such Person.

“Notes” means the Construction Notes, the Term Notes and the Working Capital Notes, including any promissory notes issued by the Borrower in connection with

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assignments of any Loan of a Lender, in each case substantially in the form of Exhibit B, Exhibit C or Exhibit D as they may be amended, restated, supplemented or otherwise modified from time to time.

“Notice to Proceed” means the “Notice to Proceed” as defined in, and issued in accordance with the terms of, the Design-Build Agreement.

“Obligations” means and includes all loans, advances, debts, liabilities, Indebtedness and obligations, howsoever arising, owed to the Agents, the Lenders or any other Senior Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any Insolvency or Liquidation Proceeding naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents (including the Interest Rate Protection Agreements), including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrower hereunder or thereunder.

“Operating Account” has the meaning provided in Section 3.01(a)(iv) of the Accounts Agreement.

“Operating Budget” has the meaning set forth in Section 7.01(j) (Affirmative Covenants - Operating Budgets).

“Operating Budget Category” means, at any time with respect to each Operating Budget, each line item set forth in such Operating Budget in effect at such time.

“Operating Statement” means an operating statement with respect to the Project, in substantially the form of Exhibit L.

“Operation and Maintenance Expenses” means, for any period, the sum without duplication of all (i) reasonable and necessary expenses of administering, managing and operating, and generating Products for sale from, the Project and maintaining it in good repair and operating condition, (ii)  costs associated with the supply and transportation of all corn, natural gas, electricity and other supplies and raw materials to the Project and distribution and sale of Products from the Project that the Borrower is obligated to pay, (iii) all reasonable and necessary insurance costs (other than insurance premiums that are paid as Project Costs), (iv) property, sales and franchise

36

taxes to the extent that the Borrower is liable to pay such taxes to the taxing authority (other than taxes imposed on or measured by income or receipts) to which the Project, may be subject (or payment in lieu of such taxes to which the Project may be subject), (v) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect the Necessary Project Approvals, (vi) reasonable and arm’s-length legal, accounting and other professional fees attendant to any of the foregoing items during such period, (vii) the reasonable costs of administration and enforcement of the Transaction Documents, (viii) costs incurred pursuant to the Permitted Commodity Hedging Arrangements, and (ix) all other costs and expenses included in the then-current Operating Budget. In no event shall Project Costs or Maintenance Capital Expenses be considered Operation and Maintenance Expenses.

“Organic Documents” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability agreement and, with respect to a limited partnership, its certificate of limited partnership and its agreement of limited partnership.

“Owners Scope” means, with respect to the Aberdeen II Plant, any work needed to complete such Plant other than work that is solely the responsibility of the Design-Build Contractor, including without limitation all work described in Article 8 of the “General Conditions” (as defined in the Design-Build Agreement) and Article 8 of such agreement, in each case of the Design-Build Agreement.

“Participant” has the meaning provided in Section 10.03(d) (Assignments).

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performance Criteria” means the “Performance Criteria” set forth in Exhibit A of the Design-Build Agreement.

“Performance Test” means the seven-day performance test described in Section 4.01.B.3 and Exhibit A of the Design-Build Agreement; conducted pursuant to performance test protocols that are acceptable to the Independent Engineer.

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“Performance Test Report” has the meaning provided in Section 7.01(k) (Affirmative Covenants - Performance Tests).

“Permitted Commodity Hedging Arrangements” means those Commodity Hedging Arrangements entered into by the Borrower in accordance with Section 7.02(u) (Negative Covenants - Commodity Hedging Arrangements).

“Permitted Indebtedness” means Indebtedness identified in Section 7.02(a) (Negative Covenants - Restrictions on Indebtedness of the Borrower).

“Permitted Liens” means Liens identified in Section 7.02(b) (Negative Covenants - Liens).

“Permitted Tax Distribution” means, with respect to any distributee that is required to pay tax as a result of its direct or indirect ownership of the Borrower, an amount equal to forty percent (40%) of such distributee’s estimated share of the taxable income of the Borrower (after netting or otherwise taking account of a distributee’s shares of the income, loss, deduction and credit associated with the distributee’s interest in the Borrower) that the distributee is reasonably expected to have to report for income tax purposes for the Fiscal Quarter distributed to the extent necessary to fund a distributee’s timely payment to a Governmental Authority of tax liability (including estimated payments thereof) and subject to correction as described below.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pipeline Construction Agreement” means that certain Agreement for Engineering and Pipeline Construction Services, dated January 11, 2007, between the Borrower and Montana Dakota Utilities Co., a division of MDU Resources Group, Inc.

“Plan” means an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by the Borrower or any ERISA Affiliate, or in respect of which the Borrower or any ERISA Affiliate has any obligation to contribution or Liability.

“Plants” means, collectively, the Aberdeen Plants and the Huron Plant.

“Platform” has the meaning provided in Section 10.11(h) (No Waiver; Cumulative Remedies).

“Pledge Agreement” means the Pledge and Security Agreement, dated as of the date hereof among the Borrower, the Pledgors and the Collateral Agent, pursuant to

38

which the Pledgors pledge one hundred percent (100%) of the Equity Interests in the Borrower to the Collateral Agent.

“Pledgors” means, collectively, the GP Pledgor and the LP Pledgor.

“Pre-Conversion Prepayment Target” shall mean when the aggregate amount of (x) prepayments pursuant to priority eleventh of Section 6.01(b) of the Accounts Agreement, priority fifteenth of Section 6.01(c) of the Accounts Agreement, and (y) reductions in the Aggregate Construction Loan Commitment pursuant to priority fifth of Section 2.06(e) (Funding of Loans), has reached twenty-nine million Dollars ($29,000,000), as confirmed by the Administrative Agent.

“Prepayment Holding Account” has the meaning set forth in Section  3.01(a)(viii) of the Accounts Agreement.

“Primary Swap Obligations” means, with respect to any Interest Rate Protection Agreement, all scheduled obligations due and payable by any Person party to such Interest Rate Protection Agreement (after giving effect to any netting applicable thereto) and all payments of Swap Termination Value due and payable by any Person party to such Interest Rate Protection Agreement, but excluding any amounts owed in respect of Taxes, expenses and indemnification obligation which do not constitute payments of Swap Termination Value.

“Process Agent” means any Person appointed as agent by the Borrower, the Pledgor or any party to the Intercreditor Agreement or Accounts Agreement, to the extent required under the Financing Documents, to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any other Financing Document to which it is a party, including CT Corporation System.

“Products” means ethanol, Distillers Grains, and any other co-product or by-product produced in connection with the production of ethanol at the Project.

“Project” means, at all times, the Existing Plants, the Aberdeen II Plant and all auxiliary and other facilities constructed or to be constructed by or on behalf of the Borrower pursuant to the Project Documents relating to each such Plant or otherwise, together with all fixtures and improvements thereto and each Site and all other real property, easements and rights-of-way held by or on behalf of the Borrower and all rights to use easements and rights-of-way of others.

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“Project Accounts” has the meaning provided in Section 1.01 of the Accounts Agreement.

“Project Costs” means, the following costs and expenses incurred by the Borrower in connection with the Aberdeen II Plant prior to the Final Completion Date and set forth in the Construction Budget or otherwise approved in writing by the Required Lenders (in consultation with the Independent Engineer):

(i)                                     costs incurred by the Borrower under the Design-Build Agreement, and other costs related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Aberdeen II Plant;

(ii)                                  fees and expenses incurred by or on behalf of the Borrower in connection with the development of the Aberdeen II Plant and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)                               (A) interest and Fees on the Construction Loans and (B) interest on the Subordinated Debt for the Aberdeen II Plant until March 31, 2008;

(iv)                              financing fees and expenses in connection with the Loans and the fees, costs and expenses of the Agents’ counsel, any Interest Rate Protection Provider’s counsel and the Consultants;

(v)                                 insurance premiums with respect to the Title Insurance Policy for the Project and the insurance for the Project required pursuant to Section 7.01(h) (Affirmative Covenants - Insurance);

(vi)                              costs of corn and natural gas utilized for commissioning, Performance Tests for, and operation of, the Aberdeen II Plant prior to the Final Completion Date;

(vii)                           up to forty-seven million Dollars ($47,000,000) to repay the Existing Plant Debt;

(viii)                        amounts required to fund the Debt Service Reserve Account up to the amount in the Construction Budget; and

(ix)                                all other costs and expenses included in the Construction Budget.

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“Project Documents” means:

(i)

the Design-Build Agreement;

(ii)

the Aberdeen II License Agreement;

(iii)

the Huron License Agreement;

(iv)

the Grain Origination Agreement;

(v)

the Pipeline Construction Agreement;

(vi)

the Interconnect Agreement;

(vii)

the Energy Management Agreement;

(viii)

the Gas Purchase and Sale Agreement;

(ix)

the Agency Authorization Letter Agreement;

(x)

the Ethanol Marketing Agreement;

(xi)

the Co-Product Marketing Agreement;

(xii)

the Dakotaland Administrative Services Agreement;

(xiii)

the Water Supply Contract;

(xiv)

the Huron Ground Lease;

(xv)

the Huron Grain Receiving Area Lease;

(xvi)

the Huron Grain Elevator Lease;

(xvii)

the Aberdeen Grain Elevator Lease;

(xviii)

the Administrative Services Agreement;

(xix)

each Additional Project Document; and

(xx)

any replacement agreement for any such agreement.

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“Project Document Termination Payments” means all payments that are required to be paid to or for the account of the Borrower as a result of the termination of any Project Document.

“Project Party” means each Person (other than the Borrower or the Pledgors) who is a party to a Project Document.

“Proposed Letter of Credit Issuance Date” means, with respect to a Letter of Credit, the proposed date of issuance of such Letter of Credit set forth in the respective Issuance Request.

“Prospective Debt Service Coverage Ratio” or “PDSCR” means, for any Quarterly Payment Date, for the Fiscal Quarter including such Quarterly Payment Date and the three (3) Fiscal Quarters immediately following such Quarterly Payment Date, the ratio of (i) Cash Flow Available for Debt Service projected for such period to (ii) Debt Service projected for such period, in each case based on the then-current Operating Budget approved in accordance with Section 7.01(j) (Affirmative Covenants - Operating Budgets), as the same has been updated (if necessary) to reflect the then-current projections for commodity prices, and approved by the Administrative Agent, acting reasonably.

“Prudent Ethanol Operating Practice” means those reasonable practices, methods and acts that (i) are commonly used in the region where the Project is located to manage, operate and maintain ethanol production, distribution, equipment and associated facilities of the size and type that comprise the Project safely, reliably, and efficiently and in compliance with applicable Laws, manufacturers’ warranties and manufacturers’ and licensor’s recommendations and guidelines, and (ii) in the exercise of reasonable judgment, skill, diligence, foresight and care are expected of an ethanol plant operator, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Project Documents. Prudent Ethanol Operating Practice does not necessarily mean one particular practice, method, equipment specifications or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Qualified Counterparty” means any of the following:  (i) any Person who is a Lender, the Administrative Agent, or the Collateral Agent on the date the relevant Interest Rate Protection Agreement is entered into or (ii) any Affiliate of any Person listed in clause (i).

“Quarterly Payment Date” means each of March 31, June 30, September 30 and December 31.

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“Quarterly Period” means each three (3) month period beginning on (and including) the day immediately following a Quarterly Payment Date and ending on (and including) the next Quarterly Payment Date.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Register” has the meaning set forth in Section 10.03(c) (Assignments).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other Person might seek to require of potentially responsible parties, liable parties, waste generators, handlers, distributors, processors, users, disposers, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA.

“Required Cash Sweep” means each mandatory prepayment of the Loans made pursuant to Section 3.10 (Mandatory Prepayment).

“Required GP Provisions” has the meaning provided in Section 5.24 (Representations and Warranties - Required LP, GP and LLC Provisions).

“Required Lenders” means (a) at any time prior to the Conversion Date, Lenders (excluding all Non-Voting Lenders) holding Commitments in excess of fifty percent (50.00%) of the Construction Loan Commitments and the Working Capital Loan Commitments (excluding the Construction Loan Commitments and the Working Capital Loan Commitments of all Non-Voting Lenders) and (b) at any time after the Conversion Date, Lenders (excluding all Non-Voting Lenders) holding Loans and Commitments in excess of fifty percent (50.00%) of an amount equal to (x) the then aggregate outstanding principal amount of the Loans plus (y) the undisbursed amount of the Aggregate Working Capital Loan Commitment (excluding the principal amounts of any Loans made by, and any Working Capital Loan Commitments of, any Non-Voting Lenders).

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“Required LP Pledgor LLC Provisions” has the meaning provided in Section 5.24 (Representations and Warranties - Required LP, GP and LLC Provisions).

“Required LP Provisions” has the meaning provided in Section 5.24 (Representations and Warranties - Required LP, GP and LLC Provisions).

“Required Working Capital Lenders” means Lenders (excluding all Non-Voting Lenders) holding in excess of fifty percent (50.00%) of an amount equal to (x) the then aggregate outstanding principal amount of the Working Capital Loans plus (y) the undisbursed amount of the Aggregate Working Capital Loan Commitment (excluding the principal amounts of any Working Capital Loans made by, and any Working Capital Loan Commitments of, any Non-Voting Lenders).

“Restricted Payment Certificate” has the meaning provided in the Accounts Agreement.

“Restricted Payments” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of the Borrower, or on account of any return of capital to any holder of any such Equity Interest in, or any other Affiliate of, the Borrower, or any option, warrant or other right to acquire any such dividend or other distribution or payment, (b) any payment of fees (other than corporate overhead, costs, expenses or any other payments pursuant to the Administrative Services Agreement) for any management, consultancy or administrative services, to any Person who owns, directly or indirectly, any Equity Interest in the Borrower, or any Affiliate of any such Person, or (c) any payment of indemnification obligations pursuant to the Borrower LP Agreement; provided that any Permitted Tax Distributions shall not constitute Restricted Payments.

“Revenue Account” has the meaning set forth in Section 3.01(a)(iii) of the Accounts Agreement.

“S&P” means Standard & Poor’s Rating Services, a Division of the McGraw-Hill Companies Inc.

“Securities Intermediary” means Amarillo National Bank, not in its individual capacity, but solely as securities intermediary under the Accounts Agreement, and includes each other Person that may, from time to time, be appointed as successor Securities Intermediary pursuant to and in accordance with the Accounts Agreement.

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“Security” means the security created in favor of the Collateral Agent pursuant to the Security Documents.

“Security Agreement” means the Assignment and Security Agreement dated as of the date hereof to be made by the Borrower in favor of the Collateral Agent.

“Security Discharge Date” means the date on which (i) all outstanding Commitments and Interest Rate Protection Agreements have been terminated and (ii) all amounts payable in respect of the Obligations have been irrevocably and indefeasibly paid in full in cash (other than obligations under the Financing Documents that by their terms survive and with respect to which no claim has been made by the Senior Secured Parties).

“Security Documents” means:

(i)                                     the Mortgages;

(ii)                                  this Agreement (to the extent that it relates to the Project Accounts);

(iii)                               the Accounts Agreement;

(iv)                              the Consents;

(v)                                 the Pledge Agreement;

(vi)                              the Security Agreement;

(vii)                           the Blocked Account Agreements;

(viii)                        any other document designated as a Security Document by the Borrower and the Administrative Agent; and

(ix)                                any fixture filings, financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“Senior Secured Parties” means the Lenders, the Agents and any Interest Rate Protection Provider.

“Site” means, with respect to each Plant, those certain parcels described on Schedule 5.13 with respect to such Plant.

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“SNDAs” means each of the Aberdeen Subordination, Non-Disturbance and Attornment Agreement and the Huron Subordination, Non-Disturbance and Attornment Agreement.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (A) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including Contingent Liabilities but excluding amounts payable under intercompany loans or promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (B) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (C) such Person does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Period” has the meaning set forth in Section 7.01(t) (Affirmative Covenants - Financial Model).

“Sponsor” means Advanced BioEnergy, LLC, a Delaware limited liability company.

“SPV” has the meaning provided in Section 10.03(h) (Assignments).

“Stated Amount” has the meaning specified for such term in any Debt Service Reserve Letter of Credit.

“Subordinated Debt” means the payment obligations of the Borrower pursuant to the Subordinated Loan Agreement.

“Subordinated Debt Documents” means (i) the Bond Indenture, (ii) the Subordinated Loan Agreement, (iii) the bond resolution adopted by the Issuer on August 8, 2007 that became effective on September 3, 2007, relating to the Bonds, (iv) each of the Bonds, (v) each of the Bond Collateral Documents, (vi) that certain Tax Exemption Agreement and Certificate relating to the Bonds, dated as of October 1, 2007, among the Borrower, the Bond Trustee, the Issuer and the Accounts Bank, (vii) that certain Bond Purchase Agreement, dated October 2, 2007, among the Issuer, Dougherty

46

& Company LLC as Underwriter and the Borrower, (viii) that certain Continuing Disclosure Agreement, dated as of October 1, 2007, between the Bond Trustee, as dissemination agent, and the Borrower, (ix) that certain Environmental and ADA Indemnification Agreement by the Borrower in favor of the Bond Trustee, (x) each other document executed on or prior to the date hereof in connection with the Bonds or the Subordinated Debt and (xi) each document executed after the date hereof in connection with the Bonds or the Subordinated Debt in compliance with the Intercreditor Agreement.

“Subordinated Loan Agreement” means that certain Loan Agreement relating to the Bonds, dated as of October 1, 2007, between the Issuer and the Borrower, as assigned by the Issuer to the Bond Trustee (except with respect to the “Unassigned Rights” (as defined in the Bond Indenture)) pursuant to the Bond Indenture.

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Survey” has the meaning provided in Section 6.01(x) (Conditions to Closing and First Funding of Construction Loans - Survey).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and (c) for the avoidance of doubt, includes the Permitted Commodity Hedging Arrangements and any Interest Rate Protection Agreements and excludes any contract for the physical sale or purchase of any commodity.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts (including any Permitted Commodity Hedging Arrangements or any Interest Rate Protection Agreements), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in accordance with the terms of the applicable Swap Contract, or, if no provision is made therein, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges (including any interest, penalty, or addition thereof) imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Technology License Provider” means ICM, Inc., a Kansas corporation.

“Termination Event” means (i) a Reportable Event with respect to any Plan, (ii) the initiation of any action by the Borrower, any ERISA Affiliate or any Plan fiduciary to terminate any Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to any Plan as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate any Plan or to appoint a trustee to administer any Plan, (iv) the withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of any Multiemployer Plan participants who are employees of the Borrower or any ERISA Affiliate, (v) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan, or (vi) the Borrower or any ERISA Affiliate is in default

48

(as defined in Section 4219(c)(5) of ERISA) with respect to payments to any Multiemployer Plan.

“Term Loan” has the meaning provided in Section 2.02(a) (Term Loans).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans, as set forth opposite the name of such Lender in Schedule 2.01, as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Term Loan Commitment then constitutes of the Aggregate Term Loan Commitment.

“Term Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit C, evidencing Term Loans.

“Threat of Release” shall mean “threat of release” as used in CERCLA.

“Title Continuation” means a written notice issued by the Title Insurance Company (including their local title insurance abstractors) confirming the status of title as set forth in the Title Insurance Policy, which indicates that, since the last preceding Funding Date (or, if the current Funding is on the Closing Date, since the date hereof), there has been no change in the title of title to the Mortgaged Property and no Liens or survey exceptions (in the case of any updated or “as-built” survey that has been issued) not theretofore approved by the Required Lenders, which written notice shall contain no recorded mechanic’s liens except as approved by the Required Lenders or as otherwise subject to a Contest.

“Title Insurance Company” means Old Republic National Title Insurance Company, or such other title insurance company or companies reasonably satisfactory to the Administrative Agent.

“Title Insurance Policy” has the meaning provided in Section 6.01(y) (Conditions to Closing and First Funding - Title Insurance).

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Unfunded Benefit Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35

49

and used in preparing the Plan’s financial statements) exceeds (ii) the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such Plan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Value” means, with respect to any inventory or other goods, the cost thereof to the Borrower, calculated on a first-in first-out basis in accordance with GAAP.

“Warranty Period” means, with respect to the Aberdeen II Plant, the period commencing on the Conversion Date and terminating on the date that is twelve (12) months from the Conversion Date; provided, that if any warranty work is performed, then the “Warranty Period” shall extend until the later of (i) twelve (12) months from the date of completion of such warranty work and (ii) the expiration of the original Warranty Period, but in no event shall such Warranty Period extend beyond twenty-four (24) months after the Conversion Date.

“Water Supply Contract” means that certain Construction and Water Supply Contract, dated as of January 31, 2007, between the WEB Water Development Association, Inc., and the Borrower and Advanced BioEnergy, LLC jointly, including the Water Supply Contract attached as Exhibit A thereof and incorporated therein by reference.

“WDG” means wet distillers grains produced by the Borrower at the Project.

“WestLB” means WestLB AG, New York Branch.

50

“Working Capital Applicable Margin” means (a) with respect to the Eurodollar Loans, three and one-half percent (3.50%) and (b) with respect to the Base Rate Loans, two and one-half percent (2.50%).

“Working Capital Available Amount” means up to eight million Dollars ($8,000,000); provided that the Working Capital Available Amount shall at no time exceed the Borrowing Base, as certified from time to time by the Borrower.

“Working Capital Expenses” means, collectively, costs of goods prior to the Conversion Date, Operation and Maintenance Expenses, Maintenance Capital Expenses, margin calls, Project Costs relating to the initial start-up and testing of the Aberdeen II Plant, breakage costs or other termination payments under any Permitted Commodity Hedging Arrangement.

“Working Capital Lenders” means those Lenders of Working Capital Loans, as identified on Schedule 2.01, and each other Person that acquires the rights and obligations of any such Lender pursuant to Section 10.03 (Assignments).

“Working Capital Loan” has the meaning provided in Section 2.03(a) (Working Capital Loans).

“Working Capital Loan Commitment” means, with respect to each Working Capital Lender, the commitment of such Working Capital Lender to make Working Capital Loans, as set forth opposite the name of such Working Capital Lender in Schedule 2.01, as the same may be reduced in accordance with Section 2.08 (Termination or Reduction of Commitments).

“Working Capital Loan Commitment Percentage” means, as to any Working Capital Lender at any time, the percentage that such Working Capital Lender’s Working Capital Loan Commitment then constitutes of the Aggregate Working Capital Loan Commitment.

“Working Capital Loan Funding Notice” means each request for Funding of Working Capital Loans in the form of Exhibit G delivered in accordance with Section 2.05 (Notice of Fundings).

“Working Capital Loan Maturity Date” means the date that occurs five (5) years after the Closing Date.

“Working Capital Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit D, evidencing Working Capital Loans.

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“Working Capital Reserve Account” has the meaning set forth in Section 3.01(a)(vi) of the Accounts Agreement.

“Working Capital Reserve Required Amount” means the amount necessary such that the sum of (i) the Working Capital Loan Commitment and (ii) the amount on deposit in the Working Capital Reserve Account equals eight million Dollars ($8,000,000).

52

EXHIBIT B

to Senior Credit Agreement

[FORM OF CONSTRUCTION NOTE]

Construction Note

$[__________]	[__________________]

October ____, 2007

FOR VALUE RECEIVED, HEARTLAND GRAIN FUELS, L.P. (the “Borrower”), HEREBY PROMISES TO PAY to the order of [__________________], a [_________________] (the “Lender”), at its offices located at [__________________], the principal sum of [__________] Dollars ($[__________]) or, if less, the aggregate unpaid principal amount of the Construction Loans made by the Lender to the Borrower under the Senior Credit Agreement, dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”) among the Borrower, each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, WESTLB AG, NEW YORK BRANCH, as Collateral Agent for the Senior Secured Parties, WESTLB AG, NEW YORK BRANCH, as Issuing Bank, and WESTLB AG, NEW YORK BRANCH, as lead arranger, sole bookrunner and syndication agent.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Senior Credit Agreement.

The Borrower also promises to pay (i) interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times provided in the Senior Credit Agreement and (ii) fees at such times and at such rates and amounts as specified in the Senior Credit Agreement.

Principal, interest and fees are payable in lawful money of the United States of America and in immediately available funds, at the times and in the amounts provided in the Senior Credit Agreement.

This Construction Note is entitled to the benefits and is subject to the terms and conditions of the Senior Credit Agreement, and is entitled to the benefits of the security provided under the Security Documents.  As provided in the Senior Credit Agreement, this Construction Note is subject to mandatory prepayment and voluntary prepayment, in whole or in part.  The Borrower agrees to make prepayment of principal on the dates and in the amounts specified in the Senior Credit Agreement.

The Senior Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached hereto (or on a continuation of such schedule attached to this Construction Note and made a part hereof) an appropriate notation evidencing the date and amount of the Construction Loans evidenced hereby and the date and amount of each principal payment in respect thereof, or (ii) to record such Construction Loans and such payments in its books and records.  Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein, but in no event shall any failure by the Lender to endorse or record pursuant to clauses (i) and (ii) be deemed to relieve any Borrower from any of its obligations.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Construction Note.  All amounts payable under this Construction Note are payable without relief from valuation and appraisement Laws.

The Borrower agrees to pay all costs and expenses, including without limitation attorneys’ fees, incurred in connection with the enforcement of this Construction Note, in accordance with and to the extent provided by the Senior Credit Agreement.

THIS CONSTRUCTION NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HEARTLAND GRAIN FUELS, L.P.,
a Delaware limited partnership
By:	Dakota Fuels, Inc.
Its:	General Partner

By:
Name:
Title:

Schedule to
Construction Note

LOANS, MATURITIES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Maturity of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

to Senior Credit Agreement

[FORM OF TERM NOTE]

Term Note

$[__________]	[__________________]

[__________], [____]

FOR VALUE RECEIVED, HEARTLAND GRAIN FUELS, L.P. (the “Borrower”), HEREBY PROMISES TO PAY to the order of [__________________], a [_________________] (the “Lender”), at its offices located at [__________________], the principal sum of [__________] Dollars ($[__________]) or, if less, the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower under the Senior Credit Agreement, dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”) among the Borrower, each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, WESTLB AG, NEW YORK BRANCH, as Collateral Agent for the Senior Secured Parties, WESTLB AG, NEW YORK BRANCH, as Issuing Bank, and WESTLB AG, NEW YORK BRANCH, as lead arranger, sole bookrunner and syndication agent.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Senior Credit Agreement.

The Borrower also promises to pay (i) interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times provided in the Senior Credit Agreement and (ii) fees at such times and at such rates and amounts as specified in the Senior Credit Agreement.

Principal, interest and fees are payable in lawful money of the United States of America and in immediately available funds, at the times and in the amounts provided in the Senior Credit Agreement.

This Term Note is entitled to the benefits and is subject to the terms and conditions of the Senior Credit Agreement, and is entitled to the benefits of the security provided under the Security Documents.  As provided in the Senior Credit Agreement, this Term Note is subject to mandatory prepayment and voluntary prepayment, in whole or in part.  The Borrower agrees to make prepayment of principal on the dates and in the amounts specified in the Senior Credit Agreement.

The Senior Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached hereto (or on a continuation of such schedule attached to this Term Note and made a part hereof) an appropriate notation evidencing the date and amount of the Term Loans evidenced hereby and the date and amount of each principal payment in respect thereof, or (ii) to record such Term Loans and such payments in its books and records.  Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein, but in no event shall any failure by the Lender to endorse or record pursuant to clauses (i) and (ii) be deemed to relieve any Borrower from any of its obligations.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note.  All amounts payable under this Term Note are payable without relief from valuation and appraisement Laws.

The Borrower agrees to pay all costs and expenses, including without limitation attorneys’ fees, incurred in connection with the interpretation or enforcement of this Term Note, in accordance with and to the extent provided by the Senior Credit Agreement.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HEARTLAND GRAIN FUELS, L.P.,
a Delaware limited partnership
By: Dakota Fuels, Inc.
Its: General Partner

By:
Name:
Title:

Schedule to
Term Note

LOANS, MATURITIES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Maturity of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

to Senior Credit Agreement

[FORM OF WORKING CAPITAL NOTE]

Working Capital Note

$[__________]	[__________________]

October _____, 2007

FOR VALUE RECEIVED, HEARTLAND GRAIN FUELS, L.P. (the “Borrower”), HEREBY PROMISES TO PAY to the order of [__________________], a [_________________] (the “Lender”), at its offices located at [__________________], the principal sum of [__________] Dollars ($[__________]) or, if less, the aggregate unpaid principal amount of the Working Capital Loans made by the Lender to the Borrower under the Senior Credit Agreement, dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”) among the Borrower, each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, WESTLB AG, NEW YORK BRANCH, as Collateral Agent for the Senior Secured Parties, WESTLB AG, NEW YORK BRANCH, as Issuing Bank, and WESTLB AG, NEW YORK BRANCH, as lead arranger, sole bookrunner and syndication agent.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Senior Credit Agreement.

The Borrower also promises to pay (i) interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times provided in the Senior Credit Agreement and (ii) fees at such times and at such rates and amounts as specified in the Senior Credit Agreement.

Principal, interest and fees are payable in lawful money of the United States of America and in immediately available funds, at the times and in the amounts provided in the Senior Credit Agreement.

This Working Capital Note is entitled to the benefits and is subject to the terms and conditions of the Senior Credit Agreement, and is entitled to the benefits of the security provided under the Security Documents.  As provided in the Senior Credit Agreement, this Working Capital Note is subject to mandatory prepayment and voluntary prepayment, in whole or in part.  The Borrower agrees to make prepayment of principal on the dates and in the amounts specified in the Senior Credit Agreement.

The Senior Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached hereto (or on a continuation of such schedule attached to this Working Capital Note and made a part hereof) an appropriate notation evidencing the date and amount of the Working Capital Loans evidenced hereby and the date and amount of each principal payment in respect thereof, or (ii) to record such Working Capital Loans and such payments in its books and records.  Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein, but in no event shall any failure by the Lender to endorse or record pursuant to clauses (i) and (ii) be deemed to relieve any Borrower from any of its obligations.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Working Capital Note.  All amounts payable under this Working Capital Note are payable without relief from valuation and appraisement Laws.

The Borrower agrees to pay all costs and expenses, including without limitation attorneys’ fees, incurred in connection with the enforcement of this Working Capital Note, in accordance with and to the extent provided by the Senior Credit Agreement.

THIS WORKING CAPITAL NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HEARTLAND GRAIN FUELS, L.P.,
a Delaware limited partnership
By: Dakota Fuels, Inc.
Its: General Partner

By:
Name:
Title:

Schedule to
Working Capital Note

LOANS, MATURITIES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Maturity of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By